AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1995
                                             REGISTRATION STATEMENT NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                                 BRUNO'S, INC.
             (Exact name of registrant as specified in its charter)

           ALABAMA                         5411                        63-0411801
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of incorporation or        Classification Code Number)      Identification Number)
        organization)

                              -------------------

                             800 LAKESHORE PARKWAY
                           BIRMINGHAM, ALABAMA 35211
                                 (205) 940-9400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              -------------------

                                RONALD G. BRUNO
                                 BRUNO'S, INC.
                             800 LAKESHORE PARKWAY
                           BIRMINGHAM, ALABAMA 35211
                                 (205) 940-9400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                          Copies of Communications To:

            DAVID J. SORKIN, ESQ.                     RICHARD COHN, ESQ.
         SIMPSON THACHER & BARTLETT                    SIROTE & PERMUTT
            425 LEXINGTON AVENUE                  2222 ARLINGTON AVENUE SOUTH
          NEW YORK, NEW YORK 10017                 BIRMINGHAM, ALABAMA 35205
             TEL: (212) 455-3387                      TEL: (205) 930-5133
             FAX: (212) 455-2502                      FAX: (205) 930-5301

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AND UPON CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE

       TITLE OF EACH                          PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
    CLASS OF SECURITIES       AMOUNT TO BE   OFFERING PRICE PER AGGREGATE OFFERING   REGISTRATION
    TO BE REGISTERED(1)        REGISTERED         SHARE(1)          PRICE(2)          FEE(3)
Common Stock, $.01 par
value per share............  4,173,682 shares       $12.00        $50,084,184       $17,270.41

(1) This Registration Statement relates to Common Stock of the registrant to be retained by holders of the registrant's Common Stock in the proposed merger of Crimson Acquisition Corp. with and into the registrant, with the registrant continuing as the surviving corporation in the merger.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933, based upon the proposed offering price to existing security holders.
(3) Pursuant to Rule 457(b), the required fee of $17,270.41 is reduced by the fee of $186,008.02 previously paid at the time of filing of preliminary proxy materials in connection with this transaction on May 31, 1995, resulting in a net payment of $0.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 BRUNO'S, INC.
                                  COMMON STOCK
                             CROSS-REFERENCE SHEET
                    BETWEEN ITEMS OF FORM S-4 AND PROSPECTUS

ITEM                                                         LOCATION IN PROSPECTUS
- ----                                               ------------------------------------------
  A.   INFORMATION ABOUT THE TRANSACTION

  1.   Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus....  Outside Front Cover Page; Cross Reference
                                                   Sheet
  2.   Inside Front and Outside Back Cover Pages
       of Prospectus.............................  Inside Front Cover Page; Table of
                                                   Contents; Available Information;
                                                   Incorporation of Certain Documents by
                                                   Reference
  3.   Risk Factors and Ratio of Earnings to
         Fixed Charges and Other Information.....  Summary; The Company

  4.   Terms of the Transaction..................  Summary; Introduction; The Special
                                                   Meeting; The Merger; Description of
                                                   Bruno's Capital Stock; Certain Provisions
                                                   of the Merger Agreement; Certain Related
                                                   Agreements; Dissenting Shareholders'
                                                   Rights; Certain Federal Income Tax
                                                   Consequences

  5.   Pro Forma Financial Information...........  Summary; Pro Forma Consolidated Condensed
                                                   Financial Statements

  6.   Dilution..................................  Risk Factors; The Merger

  7.   Additional Information Required for
         Reoffering by Persons Deemed to be
       Underwriters..............................  Not Applicable

  8.   Interests of Named Experts and Counsel....  Experts; Legal Opinions

  9.   Disclosure of Commission Position on
         Indemnification for Securities Act
       Liabilities...............................  Not Applicable

  B.   INFORMATION ABOUT THE REGISTRANT

 10.   Information with Respect to S-3
       Registrants...............................  Available Information; Incorporation of
                                                   Certain Documents by Reference; Summary;
                                                   The Company; The Special Meeting; The
                                                   Merger; Pro Forma Consolidated Condensed
                                                   Financial Statements; Description of
                                                   Bruno's Capital Stock; Security Ownership
                                                   of Certain Beneficial Owners and
                                                   Management; Business
 11.   Incorporation of Certain Information by
       Reference.................................  Incorporation of Certain Documents by
                                                   Reference
 12.   Information with Respect to S-2 or S-3
       Registrants...............................  Not Applicable

 13.   Incorporation of Certain Information by
       Reference.................................  Not Applicable

 14.   Information with Respect to Registrants
       other than S-3 or S-2 Registrants.........  Not Applicable

  C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.   Information with Respect to S-3
       Companies.................................  Not Applicable

 16.   Information with Respect to S-2 or S-3
       Companies.................................  Not Applicable

 17.   Information with Respect to Companies
       Other than S-3 or S-2 Companies...........  Not Applicable

  D.   VOTING AND MANAGEMENT INFORMATION

 18.   Information if Proxies, Consents or
       Authorizations are to be Solicited........  Available Information; Incorporation of
                                                   Certain Documents by Reference; Summary;
                                                   The Special Meeting; The Merger;
                                                   Dissenting Shareholders' Rights; Other
                                                   Information and Shareholder Proposals

 19.   Information if Proxies, Consents or
         Authorizations are not to be Solicited
         or in an Exchange Offer.................  Not Applicable

                                 BRUNO'S, INC.
                             800 Lakeshore Parkway
                           Birmingham, Alabama 35211

                                                                   July 17, 1995

Dear Fellow Shareholders:

    You are invited to attend a special meeting of the shareholders of Bruno's, Inc. ("Bruno's") to vote on the proposed merger (the "Merger") of Bruno's with Crimson Acquisition Corp., as of the date hereof a wholly owned subsidiary of Crimson Associates, L.P. (the "Partnership"), a partnership organized by Kohlberg Kravis Roberts & Co., L.P. Details of the Merger are discussed in the enclosed Bruno's Proxy Statement, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.

    At the special meeting, Bruno's shareholders will be asked to (i) approve and adopt the Agreement and Plan of Merger, dated as of April 20, 1995, as amended as of May 18, 1995 (the "Merger Agreement"), including the Merger; (ii) approve the increase of $1.1 billion in the bonded indebtedness of Bruno's to finance the purchase of approximately 94.7% of Bruno's common stock, par value $.01 per share ("Bruno's Common Stock"), currently held by shareholders of Bruno's, to refinance other outstanding indebtedness and to provide for working capital requirements; and (iii) approve and adopt the Amended and Restated Articles of Incorporation, in the form attached as Exhibit A to the Merger Agreement. A copy of the Merger Agreement is attached as ANNEX I to the enclosed Proxy Statement. Matters (ii) and (iii) will be considered at the Special Meeting only if the Merger Agreement is approved by the shareholders. The approval of matter (ii) will constitute a "consent" to the increase in bonded indebtedness for purposes of Alabama law.

    Holders of Bruno's Common Stock will be entitled to dissenters' rights under Alabama law in connection with the Merger as described in the accompanying Proxy Statement.

    The Board of Directors has received the written opinion of The Robinson-Humphrey Company, Inc., that, from a financial point of view, the consideration offered in the Merger is fair to the shareholders of Bruno's. At its meetings on April 20, 1995 and May 18, 1995, Bruno's Board of Directors unanimously determined, among other things, that the transactions contemplated by the Merger Agreement, including the Merger, taken together, are fair and in the best interests of the shareholders of Bruno's, and the Board recommends that holders of Bruno's Common Stock vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR the other proposals to be voted on at the special meeting.

    The special meeting will be held at the Medical Forum Auditorium, Birmingham-Jefferson Civic Center, 950 22nd Street North, Birmingham, Alabama 35203, on Friday, August 18, 1995, beginning at 8:00 a.m., Central Time. IT
IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

                                          Yours very truly,

                                          /s/ Ronald Bruno

                                          RONALD G. BRUNO
                                          Chairman of the Board and
                                          Chief Executive Officer

                                 BRUNO'S, INC.
                             800 Lakeshore Parkway
                           Birmingham, Alabama 35211


                                 (205) 940-9400
                              -------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 18, 1995
                              -------------------

To the Shareholders of
BRUNO'S, INC.

    NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders (including any adjournments or postponements thereof, the "Special Meeting") of Bruno's Inc., an Alabama corporation ("Bruno's"), will be held at the Medical Forum Auditorium, Birmingham-Jefferson Civic Center, 950 22nd Street North, Birmingham, Alabama, 35203 on Friday, August 18, 1995, at 8:00 a.m. Central
Time for the following purposes, all of which are more fully described in the accompanying Proxy Statement:

        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 20, 1995, as amended as of May 18, 1995 (the "Merger Agreement"), between Bruno's and Crimson Acquisition Corp., an Alabama corporation ("Crimson"), which as of the date hereof is a wholly owned subsidiary of Crimson Associates, L.P., a partnership organized by Kohlberg Kravis Roberts & Co., L.P. (the "Partnership"). The Merger Agreement provides, among other things, for the merger of Crimson with and into Bruno's (the "Merger") pursuant to which each share of Bruno's common stock, $.01 par value per share ("Bruno's Common Stock") (other than (i) shares of Bruno's Common Stock held by Bruno's, the Partnership, Crimson or any subsidiary thereof, which will be cancelled and retired, and (ii) shares of Bruno's Common Stock subject to dissenters' rights) will be converted into either (a) the right to receive $12.00 in cash or (b) the right to retain one share of Bruno's Common Stock. Because 4,173,682 shares in the aggregate of Bruno's Common Stock must be retained by existing Bruno's shareholders either through election or proration, the right to receive either $12.00 in cash for each share or to retain that share of Bruno's Common Stock is subject to proration, as set forth in the Merger Agreement and described in the accompanying Proxy Statement. A copy of the Merger Agreement (including the principal exhibits thereto) is attached as ANNEX I to the accompanying Proxy Statement.

        2. To consider and vote upon a proposal to approve the increase in the bonded indebtedness of Bruno's of $1.1 billion to finance the conversion to cash of approximately 94.7% of the Bruno's Common Stock currently held by shareholders of Bruno's, to refinance the outstanding indebtedness of Bruno's and to provide for working capital requirements. The approval of this matter will constitute a "consent" to the increase in bonded indebtedness for purposes of Alabama law.

        3. To approve and adopt the Amended and Restated Articles of Incorporation.

        4. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    Matters (2) and (3) will be considered at the Special Meeting only if the Merger Agreement is approved by the shareholders. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the shares of Bruno's Common Stock entitled to vote thereon is required to approve the Merger Agreement, and the affirmative vote of a majority of the outstanding shares of Bruno's Common Stock is required to approve and adopt the Amended and Restated Articles of Incorporation and approve the increase in the bonded indebtedness of Bruno's.

    The record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting, and any adjournments or postponements thereof, is July 7, 1995 (the "Record Date"). Only holders of record of shares of Bruno's Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A list of Bruno's shareholders entitled to vote at the Special Meeting will be available for examination by any Bruno's shareholder, for proper purposes, during normal business hours, at Bruno's corporate offices, 800 Lakeshore Parkway, Birmingham, Alabama, 35211, commencing two business days after the date of this Notice of Special Meeting and continuing through the date of the Special Meeting.

    Holders of Bruno's Common Stock have a right to dissent from the Merger, and if the Merger is consummated, to receive "fair value" for their shares in cash by complying with the provisions of Alabama law, including Sections 10-2B-13.02,
- -13.03, -13.21, -13.23, -13.24, -13.28 and -13.30 of the Alabama Business
Corporation Act. The full text of Article 13 of the Alabama Business Corporation Act relating to the rights of shareholders to dissent from the Merger is attached at ANNEX V to the Proxy Statement accompanying this Notice of Special Meeting.

    YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF BRUNO'S COMMON STOCK YOU OWN. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON THE MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Ronald Bruno

                                        RONALD G. BRUNO,
                                        Chairman

July 17, 1995
                              -------------------

                  PLEASE SIGN AND DATE THE ENCLOSED PROXY AND
            RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                              -------------------

SHAREHOLDERS ELECTING TO RETAIN BRUNO'S COMMON STOCK SHOULD RETURN THE ENCLOSED FORM OF NON-CASH ELECTION TOGETHER WITH DULY ENDORSED BRUNO'S STOCK CERTIFICATES
                     AS INSTRUCTED IN THE PROXY STATEMENT.

                                 BRUNO'S, INC.

                           PROXY STATEMENT/PROSPECTUS
                             ---------------------

    This Proxy Statement (the "Proxy Statement") is being furnished to shareholders of Bruno's, Inc., an Alabama corporation ("Bruno's" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of shareholders of the Company, including any adjournments or postponements thereof, scheduled to be held on Friday, August 18, 1995 at 8:00 a.m., Central Time, at the Medical Forum Auditorium, Birmingham-Jefferson Civic Center, 950 22nd Street North, Birmingham, Alabama 35203 (the "Special Meeting"). This Proxy Statement relates to the proposed merger (the "Merger") of Crimson Acquisition Corp., an Alabama corporation ("Crimson"), as of the date hereof a wholly owned subsidiary of Crimson Associates, L.P. (the "Partnership"), a partnership organized by Kohlberg Kravis Roberts & Co., L.P. ("KKR"), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of April 20, 1995, as amended as of May 18, 1995 (the "Merger Agreement"), between Crimson and the Company, and the transactions contemplated thereby.

    Pursuant to the Merger, each share of Bruno's common stock, par value $.01 per share ("Bruno's Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time of the Merger") (other than (i) shares of Bruno's Common Stock held by Bruno's, its subsidiaries, the Partnership, Crimson or any subsidiary thereof, which will be cancelled and retired and will cease to exist, and (ii) shares of Bruno's Common Stock subject to dissenters' rights) will be converted at the election of the holder thereof and subject to the terms described herein, into either (a) the right to receive $12.00 in cash, or (b) the right to retain one fully paid and nonassessable share of Bruno's Common Stock. Because the number of shares of Bruno's Common Stock to be retained by existing shareholders must equal 4,173,682, the right to receive $12.00 in cash or to retain Bruno's Common Stock is subject to proration as set forth in the Merger Agreement and described in this Proxy Statement. See "THE MERGER--Merger Consideration."

    This Proxy Statement also constitutes a prospectus of the Company with respect to the 4,173,682 shares of Bruno's Common Stock to be retained by shareholders in the Merger.

    The Merger requires the approval at the Special Meeting of the holders of not less than 66 2/3% of the shares of Bruno's Common Stock entitled to vote thereon. Holders of Bruno's Common Stock will be entitled to dissenters' rights under Alabama law in connection with the Merger as described herein. See "THE SPECIAL MEETING-- Dissenters' Rights" and "DISSENTING SHAREHOLDERS' RIGHTS."

    If the Merger is approved, holders of Bruno's Common Stock will also be asked at the Special Meeting to (a) approve an increase of $1.1 billion in the bonded indebtedness of Bruno's to finance the purchase of approximately 94.7% of Bruno's Common Stock currently held by shareholders of Bruno's, to refinance other outstanding indebtedness and to provide for working capital requirements, and (b) approve and adopt the Amended and Restated Articles of Incorporation. SEE "PROPOSAL TWO-- APPROVAL OF INCREASE IN BONDED INDEBTEDNESS OF BRUNO'S" AND "PROPOSAL THREE-- APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION." Such matters require the affirmative vote of a majority of the shares entitled to vote thereon.

    Pursuant to a Stockholders Agreement, holders of approximately 24% of Bruno's Common Stock have agreed to vote their shares in favor of the Merger, the Merger Agreement and any other actions contemplated thereby, including Proposal Two and Proposal Three.

    At its meetings on April 20, 1995 and May 18, 1995, the Board of Directors of the Company unanimously approved the Merger and determined, among other things, that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are fair to the shareholders of the Company, and recommended that holders of Bruno's Common Stock approve and adopt the Merger and the Merger Agreement.

    Bruno's Common Stock is listed for trading on the Nasdaq National Market System ("Nasdaq") under the symbol "BRNO." On July 14, 1995, the last reported sale price of Bruno's Common Stock was $11 3/4% per share. If the Merger is approved, the Company anticipates that it will seek to have the Bruno's Common Stock delisted from Nasdaq. See "RISK FACTORS--Delisting; Loss of Liquidity."

    This Proxy Statement, the accompanying form of proxy (the "Proxy") and the other enclosed documents are first being mailed to shareholders of the Company on or about July 18, 1995.

                              -------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT
       SHOULD BE CONSIDERED BY SHAREHOLDERS OF BRUNO'S COMMON STOCK IN
             CONNECTION WITH THEIR CONSIDERATION OF THE MERGER.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROXY STATEMENT. ANY REPRESENTATION TO THE
                            CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

               The date of this Proxy Statement is July 17, 1995.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................       1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................       2
SUMMARY...............................................................................       3
  The Special Meeting.................................................................       3
  The Merger..........................................................................       5
  Selected Consolidated Historical Financial Data of Bruno's, Inc.....................      16
  Selected Pro Forma Consolidated Financial Data of Bruno's, Inc......................      18
  Price of Bruno's Common Stock.......................................................      19
RISK FACTORS..........................................................................      20
  Control by KKR......................................................................      20
  Discontinuation of Dividends........................................................      20
  Delisting; Loss of Liquidity........................................................      20
  Substantial Leverage; Shareholder Deficit...........................................      20
  Potential Dilution of Bruno's Shareholders..........................................      21
  Non-Cash Election and Proration into Cash--Possible Dividend Treatment..............      22
  Competition.........................................................................      22
  Difficutly in Achieving Post-Merger Business Strategy...............................      22
  Labor Relations.....................................................................      23
  Geographic Concentration............................................................      23
INTRODUCTION..........................................................................      23
THE COMPANY...........................................................................      24
THE SPECIAL MEETING...................................................................      27
  Matters to be Considered............................................................      27
  Required Votes......................................................................      28
  Voting and Revocation of Proxies....................................................      29
  Record Date; Stock Entitled To Vote; Quorum.........................................      29
  Dissenters' Rights..................................................................      30
  Solicitation of Proxies.............................................................      30
PROPOSAL ONE--THE MERGER..............................................................      30
  Background of the Merger............................................................      30
  Accounting Adjustments..............................................................      35
  Recommendation of the Board of Directors; Reasons for the Merger....................      35
  Opinion of Financial Advisor........................................................      38
  Information Concerning the Company's Financial Advisor..............................      41
  Merger Consideration................................................................      41
  Non-Cash Election...................................................................      43
  Non-Cash Election Procedure.........................................................      44
  Effective Time of the Merger........................................................      44
  Conversion/Retention of Shares; Procedures for Exchange of Certificates.............      44
  Fractional Shares...................................................................      46
  Conduct of Business Pending the Merger..............................................      46
  Conditions to the Consummation of the Merger........................................      46
  Federal Income Tax Consequences.....................................................      46
  Anticipated Accounting Treatment....................................................      50
  Effect on Stock and Employee Benefit Matters........................................      50
  Interests of Certain Persons in the Merger..........................................      51
  Nasdaq De-Listing...................................................................      53
  Resale of Bruno's Common Stock following the Merger.................................      53
  Merger Financings...................................................................      53
  Conversion of Crimson Stock.........................................................      54

PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.................................      56
DESCRIPTION OF BRUNO'S CAPITAL STOCK..................................................      61
  General.............................................................................      61
  Voting Rights.......................................................................      61
  Dividend Rights.....................................................................      61
  Liquidation Rights..................................................................      61
  Bruno's Common Stock Following the Merger...........................................      61
CERTAIN PROVISIONS OF THE MERGER AGREEMENT............................................      61
  The Merger..........................................................................      61
  Representations and Warranties......................................................      62
  Certain Pre-Closing Covenants.......................................................      62
  No Solicitation of Transactions.....................................................      64
  Board of Directors and Officers of the Company Following the Merger.................      65
  Stock and Employee Benefit Plans....................................................      65
  Access to Information and Confidentiality...........................................      65
  Cooperation and Best Efforts........................................................      65
  Indemnification and Insurance.......................................................      66
  Conditions to the Consummation of the Merger........................................      66
  Termination.........................................................................      68
  Amendment and Waiver................................................................      69
  Expenses and Certain Required Payments..............................................      69
CERTAIN RELATED AGREEMENTS............................................................      70
  Stockholders Agreement..............................................................      70
  Stock Option Agreement..............................................................      72
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................      74
BUSINESS..............................................................................      76
REGULATORY APPROVALS..................................................................      84
CRIMSON AND THE PARTNERSHIP...........................................................      85
DISSENTING SHAREHOLDERS' RIGHTS.......................................................      85
EXPERTS...............................................................................      87
  Financial Statements................................................................      87
  Legal Opinions......................................................................      87
PROPOSAL TWO--APPROVAL OF INCREASE IN BONDED INDEBTEDNESS OF BRUNO'S..................      88
PROPOSAL THREE--APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION............      88
OTHER INFORMATION AND SHAREHOLDER PROPOSALS...........................................      88

SCHEDULE I   Certain Information Regarding Crimson Acquisition Corp., the Partnership and
             KKR Associates
ANNEX I      Agreement and Plan of Merger
ANNEX II     Stockholders Agreement
ANNEX III    Stock Option Agreement
ANNEX IV     Opinion of The Robinson-Humphrey Co., Inc., dated May 18, 1995
ANNEX V      Excerpts from Alabama Business Corporation Act Relating to Dissenters'
             Rights

                             AVAILABLE INFORMATION

    No person is authorized to give any information or to make any representations, other than as contained in this Proxy Statement, in connection with the Merger, and, if given or made, such information or representations must not be relied on as having been authorized by Bruno's, Crimson or the Partnership. This Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy the securities to which it relates in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    This Proxy Statement also constitutes a prospectus of the Company filed as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended. This Proxy Statement omits certain information contained in the Registration Statement and the Exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the retention of Company Stock. Any statement herein concerning the provision of any document is not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to the Company, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from Bruno's, Inc., 800 Lakeshore Parkway, Birmingham, Alabama 35211, Attention: Glenn J. Griffin, Assistant
Secretary: telephone: (205) 940-9400. In order to ensure timely delivery of the documents requested, any such request should be made by August 11, 1995.

    The following documents previously filed by the Company (File No. 0-00006544) with the Commission are incorporated in this Proxy Statement by reference:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1994.

        (2) The Company's Proxy Statement, dated September 16, 1994, which was mailed to the Company's shareholders in connection with the annual meeting of shareholders held on October 21, 1994.

        (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 1994.

        (4) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994.

        (5) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 8, 1995.

        (6) The description of Bruno's Common Stock set forth in the Company's Registration Statement on Form 8-A, dated September 25, 1972, as amended.

        (7) The Company's Current Report on Form 8-K dated April 27, 1995, as amended by the Current Report on Form 8-K/A, dated May 30, 1995, Current Report on Form 8-K dated May 18, 1995, Current Report on Form 8-K dated June 12, 1995, as amended by the Current Report on Form 8-K/A, dated July 17, 1995, and Current Report on Form 8-K dated June 22, 1995.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.

                                    SUMMARY

    The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to the more detailed information contained or incorporated by reference in this Proxy Statement and the ANNEXES hereto. Shareholders of the Company are urged to read this Proxy Statement and the ANNEXES hereto in their entirety.

    FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF BRUNO'S COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER, INCLUDING CERTAIN RISKS RELATED TO CONTINUING TO HOLD BRUNO'S COMMON STOCK, SEE "RISK FACTORS."

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THE SPECIAL MEETING
Time and Place; Record Date.......  A Special Meeting of the shareholders of Bruno's will be held on Friday, August 18, 1995, at 8:00 a.m.
                                      Central Time at the Medical Forum Auditorium,
                                      Birmingham-Jefferson Civic Center, 950 22nd Street
                                      North, Birmingham, Alabama 35203. Shareholders of
                                      record at the close of business on July 7, 1995 (the
                                      "Record Date") will be entitled to notice of, and to
                                      vote at, the Special Meeting. The date of the mailing
                                      of this Proxy Statement to shareholders of the Company
                                      will be on or about July 18, 1995. At the close of
                                      business on the Record Date, there were outstanding
                                      and entitled to vote 77,503,341 shares of Bruno's
                                      Common Stock.
Matters to be Considered..........  The purpose of the Special Meeting is to (i) vote upon a proposal to approve and adopt the Merger Agreement,
                                      including the Merger, pursuant to which (1) Crimson
                                      will merge with and into the Company, (2) the
                                      shareholders of Bruno's will receive the consideration
                                      described below in the Summary under "THE
                                      MERGER--Effect of the Merger" and (3) the stock of
                                      Crimson, all of which is owned by the Partnership on
                                      the date hereof, will be converted into 20,833,333
                                      shares of Bruno's Common Stock and warrants (the
                                      "Warrants") to purchase up to an additional 10,000,000
                                      shares of Bruno's Common Stock; (ii) approve the
                                      increase of $1.1 billion in the bonded indebtedness of
                                      Bruno's to finance the conversion into cash of
                                      approximately 94.7% of the issued and outstanding
                                      shares of Bruno's Common Stock upon consummation of
                                      the Merger, to refinance the outstanding indebtedness
                                      of the Company and to provide for working capital
                                      requirements (the "Bonded Indebtedness"); and (iii)
                                      approve and adopt the Amended and Restated Articles of
                                      Incorporation, which amend the Company's articles of
                                      incorporation to, among other things, reduce the
                                      authorized shares of Bruno's Common Stock from
                                      200,000,000 to 60,000,000. Matters (ii) and (iii) will
                                      be considered at the Special Meeting only if the
                                      Merger Agreement is approved by the shareholders.
                                      After the Effective Time of the Merger, there will be
                                      25,007,015 shares of Bruno's Common Stock issued and
                                      outstanding, and, if the Warrants are exercised in
                                      full after the Merger, there will be
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                                       3

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                                      35,007,015 shares of Bruno's Common Stock issued and
                                      outstanding.
Required Votes....................  Approval of the Merger Agreement requires the affirmative vote of 66 2/3% of the shares of Bruno's
                                      Common Stock entitled to vote thereon. Approval of the
                                      increase in Bonded Indebtedness and the Amended and
                                      Restated Articles of Incorporation requires the
                                      affirmative vote of the shareholders of a majority of
                                      the shares of Bruno's Common Stock entitled to vote at
                                      the Special Meeting. Approval of the increase in
                                      Bonded Indebtedness and the Amended and Restated
                                      Articles of Incorporation will be sought at the
                                      Special Meeting only if the shareholders approve the
                                      Merger. Certain shareholders, who own, or through
                                      fiduciary capacities have the right to vote, an
                                      aggregate of 19,195,009 shares of Bruno's Common
                                      Stock, constituting approximately 24% of Bruno's
                                      Common Stock outstanding, have agreed, subject to
                                      certain conditions, to vote all shares of Bruno's
                                      Common Stock held by them in favor of all matters to
                                      be considered by the shareholders at the Special
                                      Meeting. The shareholders who are parties to the
                                      Stockholders Agreement consist of three of the members
                                      of the Board of Directors of the Company (Ronald G.
                                      Bruno and Kenneth J. Bruno, who are brothers, and
                                      Joseph S. Bruno, who is their uncle) along with both
                                      immediate and non-immediate members of their
                                      respective families and certain trusts and foundations
                                      that are controlled by those persons. See "THE SPECIAL
                                      MEETING--Required Votes" and "THE MERGER--Interests of
                                      Certain Persons in the Merger."
Voting of Proxies.................  Shares of Bruno's Common Stock represented by all properly executed Proxies received in time for the
                                      Special Meeting will be voted in the manner specified
                                      in the Proxy. Proxies that do not contain any
                                      instruction to vote for or against or to abstain from
                                      voting on a particular matter will be voted in favor
                                      of such matter. See "THE SPECIAL MEETING-- Required
                                      Votes."
                                    It is not expected that any matter other than those
                                      referred to herein will be brought before the
                                      shareholders at the Special Meeting. If, however,
                                      other matters are properly presented, the persons
                                      named as proxies will vote in accordance with their
                                      best judgment with respect to such matters, unless
                                      authority to do so is withheld in the Proxy.
Adjournments; Revocability of
  Proxies.........................  If the Special Meeting is adjourned, for whatever reason, the approval of the Merger Agreement shall be
                                      considered and voted upon by shareholders at the
                                      subsequent, reconvened meeting, if any.
                                    You may revoke your Proxy at any time prior to its
                                      exercise (i) by attending the Special Meeting and
                                      voting in person (although attendance at the Special
                                      Meeting will not in and of itself constitute
                                      revocation of a Proxy), (ii) by giving
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                                       4

                                      notice of revocation of your Proxy at the Special
                                      Meeting, or (iii) by delivering (a) a written notice
                                      of revocation of your Proxy, or (b) a duly executed
                                      Proxy relating to the matters to be considered at the
                                      Special Meeting, bearing a date later than the Proxy
                                      previously executed, to the Secretary of Bruno's, 800
                                      Lakeshore Parkway, Birmingham, Alabama 35211. Unless
                                      revoked in one of the manners set forth above, Proxies
                                      in the form enclosed will be voted at the Special
                                      Meeting in accordance with your instructions.
Solicitation of Proxies...........  The cost of soliciting Proxies will be borne by the
                                      Company. The Company may solicit Proxies and the
                                      Company's directors, officers and employees may also
                                      solicit Proxies by telephone, telegram or personal
                                      interview. These persons will receive no additional
                                      compensation for their services. Arrangements will be
                                      made to furnish copies of Proxy materials to
                                      fiduciaries, custodians and brokerage houses for
                                      forwarding to beneficial owners of Bruno's Common
                                      Stock. Such persons will be paid reasonable
                                      out-of-pocket expenses.
                                    MacKenzie Partners, Inc. will assist in the solicitation
                                      of Proxies by the Company for a fee of $7,000, plus
                                      reasonable out-of-pocket expenses.
                                    SHAREHOLDERS OF BRUNO'S COMMON STOCK SHOULD NOT SEND
                                      STOCK CERTIFICATES WITH THEIR PROXY CARDS. SEE "THE
                                      MERGER--NON-CASH ELECTION" FOR INSTRUCTIONS FOR SHARE-
                                      HOLDERS ELECTING TO RETAIN SHARES.
Security Ownership of
  Management......................  As of July 11, 1995, directors and executive officers of the Company and their affiliates were beneficial owners
                                      of an aggregate of 13,937,992 shares of Bruno's Common
                                      Stock (approximately 17.8% of the outstanding shares).
THE MERGER
Effect of the Merger..............  At the Effective Time of the Merger, Crimson will be merged with and into Bruno's and Bruno's will continue
                                      as the surviving corporation in the Merger. Subject to
                                      certain provisions as described herein with respect to
                                      shares owned by Bruno's, any subsidiary of Bruno's,
                                      the Partnership or Crimson, and with respect to
                                      fractional shares and Dissenting Shares (as defined
                                      under "Dissenting Shareholders' Rights" below), (i)
                                      each issued and outstanding share of Bruno's Common
                                      Stock (other than Electing Shares, as defined below)
                                      will be converted into the right to receive in cash
                                      from Bruno's following the Merger an amount equal to
                                      $12.00 (the "Cash Election Price") and (ii) each
                                      issued and outstanding share of Bruno's Common Stock
                                      with respect to which an election to retain Bruno's
                                      Common Stock has been made and not withdrawn in
                                      accordance with the Merger Agreement (an "Electing
                                      Share") will be converted into the right to retain one
                                      fully paid and nonassessable share of Bruno's Common
                                      Stock (a "Non-Cash Election Share"). Each shareholder
                                      of Bruno's may receive the Cash Election

                                      Price with respect to some of the shareholder's shares
                                      of Bruno's Common Stock and Non-Cash Election Shares
                                      with respect to other shares of Bruno's Common Stock;
                                      provided, that the aggregate number of shares of
                                      Bruno's Common Stock to be retained at the Effective
                                      Time of the Merger shall be equal to 4,173,682 (the
                                      "Non-Cash Election Number").
                                    The Merger contemplates that approximately 94.7% of the
                                      presently issued and outstanding shares of Bruno's
                                      Common Stock will be converted into cash, as described
                                      above, and that approximately 5.3% of the shares will
                                      be retained by shareholders. Because 5.3% (or
                                      4,173,682) of the shares must be retained by
                                      shareholders in the Merger, shareholders who do not
                                      elect to retain any shares may, due to proration, be
                                      required to retain some shares of Bruno's Common
                                      Stock. In addition, shareholders who elect to retain
                                      shares may be prorated into shares of Bruno's Common
                                      Stock and cash which vary from the amounts such
                                      holders elected to retain.
                                    SEE "THE MERGER--MERGER CONSIDERATION" FOR EXAMPLES
                                      ILLUSTRATING THE POTENTIAL EFFECTS OF PRORATION.
                                    Because the total number of outstanding shares of
                                      Bruno's Common Stock will decrease from approximately
                                      78,000,000 to 25,007,015, the 5.3% of the outstanding
                                      Bruno's Common Stock (4,173,682 shares) to be retained
                                      by existing shareholders in the Merger will represent
                                      approximately 16.67% of the shares outstanding
                                      immediately after the Merger and the 20,833,333 shares
                                      to be owned by the Partnership will represent
                                      approximately 83.33% of the shares outstanding
                                      immediately after the Merger. If the Partnership
                                      exercised the Warrants in full immediately after the
                                      Merger, it would hold approximately 88% of the out-
                                      standing shares.
Recommendation of the Board of
  Directors.......................  At its April 20, 1995 and May 18, 1995 meetings, the
                                      Board of Directors of the Company, with all members in
                                      attendance, unanimously (i) determined that the Merger
                                      was fair to the Company's shareholders, (ii)
                                      determined that the Merger Agreement and the Option
                                      Agreement were fair to the Company's shareholders,
                                      (iii) recommended that the Company's shareholders
                                      approve and adopt the Merger Agreement, and (iv)
                                      approved the Merger Agreement and the Option Agreement
                                      and the transactions contemplated thereby. See "THE
                                      MERGER--Background of the Merger" and
                                      "--Recommendation of the Board of Directors; Reasons
                                      for the Merger."
Opinion of Financial Advisor......  On April 20, 1995 and May 18, 1995, The Robinson-
                                      Humphrey Company, Inc. ("Robinson-Humphrey") deliv-
                                      ered its written opinions to Bruno's Board of
                                      Directors that, as of such dates and with respect to
                                      the proposals being
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                                       6

                                      considered, the consideration to be received by the
                                      shareholders of Bruno's Common Stock in the Merger was
                                      fair to the shareholders from a financial point of
                                      view. In rendering its opinion, Robinson-Humphrey
                                      reviewed, among other things, (i) the Merger
                                      Agreement, (ii) publicly available information
                                      concerning Bruno's, (iii) financial and operating
                                      information with respect to the business, operations
                                      and prospects of Bruno's, which was furnished to
                                      Robinson-Humphrey by Bruno's, (iv) a trading history
                                      of Bruno's Common Stock from April 13, 1992 through
                                      May 17, 1995, and a comparison of that trading history
                                      with those of other companies which Robinson-Humphrey
                                      deemed relevant, (v) a comparison of the historical
                                      financial results and present financial condition of
                                      Bruno's with those of other companies which
                                      Robinson-Humphrey deemed relevant, (vi) a comparison
                                      of the financial terms of the Merger, as amended, with
                                      the financial terms of certain other recent
                                      transactions which Robinson-Humphrey deemed relevant,
                                      and (vii) certain historical data relating to
                                      percentage premiums paid in acquisitions of publicly
                                      traded companies. For information on the assumptions
                                      made, matters considered and limits of the review by
                                      Robinson-Humphrey, see "THE MERGER-- Opinion of
                                      Financial Advisor." Shareholders of Bruno's Common
                                      Stock are urged to read in its entirety the opinion of
                                      Robinson-Humphrey, dated May 18, 1995, a copy of which
                                      appears as ANNEX IV to this Proxy Statement.
Non-Cash Election.................  Subject to the Non-Cash Election Number, record holders of shares of Bruno's Common Stock will be entitled to
                                      make an unconditional election (a "Non-Cash
                                      Election"), on or prior to the Election Date (as
                                      defined below), to retain Non-Cash Election Shares. If
                                      the number of Electing Shares exceeds the Non-Cash
                                      Election Number, then (i) the number of Electing
                                      Shares covered by each Non-Cash Election to be
                                      converted into the right to retain Non-Cash Election
                                      Shares will be determined by multiplying the total
                                      number of Electing Shares covered by such Non-Cash
                                      Election by a proration factor determined by dividing
                                      the Non-Cash Election Number by the total number of
                                      Electing Shares and (ii) such number of Electing
                                      Shares will be so converted. All Electing Shares,
                                      other than those shares converted into the right to
                                      retain Non-Cash Election Shares as described in the
                                      immediately preceding sentence, will be converted into
                                      cash (on a consistent basis among shareholders who
                                      made the election to retain Non-Cash Election Shares,
                                      pro rata to the number of shares as to which they made
                                      such election) as if such shares were not Electing
                                      Shares.
                                    If a shareholder elects to make a Non-Cash Election and
                                      receives cash as a result of the proration procedures
                                      described above, such shareholder may receive dividend
                                      treatment (rather than capital gain treatment) for any
                                      cash
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                                       7

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
                                      received in the Merger as a result of such proration
                                      procedures. See "RISK FACTORS--Non-Cash Election and
                                      Proration into Cash--Possible Dividend Treatment." See
                                      also "THE MERGER--Federal Income Tax Conse-
                                      quences--Shareholders Receiving Cash."
                                    If the number of Electing Shares is less than the
                                      Non-Cash Election Number, then (i) all Electing Shares
                                      will be converted into the right to retain Non-Cash
                                      Election Shares in accordance with the Merger
                                      Agreement, (ii) additional shares of Bruno's Common
                                      Stock, other than Electing Shares, will be converted
                                      into Non-Cash Election Shares, which number of
                                      additional shares shall be determined by multiplying
                                      the total number of shares, other than Electing
                                      Shares, by a proration factor determined by dividing
                                      (x) the difference between the Non-Cash Election
                                      Number and the number of Electing Shares by (y) the
                                      total number of shares of Bruno's Common Stock, other
                                      than Electing Shares, and (iii) such additional shares
                                      of Bruno's Common Stock shall be converted into
                                      Non-Cash Election Shares in accordance with the Merger
                                      Agreement (on a consistent basis among shareholders
                                      who held shares of Bruno's Common Stock as to which
                                      they did not make the Non-Cash Election, pro rata to
                                      the number of shares as to which they did not make
                                      such election). See "THE MERGER--Non-Cash Election."
Non-Cash Election Procedure.......  Shareholders of Bruno's Common Stock electing to retain
                                      Non-Cash Election Shares must properly complete and
                                      sign the Non-Cash Election Form (the "Form of
                                      Election") accompanying this Proxy Statement, and such
                                      Form of Election, together with all certificates
                                      representing shares of Bruno's Common Stock duly
                                      endorsed in blank or otherwise in form acceptable for
                                      transfer on the books of the Company (or by
                                      appropriate guarantee of delivery, as set forth in
                                      such Form of Election), must be received by Chemical
                                      Mellon Shareholder Services (the "Exchange Agent") at
                                      one of the addresses listed on the Form of Election by
                                      5:00 p.m., Eastern time, on the business day next
                                      preceding the date of the Special Meeting (the
                                      "Election Date") and must not be withdrawn. See "THE
                                      MERGER--Non-Cash Election Procedure."
Fractional Shares.................  Fractional shares of Bruno's Common Stock will not be issued in the Merger. Holders of Bruno's Common Stock
                                      otherwise entitled to a fractional share of Bruno's
                                      Common Stock following the Merger will be paid cash in
                                      lieu of such fractional share determined and paid as
                                      described in "THE MERGER--Fractional Shares."
Conditions to the Merger..........  The obligations of Bruno's and Crimson to consummate the
                                      Merger are subject to various conditions, including,
                                      without limitation, obtaining requisite shareholder
                                      approval, the termination or expiration of the
                                      relevant waiting period under the Hart-Scott-Rodino
                                      Antitrust Improvements Act of 1976, as amended (the
                                      "HSR Act") and the absence of any
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                                       8

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                                      injunction or other legal restraint or prohibition
                                      preventing the consummation of the Merger.
                                    Crimson's obligations to effect the Merger are further
                                      subject to the receipt of financing proceeds, on terms
                                      satisfactory to Crimson, in an amount sufficient to
                                      consummate the transactions contemplated by the
                                      Merger, including an amount sufficient to (i) pay the
                                      Cash Election Price, (ii) refinance certain of Bruno's
                                      outstanding indebtedness, (iii) pay transaction fees
                                      associated with the Merger Agreement and (iv) provide
                                      for the Company's working capital needs following the
                                      Merger. It is anticipated that financing proceeds and
                                      an equity contribution aggregating approximately $1.15
                                      billion will be required to consummate such
                                      transactions. The equity contribution to be made by
                                      the Partnership to the Company will constitute $250
                                      million of such $1.15 billion. See "CERTAIN PROVISIONS
                                      OF THE MERGER AGREEMENT--Conditions to the
                                      Consummation of the Merger" and "REGULATORY
                                      APPROVALS."
                                    If the Merger is consummated in accordance with the
                                      Merger Agreement, the Company will pay to KKR a fee of
                                      $15 million in cash. See "CERTAIN PROVISIONS OF THE
                                      MERGER AGREEMENT--Expenses and Certain Required
                                      Payments."
Regulatory Approvals..............  On June 20, 1995, the Federal Trade Commission and the
                                      Antitrust Division granted early termination of the
                                      waiting period under the HSR Act with respect to the
                                      Merger effective immediately. See "REGULATORY APPROV-
                                      ALS."
Certain Federal Income Tax Conse-
  quences.........................  The receipt of cash by a shareholder pursuant to the
                                      Merger will, depending on a shareholder's ownership of
                                      Bruno's Common Stock before and after the Merger, be
                                      treated as either (i) a sale of stock generating
                                      capital gain equal to the cash received less the
                                      shareholder's basis in the stock sold or (ii) a
                                      dividend included in income as ordinary income (with-
                                      out reduction for basis). See also "RISK FACTORS--Non-
                                      Cash Election and Proration into Cash--Possible
                                      Dividend Treatment."
                                    Bruno's may, in certain circumstances, be required to
                                      withhold tax from cash paid to shareholders. A
                                      shareholder who retains Bruno's Common Stock and does
                                      not receive cash will have no tax consequences with
                                      respect to such retained shares as a result of the
                                      Merger. See "THE MERGER-- Federal Income Tax
                                      Consequences."
                                    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY
                                      DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH
                                      SHAREHOLDER, IT IS RECOMMENDED THAT SHAREHOLDERS OF
                                      BRUNO'S COMMON STOCK CONSULT THEIR TAX ADVISORS
                                      CONCERNING THE
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                                       9

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                                      FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX
                                      CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR
                                      CIRCUMSTANCES.
Treatment of Company Stock
  Options.........................  No holder of a Company Stock Option (as defined under
                                      "THE MERGER--Effect on Stock and Employee Benefit
                                      Matters") may exercise such Company Stock Option after
                                      August 17, 1995 (the "Exercise Period"). With respect
                                      to any person, unless exercised within the Exercise
                                      Period (or cancelled in exchange for a cash payment
                                      pursuant to clause (y) of the next succeeding
                                      paragraph) each Company Stock Option will expire at
                                      the end of the Exercise Period. With respect to any
                                      person subject to Section 16(a) of the Exchange Act
                                      (generally directors, certain executive officers and
                                      beneficial owners of 10% or more of a class of capital
                                      stock), no such person will be entitled to a cash
                                      payment in the manner described in clause (y) of the
                                      next succeeding paragraph.
                                    At the Effective Time of the Merger, (x) each Company
                                      Stock Option granted under the Stock Plans (as defined
                                      under "THE MERGER--Effect on Stock and Employee
                                      Benefit Matters") outstanding immediately prior to the
                                      Effective Time of the Merger will vest as a
                                      consequence of the Merger and (y) with respect to any
                                      person not subject to Section 16(a) of the Exchange
                                      Act, each Company Stock Option having an exercise
                                      price of less than $12.00, will be cancelled in
                                      exchange for a payment from the Company after the
                                      Merger (subject to any applicable withholding taxes)
                                      equal to the product of (1) the total number of shares
                                      of Bruno's Common Stock subject to such Company Stock
                                      Option and (2) the excess of $12.00 over the exercise
                                      price per share of Bruno's Common Stock subject to
                                      such Company Stock Option, payable in cash immediately
                                      following the Effective Time of the Merger.
                                    The Stock Plans will terminate as of the Effective Time
                                      of the Merger, and following the Effective Time of the
                                      Merger no holder of a Company Stock Option nor any
                                      participant in any Stock Plan will have any right
                                      thereunder to acquire equity securities of the Company
                                      following the Merger.
Interests of Certain Persons in
  the Merger......................  Certain directors and officers of the Company have interests, described herein, that may present them with
                                      potential conflicts of interest in connection with the
                                      Merger. The Board of Directors is aware of the
                                      conflicts described below and considered them in
                                      addition to the other matters described under "THE
                                      MERGER--Recommendation of the Board of Directors;
                                      Reasons for the Merger."
                                    The five executive officers of the Company, Ronald G.
                                      Bruno, Paul F. Garrison, Glenn J. Griffin, Kenneth J.
                                      Bruno, and R. Michael Conley (the "Executive
                                      Officers"), are parties to Employment and Deferred
                                      Compensation Agreements
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                                       10

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
                                      ("Deferred Compensation Agreements") with Bruno's. The
                                      Deferred Compensation Agreements provide for monthly
                                      payments of retirement benefits to such persons equal
                                      to 5% of the average annual compensation for the three
                                      fiscal years ended immediately prior to the initial
                                      payment date for a period of 180 months upon the
                                      earlier of retirement after age 65, retirement after
                                      25 years of service, disability, death or the
                                      occurrence of an event which would entitle the
                                      employee to receive benefits under his Employment Con-
                                      tinuity Agreement (as discussed below). As a result of
                                      the Merger, the Executive Officers will be paid, in
                                      lump sum amounts, the present value of retirement
                                      benefits that would have been payable to them under
                                      the terms of their respective Deferred Compensation
                                      Agreements based on a discount rate of 8% per annum,
                                      if such Executive Officer remains, in general, in the
                                      employ of Bruno's until one year following the
                                      Effective Time of the Merger or for such shorter
                                      period as may be determined by the Board of Directors
                                      following the Merger. See "THE MERGER--Interest of
                                      Certain Persons in the Merger."
                                    The five Executive Officers and 14 other employees of
                                      the Company are parties to Employment Continuity
                                      Agreements with the Company. The Employment Continuity
                                      Agreements provide for lump sum cash payments equal to
                                      three times, in the case of Ronald G. Bruno, two
                                      times, in the case of the other Executive Officers and
                                      one time, in the case of the other employees, the sum
                                      of the employee's annual base salary at the time of
                                      termination, plus his incentive compensation bonus for
                                      the year preceding termination. Benefits under the
                                      Employment Continuity Agreements are payable if a
                                      covered employee's employment is terminated by the
                                      employee for "good reason" or by the Company without
                                      "cause" within one year following a "change of
                                      control." Upon consummation of the Merger, the five
                                      Executive Officers will be entitled to any amounts to
                                      which they would have been entitled under the terms of
                                      their respective Employment Continuity Agreements, if
                                      such five Executive Officers remain, in general, in
                                      the employ of the Company until one year following the
                                      Effective Time of the Merger or for such shorter
                                      period as may be determined by the Board of Directors
                                      of Bruno's following the Merger. Ronald G. Bruno, Paul
                                      F. Garrison, Glenn J. Griffin and Kenneth J. Bruno are
                                      also Directors of the Company. See "THE
                                      MERGER--Interests of Certain Persons in the Merger."
                                      The estimated total value of all payments to which the
                                      Executive Officers will be entitled under the Employ-
                                      ment Continuity Agreements and the Deferred Compensa-
                                      tion Agreements, together with the value of their
                                      stock options which will vest in connection with the
                                      Merger, is approximately $10,888,000.

                                    Shares of Bruno's Common Stock held by officers and
                                      Directors of Bruno's will be converted into the right
                                      to receive the same consideration as shares of Bruno's
                                      Common Stock held by other shareholders. Company Stock
                                      Options (as defined herein) held by the officers and
                                      Directors of Bruno's will be treated in the same
                                      manner as Company Stock Options held by other
                                      shareholders, except that no such officers or Direc-
                                      tors will be entitled to a cash payment equal to the
                                      excess of $12.00 over the exercise price per share
                                      subject to such Company Stock Option as described
                                      under "THE MERGER--Effect on Stock and Employee
                                      Benefit Matters."
                                    Company Stock Options owned by the five Directors of the
                                      Company who are not employed by the Company will vest
                                      as a result of the Merger, providing a gain of
                                      approximately $77,500 to each of such five
                                      non-employee Directors for an aggregate gain of
                                      approximately $387,500. See "THE MERGER--Interests of
                                      Certain Persons in the Merger."
                                    Pursuant to the Merger Agreement, the Company has agreed
                                      for six years after the Effective Time of the Merger
                                      to indemnify all present and former Directors and
                                      officers of the Company and its subsidiaries and will,
                                      subject to certain limitations, maintain for six years
                                      its current directors' and officers' insurance and
                                      indemnification policy. See "CERTAIN PROVISIONS OF THE
                                      MERGER AGREEMENT--Indemnification and Insurance."
Termination of the Merger
  Agreement.......................  The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger: (i) by mutual
                                      consent of Crimson and Bruno's; (ii) by either Crimson
                                      or Bruno's (a) if a court or other governmental entity
                                      shall have issued a final and nonappealable order,
                                      decree or ruling or taken any other final and
                                      nonappealable action permanently enjoining or
                                      otherwise prohibiting the Merger or (b) if the Merger
                                      shall not have been consummated on or before October
                                      31, 1995 (other than due to the failure of the party
                                      seeking to terminate the Merger Agreement to perform
                                      its obligations under the Merger Agreement required to
                                      be performed at or prior to the Effective Time of the
                                      Merger); or (iii) by Crimson or Bruno's in certain
                                      other situations. Under certain circumstances
                                      generally related to the presence of a third party
                                      transaction proposal or the acquisition by a third
                                      party of Bruno's Common Stock, termination of the
                                      Merger Agreement prior to the Effective Time of the
                                      Merger will result in the payment of a fee of $30
                                      million from the Company to KKR. See "CERTAIN PROVI-
                                      SIONS OF THE MERGER AGREEMENT--Termination" and
                                      "--Expenses and Certain Required Payments."
Stockholders Agreement............  Pursuant to the Stockholders Agreement, holders of
                                      19,195,009 (approximately 24%) of the outstanding
                                      shares of Bruno's Common Stock have agreed, among
                                      other things

                                      and subject to certain conditions, to vote in favor of
                                      the Merger Agreement. In addition, the shareholders
                                      party to the Stockholders Agreement are prohibited,
                                      subject to certain conditions and exceptions, from
                                      soliciting or responding to certain inquiries or
                                      proposals made by any person or entity (other than the
                                      Partnership, Crimson or any affiliate of Crimson) with
                                      respect to the Company that constitutes or could
                                      reasonably be expected to lead to a transaction propo-
                                      sal with another party and from taking certain other
                                      actions. Subject to certain conditions and exceptions,
                                      these shareholders are also not permitted to dispose
                                      of, or enter into any contract, option or other
                                      arrangement or understanding with respect to or
                                      consent to the disposition of, any or all such
                                      shareholder's Bruno's Common Stock or any interest
                                      therein. In addition, the Stockholders Agreement also
                                      (i) provides that Ronald G. Bruno will serve as a
                                      Director of the Company for three years following the
                                      Effective Time of the Merger, subject to the customary
                                      right of a director to resign, and (ii) includes
                                      certain non-competition agreements. The covenants and
                                      agreements in the Stockholders Agreement terminate on
                                      the first to occur of (i) the Effective Time of the
                                      Merger and (ii) the termination of the Merger
                                      Agreement in accordance with its terms; provided that
                                      certain covenants will survive the Effective Time of
                                      the Merger. For a summary of the foregoing provisions
                                      and certain other provisions of the Stockholders
                                      Agreement, see "CERTAIN RELATED
                                      AGREEMENTS--Stockholders Agreement."
Stock Option Agreement............  Pursuant to the terms of the Option Agreement, as amended, Bruno's has granted to Crimson an irrevocable
                                      option (the "Option") to purchase up to 15,541,570
                                      newly issued shares of Bruno's Common Stock
                                      (representing approximately 19.9% of the outstanding
                                      Bruno's Common Stock) (the "Option Shares") at a price
                                      of $12.00 per share, subject to upward adjustment in
                                      certain circumstances involving third party
                                      transactions. The Option may be exercised by Crimson,
                                      or its designee (which may be an affiliate or a third
                                      party), in whole or in part, at any time, or from time
                                      to time, during the period beginning on the date of
                                      the Merger Agreement and ending on the first to occur
                                      of (i) the Effective Time of the Merger and (ii) April
                                      30, 1996. In the event Crimson exercises the Option
                                      prior to the Effective Time of the Merger, upon
                                      payment of $186,498,840 to the Company, it would be
                                      entitled to receive 15,541,570 shares of Bruno's
                                      Common Stock, which would represent approximately
                                      16.6% of the outstanding Bruno's Common Stock after
                                      giving effect to the issuance of such shares. Such
                                      shares would be cancelled and would not be entitled to
                                      be converted into any merger consideration in the
                                      Merger. For a summary of the foregoing provisions and
                                      certain other provisions of the Option Agreement, see
                                      "CERTAIN RELATED AGREEMENTS--Stock Option Agreement."

                                      With respect to the potentially dilutive effects of
                                      any exercise of the Option, see "Risk
                                      Factors--Potential Dilution of Bruno's Shareholders."
Crimson and the Partnership.......    Crimson, an Alabama corporation and as of the date
                                      hereof a wholly owned subsidiary of the Partnership, was
                                      organized in connection with the Merger and has not
                                      carried on any activities to date other than those
                                      incident to its formation and the transactions
                                      contemplated by the Merger Agreement. As of the date
                                      hereof, the Partnership owns 100% of the outstanding
                                      shares of common stock of Crimson. The Partnership is
                                      a Delaware limited partnership, the general partner of
                                      which is KKR Associates, an affiliate of KKR. The
                                      principal assets of the Partnership consist of the
                                      shares of common stock it owns of Crimson. The
                                      principal offices of Crimson and the Partnership are
                                      located at 9 West 57th Street, New York, New York,
                                      10019; telephone number (212) 750-8300.
Conversion of Crimson Stock.......  As a result of the Merger, in connection with an equity contribution of $250 million, the Partnership will
                                      receive 20,833,333 shares of Bruno's Common Stock,
                                      which is estimated to be approximately 83.33% of the
                                      shares of Bruno's Common Stock expected to be
                                      outstanding after the Merger, and warrants (the
                                      "Warrants") to purchase up to an additional 10,000,000
                                      shares of Bruno's Common Stock at an exercise price of
                                      $12.00 per share, subject to certain anti-dilution
                                      adjustments. Each Warrant will be exercisable at any
                                      time or from time to time in whole or in part at the
                                      discretion of the holder for a period of ten years
                                      after the Effective Time of the Merger and will
                                      provide for the issuance by Bruno's, at the election
                                      of the holder of the Warrants and in lieu of the
                                      payment of the aggregate exercise price, of newly
                                      issued shares of Bruno's Common Stock having a value
                                      equal to the difference between (x) the fair market
                                      value (as defined under "THE MERGER--Conversion of
                                      Crimson Stock") at the time of such exercise of such
                                      number of shares of Bruno's Common Stock (or fraction
                                      thereof) for which such Warrant is then exercisable
                                      and (y) the exercise price multiplied by the number of
                                      shares of Bruno's Common Stock (or fraction thereof)
                                      for which such Warrant is then exercisable. See "RISK
                                      FACTORS-- Potential Dilution of Bruno's Shareholders."
Dissenting Shareholders' Rights...  Under Article 13 of the Alabama Business Corporation Act
                                      (the "ABCA"), a shareholder of the Company may dissent
                                      from the Merger and obtain payment for the fair value
                                      of his or her shares of Bruno's Common Stock. In order
                                      to dissent, (i) the dissenting shareholder must
                                      deliver to the Company, prior to the vote being taken
                                      on the Merger at the Special Meeting, written notice
                                      of his or her intent to demand payment for his or her
                                      shares of Bruno's Common

                                      Stock if the Merger is effected and (ii) the
                                      dissenting shareholder must not vote in favor of the
                                      Merger. See "DISSENTING SHAREHOLDERS' RIGHTS" and
                                      ANNEX V.
SELECTED FINANCIAL DATA             Set forth on the following pages are certain selected
                                      historical and pro forma financial and other data
                                      relating to Bruno's and the Merger. The selected
                                      historical data should be read in conjunction with
                                      Bruno's historical financial statements, including the
                                      notes thereto, incorporated by reference in this Proxy
                                      Statement. The selected pro forma financial data
                                      should be read in conjunction with the Pro Forma
                                      Consolidated Condensed Financial Statements, including
                                      the notes thereto, appearing elsewhere in this Proxy
                                      Statement.

        SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BRUNO'S, INC.

    The following table sets forth selected consolidated historical financial data of the Company which for the five fiscal years ended July 2, 1994 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company incorporated by reference herein, and which for the forty weeks ended April 9, 1994 and April 8, 1995 have been derived from, and should be read in conjunction with, the unaudited interim consolidated financial statements of the Company incorporated by reference herein, including in each case the respective notes thereto. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the unaudited interim data. Interim results for the forty weeks ended April 8, 1995, are not necessarily indicative of results which may be expected for future periods, including the fiscal year ended July 1, 1995.

                                                                                                      UNAUDITED
                                                                                               -----------------------
                               JUNE 30,     JUNE 29,     JUNE 27,     JULY 3,      JULY 2,      APRIL 9,     APRIL 8,
                                 1990         1991         1992         1993         1994         1994         1995
                              (52 WEEKS)   (52 WEEKS)   (52 WEEKS)   (53 WEEKS)   (52 WEEKS)   (40 WEEKS)   (40 WEEKS)
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT
 DATA:
Net sales...................  $2,394,788   $2,585,934   $2,657,846   $2,872,327   $2,834,688   $2,173,757   $2,201,015
Cost of products sold.......   1,871,946    2,012,042    2,067,560    2,242,455    2,185,587    1,679,689    1,684,816
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Gross profit...............     522,842      573,892      590,286      629,872      649,101      494,068      516,199
Store operating, selling
 and administrative
 expenses (1)...............     373,325      410,464      439,713      489,950      512,063      391,436      424,789
Depreciation and
 amortization...............      36,366       40,758       44,261       48,718       52,343       41,228       41,485
Interest expense, net.......      13,240       11,005       10,777       17,817       15,925       12,717       16,011
Writedown of property and
 securities.................           0            0        8,393            0            0            0            0
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Income from continuing
   operations before income
   taxes and extraordinary
    item....................      99,911      111,665       87,142       73,387       68,770       48,687       33,914
Provision for income taxes
 (2)........................      37,275       40,854       30,776       26,493       28,189       20,725       12,887
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Income from continuing
   operations before
   extraordinary item.......      62,636       70,811       56,366       46,894       40,581       27,962       21,027
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Discontinued operations,
 net: (3)
 Loss on disposal...........           0            0       (8,550)           0            0            0            0
 Loss from operations.......      (2,498)      (4,085)      (4,400)           0            0            0            0
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                  (2,498)      (4,085)     (12,950)           0            0            0            0
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Income before extraordinary
  item......................      60,138       66,726       43,416       46,894       40,581       27,962       21,027
Extraordinary item, net.....      (2,039)           0            0            0       (3,288)      (3,288)           0
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Net income.................  $   58,099   $   66,726   $   43,416   $   46,894   $   37,293   $   24,674   $   21,027
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings per common share:
 Income from continuing
   operations before
   extraordinary item.......  $     0.77   $     0.87   $     0.69   $     0.60   $     0.52   $     0.36   $     0.27
 Discontinued operations,
  net.......................       (0.03)       (0.05)       (0.16)        0.00         0.00         0.00         0.00
 Extraordinary item, net....       (0.03)        0.00         0.00         0.00        (0.04)       (0.04)        0.00
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Net income...............  $     0.71   $     0.82   $     0.53   $     0.60   $     0.48   $     0.32   $     0.27
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Cash dividends per common
  share.....................  $     0.14   $     0.18   $     0.20   $     0.22   $     0.24   $     0.18   $     0.20
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Weighted average number of
 common and common
 equivalent shares
  outstanding...............  81,580,000   81,661,000   81,874,000   78,717,000   78,088,000   78,087,000   77,591,000
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------

                                                                                                      UNAUDITED
                                                                                               -----------------------
                               JUNE 30,     JUNE 29,     JUNE 27,     JULY 3,      JULY 2,      APRIL 9,     APRIL 8,
                                 1990         1991         1992         1993         1994         1994         1995
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET DATA:
Working capital.............  $  118,179   $  125,286   $  110,968   $  117,510   $  174,392   $  183,370   $  131,280
Property and equipment,
 net........................     378,056      420,113      467,824      543,877      540,139      546,403      515,461
Total assets................     728,149      765,696      834,683      916,923      927,208      938,543      898,480
Long-term debt and
 capitalized lease
 obligations................     180,134      175,750      172,190      269,046      296,460      322,621      220,071
Shareholders' investment....     337,136      390,187      422,443      402,667      421,354      413,541      422,478
Book value per
 common share...............        4.13         4.77         5.16         5.16         5.40         5.30         5.45
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------

- ------------
(1) Store operating, selling and administrative expenses for the forty weeks ended April 8, 1995 include a $22.2 million charge due to a change in accounting estimate relating to the Company's self-insurance reserves.
(2) In the fiscal year ended July 2, 1994 and the forty weeks ended April 9, 1994, the Company recorded an additional tax provision of $2.2 million to retroactively restate income tax liabilities to reflect the change in federal income tax rates in connection with the Omnibus Budget Reconciliation Act of 1993.
(3) In the fiscal year ended June 27, 1992, the Company sold its interest in a joint venture formed for the purpose of developing hypermarket stores. The Company has since discontinued its development of this format. Operating results were reclassified in the prior two years to reflect this event.

        SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA OF BRUNO'S, INC.
                                  (UNAUDITED)

    The following table sets forth selected unaudited pro forma consolidated financial data of the Company, as adjusted to give effect to the Merger, which have been derived from, and should be read in conjunction with, the unaudited Pro Forma Consolidated Condensed Financial Statements, including the notes thereto, appearing elsewhere in this Proxy Statement. See "PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS." The selected pro forma consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                                                                       PRO-FORMA--UNAUDITED (2)
                                                                   --------------------------------
                                                                   JULY 2, 1994       APRIL 8, 1995
                                                                    (52 WEEKS)         (40 WEEKS)
                                                                   ------------       -------------
                                                                    (DOLLAR AMOUNTS IN THOUSANDS,
                                                                        EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT DATA:
Net sales.......................................................    $ 2,834,688        $  2,201,015
Cost of products sold...........................................      2,185,587           1,684,816
                                                                   ------------       -------------
Gross profit....................................................        649,101             516,199

Store operating, selling and administrative expenses (1)........        512,063             424,789
Depreciation and amortization...................................         52,343              41,485
Interest expense, net (2).......................................         89,025              68,111
                                                                   ------------       -------------
Income (Loss) before income taxes...............................         (4,330)            (18,186)
Income taxes....................................................            411              (6,910)
                                                                   ------------       -------------
Net income (loss)...............................................    $    (4,741)       $    (11,276)
                                                                   ------------       -------------
                                                                   ------------       -------------

Primary earnings (loss) per share:..............................    $     (0.19)       $      (0.45)
                                                                   ------------       -------------
                                                                   ------------       -------------

Weighted average shares outstanding.............................     25,007,015          25,007,015
                                                                   ------------       -------------
                                                                   ------------       -------------
SELECTED BALANCE SHEET DATA:
Working capital.................................................                       $    131,280
Property and equipment, net.....................................                            515,461
Total assets....................................................                            898,480
Long-term debt and capitalized lease obligations (2)............                            925,171
Shareholders' investment (deficit) (2)..........................                           (282,622)
Book value per common share.....................................                             (11.30)

- ------------

(1) Store operating, selling and administrative expenses for the forty weeks ended April 8, 1995 include a $22.2 million charge due to a change in accounting estimate relating to the Company's self-insurance reserves.

(2) The pro forma statements give effect to the recapitalization and the corresponding increases in debt levels and interest expense. Because interest rates in connection with the Merger Financings have not been determined as of the date of this Proxy Statement, the Company has estimated pro forma interest expense for purposes of this presentation. See "PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS" for additional information on assumed interest rates and the effects on certain income statement items of incremental changes in such assumed interest rates.

                         PRICE OF BRUNO'S COMMON STOCK

    Bruno's Common Stock is listed and traded on the Nasdaq National Market System ("Nasdaq") under the symbol "BRNO." The following table sets forth, for the periods indicated, the high and low sales closing prices per share of Bruno's Common Stock.

                                                                                HIGH                LOW
                                                                             ----------         ----------
FISCAL 1994
  First Quarter              (ended September 25, 1993)...................     12 1/4              9 1/8
  Second Quarter             (ended January 1, 1994)......................     11 1/4              8 1/2
  Third Quarter              (ended April 9, 1994)........................      9 3/8              7 1/8
  Fourth Quarter             (ended July 2, 1994).........................      8 1/4              6 15/16
FISCAL 1995
  First Quarter              (ended September 24, 1994)...................      9 1/4              7
  Second Quarter             (ended December 31, 1994)....................     10 1/4              7 7/8
  Third Quarter              (ended April 8, 1995)........................     10 3/16             9 1/4
  Fourth Quarter             (ended July 1, 1995).........................     12 1/4              9 1/4
FISCAL 1996
  First Quarter              (to July 14, 1995)...........................     11 3/4             11 5/8

    On April 20, 1995, the last trading day before public announcement of execution of the Merger Agreement, the last sale price of Bruno's Common Stock as reported on Nasdaq was $9 1/4 per share. On May 18, 1995, the last trading day before public announcement of execution of the amendment to the Merger Agreement, the last sale price of Bruno's Common Stock as reported on Nasdaq was $10 1/2 per share.

    On July 14, 1995, the most recent practicable date prior to the printing of this Proxy Statement, the last sale price of Bruno's Common Stock as reported on Nasdaq was $11 3/4 per share.

    Bruno's shareholders should obtain current market quotations for Bruno's Common Stock.

                                  RISK FACTORS

    Holders of Bruno's Common Stock should carefully consider the following factors in connection with their consideration of the Merger.

CONTROL BY KKR

    Upon completion of the Merger, approximately 83.33% of the outstanding shares of Bruno's Common Stock (approximately 88% if all the Warrants are exercised; see "--Potential Dilution to Bruno's Shareholders"), will be held by the Partnership, of which KKR Associates, a New York limited partnership and an affiliate of KKR, is the general partner. Accordingly, KKR Associates and its general partners will control the Company and have the power to elect all of its directors, appoint new management and to approve any action requiring the approval of the holders of Bruno's Common Stock, including adopting amendments to the Company's articles of incorporation and approving mergers or sales of substantially all of the Company's assets. The directors elected by the Partnership will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the capital policies of the Company in effect prior to the Merger will continue after the Merger.

DISCONTINUATION OF DIVIDENDS

    Following the Merger, the payment of regular quarterly cash dividends on Bruno's Common Stock will be discontinued. Further, no dividends on shares of Bruno's Common Stock following the Merger are presently contemplated. In addition, it is anticipated that the terms of any debt instruments to be entered into in connection with the Merger Financings (as defined below) will prohibit or otherwise restrict any future payment of dividends.

DELISTING; LOSS OF LIQUIDITY

    Following the consummation of the Merger, the Company anticipates that it will seek to have Bruno's Common Stock, which currently is traded on Nasdaq, delisted. Any delisting of Bruno's Common Stock, together with the substantial decrease in the number of shares of Bruno's Common Stock to be held by holders thereof other than the Partnership, is expected to result in a substantial decrease in the liquidity of Bruno's Common Stock, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder.

    Upon any such delisting, shares of Bruno's Common Stock would trade only in the over-the-counter market. Although prices in respect of trades would be published by the National Association of Securities Dealers, Inc. periodically in the "pink sheets," quotes for such shares would not be readily available. As a result, it is anticipated that the shares will trade much less frequently relative to the trading volume of Bruno's Common Stock prior to the Merger.

SUBSTANTIAL LEVERAGE; SHAREHOLDERS' DEFICIT; LIQUIDITY

    The Company is expected to issue subordinated debt securities and enter into a syndicated senior secured credit facility (collectively, the "Merger Financings") to finance the cash consideration to be paid to the shareholders of Bruno's Common Stock in the Merger, to refinance the outstanding indebtedness of the Company and to provide for working capital requirements. Upon completion of the Merger Financings, the Company will have consolidated indebtedness that will be substantial in relation to its shareholders' equity and substantially greater than the Company's pre-Merger indebtedness. Upon consummation of the Merger, it is expected that the Company will have consolidated indebtedness of approximately $925 million. The increased indebtedness and higher debt-to-equity ratio of the Company in comparison to that of the Company on a historical basis may have the effect of reducing the flexibility of the Company to respond to changing business and economic conditions, as well as limiting capital expenditures. It is also expected that the Company will have a substantial shareholders' deficit ($282.6 million on a pro forma basis at April 8, 1995) as a result of the Merger since the distribution to shareholders, as well as all of the Merger expenses, will be charged to shareholders' equity. Although the definitive terms of the debt instruments to be issued in the Merger Financings have not been finalized as of the date of this Proxy Statement, the Company expects that such terms will include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends.

    In addition, the substantial leverage will have a negative effect on the Company's net income. For the forty weeks ended April 8, 1995, the Company's net income (loss), on a pro forma basis as adjusted to give effect to the Merger and the Merger Financings, would have been $(11.3) million, compared to the historical amount for such period of $21.0 million. For the fiscal year ended July 2, 1994, the Company's net income (loss), on a pro forma basis as adjusted to give effect to the Merger and the Merger Financings, would have been $(4.7) million, compared to the historical amount for such period of $40.6 million. Pro forma interest expense would have been $69.1 million and $89.6 million for the forty weeks ended April 8, 1995 and the year ended July 2, 1994, respectively, as compared to $20.7 million and $20.5 million, respectively, for the same periods on a historical basis.

    After the Merger is consummated, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under the revolving credit portion of the senior secured credit facility. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, meet debt service requirements and finance the Company's strategic plans. The revolving credit facility will be available for the Company's working capital needs, and a portion thereof will be available for the issuance of letters of credit. The term loan portion of the senior secured credit facility will be drawn in full upon consummation of the Merger. See "THE MERGER--Merger Financings."

POTENTIAL DILUTION OF BRUNO'S SHAREHOLDERS

    Upon completion of the Merger, the existing shareholders of the Company will own 4,173,682 shares of Bruno's Common Stock in the aggregate, or approximately 16.67% of the outstanding shares, and the Partnership will own 20,833,333 shares of Bruno's Common Stock in the aggregate, or approximately 83.33% of the outstanding shares. The partnership will also hold the Warrants, which will entitle the holder to purchase after the Effective Time of the Merger up to an additional 10,000,000 shares of Bruno's Common Stock at an exercise price of $12.00 per share, subject to certain anti-dilution adjustments. The Warrants are exercisable in whole or in part at the election of the holder by either (i) the payment of the aggregate exercise price or (ii) the receipt of that number of shares of Bruno's Common Stock having a value equal to the difference between
(x) the fair market value at the time of exercise of such number of shares of Bruno's Common Stock (or fraction thereof) for which such Warrant is then exercisable and (y) the exercise price, multiplied by the number of shares of Bruno's Common Stock (or fraction thereof) for which such Warrant is then exercisable. If the Warrants were exercised in full by the payment of the aggregate exercise price, the present holders of Bruno's Common Stock would own, in the aggregate, approximately 11.9% of the outstanding shares (as compared to 16.67% of the outstanding shares without giving effect to the exercise of the Warrants). In addition, such holders will experience a similar dilution in the proportionate voting power of such shares.

    Following the Merger, the Company may also grant to members of management options to purchase Bruno's Common Stock, the exercise of which would further dilute the holdings of such shareholders and also dilute the holdings of the Partnership. No decision has been made with respect to the granting of any such stock options.

    The Company has also granted Crimson the Option, which may be exercised at any time up until the first to occur of (i) the Effective Time of the Merger and
(ii) April 30, 1996, at an exercise price of $12 per share, subject to adjustment in certain circumstances. See "CERTAIN RELATED AGREEMENTS--Stock Option Agreement." In the event Crimson exercises the Option prior to the Merger and the Merger is not consummated, or if the Merger Agreement is terminated and Crimson exercises the Option, then such exercise would have the effect of diluting the percentage ownership of the current shareholders of Bruno's. However, if Crimson exercises the Option prior to the Merger and the Merger is approved, then shareholders after the Merger will not experience dilution as a result of the Option because all shares owned by Crimson will be cancelled and will not be converted into Merger consideration. Consequently, since the Warrants will only be issued upon completion of the Merger, simultaneous dilution from both the Warrants and the Option is not possible.

NON-CASH ELECTION AND PRORATION INTO CASH--POSSIBLE DIVIDEND TREATMENT

    As described herein (subject to the Non-Cash Election Number), a shareholder may make a Non-Cash Election and thereby elect to retain shares of Bruno's Common Stock in the Merger. However, if the number of Electing Shares exceeds the Non-Cash Election Number, such electing shareholder may receive some cash for a portion of his Bruno's Common Stock as a result of the proration procedures described herein under "THE MERGER--Non-Cash Election." In such event, a shareholder may receive dividend treatment (rather than the generally more favorable capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "THE MERGER--Federal Income Tax Consequences--Shareholders Receiving Cash" for a more detailed discussion of the tax consequences of receiving cash. No such dividend treatment should be applicable in the event shareholders who do not elect to retain shares receive cash for their shares in the Merger or receive shares of Bruno's Common Stock as a result of proration.

COMPETITION

    The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "Supercenters." Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. The Company faces increased competitive pressure in all of its markets, including Alabama, where it has historically been the single largest supermarket chain, from existing competitors and from threatened entry by one or more major new competitors. Some of the Company's competitors have greater financial resources than the Company and could use these resources to take measures which could adversely affect the Company's competitive position. See "BUSINESS--Competition."

DIFFICULTY IN ACHIEVING POST-MERGER BUSINESS STRATEGY

    The post-Merger business strategy that has been developed by Crimson is based on Crimson's review of the Company's operations and the experience of Crimson's affiliates in the supermarket industry. See "THE COMPANY--Post-Merger Business Strategy." After the Merger and after gaining experience with the Company's operations, Crimson and its new management team may decide to alter or discontinue certain parts of the post-Merger business strategy described herein and may adopt alternative or additional strategies. In addition, there can be no assurance that such a strategy, if implemented, will be successful or will improve operating results. Moreover, there can be no assurance that the successful implementation of such a strategy will result in improved operating results. Further, other conditions may exist, such as increased competition, or an economic downturn in the Southeast region, which may offset any improved operating results that are attributable to such a strategy.

    Crimson has initiated a search for a new chief executive officer who is expected to be appointed shortly after the Merger. Crimson expects that the new chief executive officer will select key executives to replace the other four senior executive officers who have agreed to remain with the Company for up to one year after the Merger. No assurance can be given as to the timing of the selection of a new chief executive officer, or as to the amount of time that will be required to select and retain a new senior management team capable of implementing the post-Merger business strategy for the Company. Although Mr. Bruno and the four other departing senior executive officers have agreed to remain with the Company for up to one year, the new senior management team may require additional time to become sufficiently familiar with the Company's operations to implement such strategy for the Company. In addition, the transition period could negatively impact the existing operations of the Company.

    The implementation of the post-Merger business strategy for the Company will require significant capital expenditures as the Company renovates and expands its store base while supporting the operations of new stores until they become profitable. There can be no assurance that sufficient financial resources will be available from either future earnings or other sources to maintain such a program.

    Generally, new stores opened by the Company operate at a loss for varying periods of time, depending on such factors as prevailing competition and the Company's market position in the surrounding community. Pursuing a strategy of growth and expansion in light of the current highly competitive industry conditions could lead to a near-term decline in earnings as a result of opening and operating a substantial number of new stores, particularly with respect to stores in new markets where the Company does not have an established presence.

LABOR RELATIONS

    Approximately 77% of the Company's employees are unionized. The Company's collective bargaining agreement with the United Food and Commercial Workers Union for its Food World stores in Alabama, which account for 24% of the Company's workforce and 25% of the Company's stores, is due to expire on September 30, 1995. While the Company believes that its relations with its employees are good, a prolonged dispute could have a material adverse effect on the Company.

GEOGRAPHIC CONCENTRATION

    All of the Company's stores are located in the Southeast region, particularly Alabama, and thus the performance of the Company will be particularly influenced by developments in this area. Although the Southeast region has experienced economic and demographic growth over the past several years, a significant economic downturn in the region could have a material adverse effect on the Company.

                                  INTRODUCTION

    This Proxy Statement is being furnished to holders of Bruno's Common Stock in connection with the solicitation of proxies by the Board of Directors of Bruno's for use at the Special Meeting of Bruno's shareholders to be held at Medical Forum Auditorium, Birmingham-Jefferson Civic Center, 950 22nd Street North, Birmingham, Alabama 35203 on August 18, 1995, beginning at 8:00 a.m., Central Time, and at any adjournments or postponements thereof. This Proxy Statement is accompanied by a form of Proxy for use at the Special Meeting. At the Special Meeting, Bruno's shareholders will be asked to (a) approve the Merger, pursuant to which Crimson will merge with and into Bruno's, and the Partnership will (i) become the owner of 20,833,333 shares, or approximately 83.33%, of the issued and outstanding shares of Bruno's Common Stock and (ii) receive Warrants which will entitle the holder to purchase up to an additional 10,000,000 shares of Bruno's Common Stock at an exercise price of $12.00 per share, (b) approve the increase of $1.1 billion in the bonded indebtedness of Bruno's to finance the conversion into cash of approximately 94.7% of the issued and outstanding shares of Bruno's Common Stock upon consummation of the Merger, to refinance other outstanding indebtedness of the Company and to provide for working capital requirements (the "Bonded Indebtedness") and (c) approve and adopt the Amended and Restated Articles of Incorporation, which amend the Company's articles of incorporation to, among other things, reduce the authorized shares of Bruno's Common Stock from 200,000,000 to 60,000,000.

    This Proxy Statement also constitutes a prospectus of the Company with respect to the shares of Bruno's Common Stock to be retained by shareholders pursuant to the Merger, which prospectus is part of a Registration Statement on Form S-4 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act").

    This Proxy Statement and the accompanying form of proxy are being mailed to shareholders of the Company on or about July 18, 1995.

                                  THE COMPANY

    All references to fiscal years in this section refer to the fiscal year ending on the Saturday nearest June 30 of each year. All references to market share and demographic data are based on industry publications and Company data and, unless otherwise indicated, all references to numbers of stores are as of July 1, 1995. The information contained herein concerning the plans of Crimson for the Company after the Merger are based on information provided to the Company by Crimson.

GENERAL

    The Company is a leading supermarket operator in the Southeastern United States and is the largest supermarket operator in the state of Alabama. The Company operates 252 supermarkets of which 124 are located in Alabama, 86 in Georgia, 19 in Florida, 11 in Tennessee, 7 in Mississippi, and 5 in South Carolina. Seventy-nine of the store sites are owned directly by the Company or through joint ventures. Through its 60 years of operations, the Company has developed a valuable and strategically located store base, strong name recognition, customer loyalty, and a reputation as a quality and service leader among supermarket operators. The Company believes that these factors have enabled it to establish a leading market share in most of its principal markets, including market shares of 52% in Birmingham and approximately 30% throughout Alabama, its leading market.

    The Company operates stores under three principal formats, each addressed to a different market segment: every day low price ("EDLP") stores aimed at the value conscious shopper, upscale stores targeted to customers seeking service and selection, and neighborhood stores stressing convenience in a community setting. The Company's EDLP stores, comprised of Food World and FoodMax, are widely regarded as low price leaders in their respective markets. The EDLP format accounted for 57% of the Company's sales for the 40 weeks ended April 8, 1995. The Company's upscale stores, which operate primarily under the Bruno's name, are widely regarded as quality, service, and perishables leaders in the markets the Company serves, and generally have substantial breadth and depth of product offerings. The upscale format accounted for 21% of the Company's sales for the 40 weeks ended April 8, 1995. Under the EDLP and upscale formats, the Company also operates 16 Supercenter stores that offer an expanded mix of higher margin perishables and general merchandise products and various one-stop shopping conveniences, such as in-store pharmacies, banks, photo development services and optical centers. The Company's neighborhood stores, comprised primarily of Piggly Wiggly and Food Fair, are typically located in small to medium-sized towns and suburban neighborhoods and emphasize friendly service and promotional pricing. The neighborhood format accounted for 22% of the Company's sales for the 40 weeks ended April 8, 1995.

    As discussed herein, the Company has entered into the Merger Agreement with Crimson, a subsidiary of the Partnership, a partnership organized by KKR. KKR is a private investment firm with extensive experience in the acquisition of supermarket operators. Affiliates of KKR have organized partnerships which currently own significant positions in supermarket chains with approximately 1,650 stores and combined sales of $27.5 billion in their latest fiscal years, including controlling positions in Safeway, Inc. ("Safeway") and The Stop & Shop Companies, Inc. ("Stop & Shop"). Safeway is a West Coast-based supermarket chain of 1,062 stores which was acquired by an affiliate of KKR in 1986. From 1986 to 1994, Safeway increased its EBITDA margin (operating income plus depreciation and amortization as a percentage of sales) from 4.2% to 6.0%. Stop & Shop, a chain of 128 stores operating in the New England market, was acquired by a KKR affiliate in 1988 and its supermarket division realized an improvement in EBITDA margin from 4.9% in 1988 to 8.3% in 1994. No assurance can be given that the Company will experience similar margin improvements after the Merger.

COMPANY STRENGTHS

    As a leading regional supermarket operator, the Company has developed the following principal strengths: (i) strong competitive position, (ii) prime locations, (iii) attractive Southeast markets, (iv) recently remodeled and new store base, (v) enhanced store mix, (vi) experienced and well-trained workforce and (vii) valuable real estate portfolio.

    Strong Competitive Position. The Company has achieved leading competitive positions in many of its primary markets. In Birmingham, Alabama, which is the Company's leading market, the Company's market share increased from 45% in 1990 to 52% in 1994. In addition the Company is the market leader in the state of Alabama with a market share of approximately 30%. The Company's Alabama markets accounted for approximately 55% of the Company's sales for the 40 weeks ended April 8, 1995. The Company has also established strong competitive positions in certain areas of Georgia, Florida and Tennessee. The Company believes that its reputation for quality and service has created a valuable franchise with strong name recognition and customer loyalty.

    Prime Locations. The Company's 60 years of operation in the Southeast have allowed it to build its store locations selectively, and the Company believes that many of its current store locations are in prime sites that offer significant competitive advantages. In addition, the Company's distribution facilities, located in Birmingham, Alabama and Vidalia, Georgia, are conveniently located close to major highways and can efficiently supply new stores in the Company's existing markets, as well as potential new markets that exist within such facilities' operating radius.

    Attractive Southeast Markets. The Southeast is one of the fastest growing regions in the United States in terms of population, income, and employment and has experienced significant additions to its manufacturing base in recent years. According to the Bureau of the Census, the population of the Southeast region has increased at an annual rate of 1.5% since 1990, compared to the national average of 1.1% over the same period. Retail sales of food in the Southeast are outpacing national levels, with growth in the years 1993 and 1994 of 3.8% and 4.1% compared to national gains of 2.6% and 3.4%, respectively. Since all of the Company's existing stores and currently planned new stores will be in the Southeast, the Company believes that it will continue to benefit from the economic strength of this region. Nevertheless, individual markets or regions within the Southeast where the Company operates may experience economic and demographic trends which differ from those of the region as a whole.

    Recently Remodeled and New Store Base. The Company has developed a modern, well-maintained store base. During the five years ended July 1, 1995, the Company will have invested approximately $425 million in capital expenditures, which will have been primarily directed to building new stores, expanding and remodeling existing stores and improving its distribution facilities. During the five fiscal years ended July 1, 1995, the Company will have opened 77 new stores, closed or sold 55 stores and, over the last four fiscal years, expanded or remodeled 81 existing stores. These investments have resulted in an increase in total square footage of 15% since fiscal 1991 and an increase in average store size from 38,300 square feet to 41,200 square feet over the same period.

    Enhanced Store Mix. The Company attempts to optimize operating results by selecting a format for each store that is best suited to a site's demographics, local preferences and competition. In recent years, the Company has expanded its EDLP and upscale formats while continuing to invest in its neighborhood store base, where appropriate. In addition, the Company has opened all 16 of its Supercenter stores since 1992. The result of these changes is a store mix which emphasizes higher volume stores offering higher margin products, positioning the Company for continued growth and enhanced profitability. Due in part to the Company's enhanced store mix, the Company's gross margin has increased from 21.8% in fiscal 1990 to 23.5% for the 40 weeks ended April 8, 1995.

    Experienced and Well-Trained Workforce. The Company, with its strong emphasis on its customers and employees, has developed a loyal, well-trained workforce which includes many employees who have spent their entire careers with the Company. The Company emphasizes training, development, and internal promotions and believes that it possesses considerable management depth among its middle managers, with store managers having an average of over 13 years of experience with the Company.

    Valuable Real Estate Portfolio. The Company owns, directly or through joint ventures, 79 of the 252 stores which it operates, 30 of which are located in shopping centers that the Company owns. The Company owns its two primary distribution centers subject to arrangements with local industrial development agencies. In addition, the Company owns land for development or expansion, as well as certain non-operating real estate assets. In the aggregate, the Company owns real estate which, as of July 2, 1994, had a net book value of approximately $260 million. The Company believes that the fair market value of its owned real estate assets exceeds the book value of such assets.

POST-MERGER BUSINESS STRATEGY

    Crimson has initiated a search for a new chief executive officer who is expected to be appointed shortly after the Merger. Ronald G. Bruno, the chief executive officer of the Company, and the other four senior executive officers will remain with the Company for up to one year following the Merger to accomplish the transition of ownership in an orderly fashion. Mr. Bruno has agreed to remain on the Board of Directors of the Company for three years after the Merger, subject to his customary right to resign. Crimson expects that the new chief executive officer will select key executives to replace the departing executives.

    Crimson has developed a business strategy based on its review of the Company's operations and the experience of its affiliates in the supermarket industry. In concert with the new senior management team, Crimson intends to continue certain strategies that have been successfully employed by the Company and, additionally, to: (i) expand the Company's franchise in the Southeast region, (ii) improve working capital management, (iii) grow the Company's private label business, (iv) continue development of the Company's management information systems and (v) continue improvement of the Company's store and product mix.

    Expand Company Franchise. Through its 60 years of operations in the Southeast region, the Company has developed a valuable franchise which Crimson believes can be expanded and enhanced through opening new stores both in existing and potential new markets while continuing to upgrade the quality of the Company's existing store base. Crimson intends to implement this strategy while maintaining the Company's high level of product quality and customer service.

    Improve Working Capital Management. Crimson believes that the Company can improve its working capital management. For example, the Company's ratio of accounts payable to inventories, typically used as a measure of the level of vendor financing for a supermarket or retail chain, is currently approximately 43% and the Company's ratio of cost of goods sold to inventory is currently 8.4 to 1. Both of these ratios are below the industry average. Under the control of Crimson affiliates, Safeway and Stop & Shop have achieved improvements in working capital management, although there can be no assurance that similar improvements can be achieved by the Company.

    Grow Private Label Business. Private label products provide a substantially higher gross margin to the Company and provide consumers with quality products at lower prices than national brands. Recently, the Company has been focusing on expanding and enhancing its private label program to provide additional products and is evaluating the addition of a premium line of private label goods. According to an industry analyst's survey, the industry average for private label products as a percentage of total grocery sales is approximately 18.6%, which is greater than the percentage of total grocery sales that is currently contributed by the Company's private label program. Crimson intends to continue the Company's increased emphasis on the higher margin private label business to increase its contribution to overall Company sales and profitability.

    Continue Development of Management Information Systems. In recent years, the Company has increased its investment in management information systems ("MIS") and is currently in the process of implementing various new software applications and upgrading certain of its computer hardware. The Company's point-of-sale ("POS") technology includes scanning systems and SwipeOut(R), the Company's electronic payment system. However, opportunities exist for operational improvements through MIS upgrades. Crimson intends to upgrade the Company's POS technology and other systems to, among other things, improve the monitoring of distribution center inventory levels and labor scheduling. Crimson believes that these upgrades should result in performance and operating improvements. Crimson intends to lease these enhanced management information systems, which is expected to result in increased selling, general and administrative expenses.

    Improve Store and Product Mix. Crimson intends to continue the Company's strategy of optimizing the mix of stores across the Company's store formats through an emphasis on opening and remodeling stores that are closely tailored to customer needs in a specific market. Crimson will continue the strategy of emphasizing higher margin specialty products, general merchandise and value-added services.

    After the Merger, Crimson and the new management team may decide to alter or discontinue certain of the strategies outlined above and will continually assess whether other strategies should be adopted to complement or replace such strategies. In addition, there can be no assurance that the strategies outlined in this section, if implemented, will be successful or achieve the expected level of operating improvement, or that sufficient financial resources will be available to implement the strategies described above. Moreover, there can be no assurance that the successful implementation of these strategies will result in improved operating results, and other conditions may exist, such as increased competition or an economic downturn in the Southeast region, to offset any improved earnings that are attributable to such strategies.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

    The primary purpose of the Special Meeting is to vote upon a proposal to approve and adopt the Merger Agreement entered into between Crimson, as of the date hereof a wholly owned subsidiary of the Partnership, and Bruno's, including the Merger. If the Merger is approved by the shareholders of Bruno's, Crimson will merge with and into Bruno's and approximately 73.3 million shares of Bruno's Common Stock currently held by Bruno's shareholders (representing approximately 94.7% of shares of Bruno's Common Stock presently issued and outstanding) will be converted into cash. The remaining 4,173,682 shares of the presently issued and outstanding shares of Bruno's Common Stock will be retained by existing shareholders of Bruno's. These shares which are to be retained represent approximately 5.3% of shares of Bruno's Common Stock issued and outstanding prior to the Merger and will represent approximately 16.67% (approximately 11.9% if the Warrants are exercised in full) of the shares of Bruno's Common Stock expected to be issued and outstanding immediately after the Merger. If the Merger is approved, the common stock of Crimson, all of which is owned on the date hereof by the Partnership, will be converted into (a) 20,833,333 shares of Bruno's Common Stock, which will represent approximately 83.33% of Bruno's Common Stock expected to be issued and outstanding after the Merger and (b) Warrants to purchase up to an additional 10,000,000 shares of Bruno's Common Stock at an exercise price of $12.00 per share (see "THE MERGER--Conversion of Crimson Stock"). If the Warrants are exercised in full immediately after the Merger, Crimson will own approximately 88.1%, and the other shareholders of Bruno's will own approximately 11.9%, of the issued and outstanding shares of Bruno's Common Stock. If the Merger is approved by the shareholders of Bruno's, the shareholders will also be asked to (i) approve the increase of $1.1 billion in bonded indebtedness by Bruno's to finance the conversion to cash of approximately 94.7% of the presently issued and outstanding shares of Bruno's Common Stock upon consummation of the Merger, to refinance Bruno's outstanding indebtedness and to provide for working capital requirements (the "Bonded Indebtedness"); (ii) approve and adopt the Amended and Restated Articles of Incorporation, which amend the Company's articles of incorporation, among other things, to reduce the authorized shares of Bruno's Common Stock from 200,000,000 to 60,000,000; and (iii) transact such other business as properly may come before the meeting. The Board of Directors of the Company is not presently aware of any such other business.

    Immediately after the Effective Time of the Merger, there will be 25,007,015 shares of Bruno's Common Stock issued and outstanding. If the Warrants are exercised in full immediately after the Merger, 10,000,000 additional shares of Bruno's Common Stock will be issued, resulting in a total of 35,007,015 shares of Bruno's Stock being issued and outstanding at such time. The Merger Agreement (including the principal exhibits thereto) is attached to this Proxy Statement as ANNEX I. See "THE MERGER" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT." The Board of Directors of Bruno's has, by unanimous vote, approved the Merger Agreement, as amended, and recommends a vote FOR approval of the Merger Agreement, the Merger and the other proposals.

REQUIRED VOTES

    The affirmative vote of the holders of at least 66 2/3% of the shares of Bruno's Common Stock entitled to vote thereon is required to adopt and approve the Merger Agreement and the actions contemplated thereby. In addition, the affirmative vote of a majority of Bruno's Common Stock entitled to vote thereon is required to consent to the increase in the Bonded Indebtedness and to approve and adopt the Amended and Restated Articles of Incorporation. The consent to the increase in Bonded Indebtedness and the approval of the Amended and Restated Articles of Incorporation will be sought at the Special Meeting only if the shareholders first approve the Merger.

    Pursuant to the Stockholders Agreement, certain shareholders of the Company, who own, or through fiduciary capacities have the right to vote, an aggregate of 19,195,009 shares of Bruno's Common Stock, constituting approximately 24% of the Bruno's Common Stock outstanding as of the date hereof, have agreed to vote all shares of Bruno's Common Stock held by them in favor of the Merger Agreement and the other matters to be voted upon at the Special Meeting. The shareholders who are parties to the Stockholders Agreement consist of three of the members of the Board of Directors of the Company (Ronald G. Bruno and Kenneth J. Bruno, who are brothers, and Joseph S. Bruno, who is their uncle) along with both immediate and non-immediate members of their respective families and certain trusts and foundations that are controlled by those persons. A conformed copy of the Stockholders Agreement appears as ANNEX II to this Proxy Statement. See "CERTAIN RELATED AGREEMENTS--Stockholders Agreement."

    As of July 11, 1995, Directors and Executive Officers of the Company and their affiliates were beneficial owners of an aggregate of 13,937,992 shares (approximately 17.8%) of the outstanding shares of Bruno's Common Stock. The Directors and Executive Officers of the Company who have not executed the Stockholders Agreement, who own an aggregate of 720,842 shares (approximately 1%) of the outstanding Bruno's Common Stock, have indicated that they intend to vote their shares of Bruno's Common Stock in favor of the Merger Agreement and the other proposals.

VOTING AND REVOCATION OF PROXIES

    Shares of Bruno's Common Stock that are entitled to vote and are represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions, shares of Bruno's Common Stock represented by such Proxy will be voted FOR the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, FOR the proposal to approve the increase in the Bonded Indebtedness and FOR the proposal to approve and adopt the Amended and Restated Articles of Incorporation. The Board of Directors of Bruno's is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy. The persons appointed as proxies may not exercise their discretionary voting authority to vote any such Proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the approval of the Merger and the other proposals.

    Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Special Meeting by (i) by attending and voting in person at the Special Meeting, (ii) by giving notice of revocation of the Proxy at the Special Meeting, or (iii) delivering to the Secretary of Bruno's (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy, previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: 800 Lakeshore Parkway Birmingham, Alabama 35211 Attention: Secretary, and must be received before the taking of the votes at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only holders of Bruno's Common Stock at the close of business on July 7, 1995 will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 77,503,341 shares of Bruno's Common Stock. Shares of Bruno's Common Stock represented by Proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

    The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger Agreement or the increase in the Bonded Indebtedness and the Amended and Restated Articles of Incorporation. Because the vote on the Merger Agreement requires the approval of 66 2/3%, and the votes on the Bonded Indebtedness and the Amended and Restated Articles of Incorporation require the approval of a majority, respectively, of the votes entitled to be cast by the shareholders of the outstanding shares of Bruno's Common Stock, abstentions will have the same effect as a negative vote on these proposals.

DISSENTERS' RIGHTS

    Each shareholder of Bruno's Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his shares in cash by complying with the provisions of Alabama law, including Sections 10-2B-13.02, 13.28 and 13.30 of the ABCA. The dissenting shareholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger. The full text of Article 13 of the ABCA is attached as ANNEX V hereto. See "DISSENTING SHAREHOLDERS' RIGHTS" for a further discussion of such rights and the legal consequences of voting shares of Bruno's Common Stock in favor of the Merger.

SOLICITATION OF PROXIES

    The Company will bear the cost of the solicitation of Proxies and the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit Proxies from shareholders of the Company by telephone, telegram or in person. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for outstanding out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    MacKenzie Partners, Inc. will assist in the solicitation of Proxies by the Company for a fee of $7,000, plus reasonable out-of-pocket expenses.

    ONLY HOLDERS OF BRUNO'S COMMON STOCK WHO WISH TO MAKE A NON-CASH ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION (AS DEFINED BELOW). HOLDERS OF BRUNO'S COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. SEE "THE MERGER--NON-CASH ELECTION" AND "--NON-CASH ELECTION PROCEDURE."

                                --PROPOSAL ONE--

                                   THE MERGER

BACKGROUND OF THE MERGER

    The decision by the Company's Board of Directors to enter into the Merger Agreement reflected, in part, an assessment of the risks and potential benefits of strategic alternatives available to the Company against the risks and benefits of a transaction that would offer all shareholders of the Company the opportunity to receive a premium for their Bruno's Common Stock.

    A significant factor in the Board's deliberation was an analysis performed for senior management of the Company ("Management") by Robinson-Humphrey of the strategic alternatives available to the Company. Management requested this analysis for the purpose of assisting it in determining the best future course of conduct for the Company in light of recent declining trends in the food retailing industry, the competitive environment in the Company's market, and the Company's projected needs for additional capital for future expansion. In recent years, Management has attempted to improve the Company's profitability primarily by focusing on maintaining its market share in its existing markets through the remodeling of existing stores and the construction of a limited number of new stores in those markets. Management believed that it could best improve its profitability through that strategy, as opposed to entering new markets in the Southeast. Generally, new stores opened by the Company operate at a loss for varying periods of time, depending on such factors as prevailing competitive conditions and the Company's market position in the surrounding community. Management believed that entering new markets would be a risky strategy for the Company in view of the highly competitive conditions existing in many of the markets which the Company would potentially enter and in view of the Company's expectation that stores in new markets would take longer to achieve profitability than new stores in existing markets.

    However, by November of 1994, Management felt that, for the Company to continue to grow and to remain profitable in the future, the Company would need to undertake a more aggressive expansion program which would include entering into new markets and increasing the rate at which it opened new stores and remodeled existing stores in existing markets. Such a program would require substantial capital to fund the renovations and expansion and to support the operations of new stores until they became profitable. Management concluded that pursuing a strategy of limited or no growth would ultimately be disadvantageous to the Company and its shareholders. Pursuing a strategy of growth and expansion in light of the current highly competitive industry conditions, however, could lead to a decline in earnings as a result of having to open and operate a substantial number of new stores, particularly with respect to stores in new markets where the Company does not have an established presence. Management was concerned that such decline in earnings would certainly lead to reduction in the market price of the Company's Common Stock for the foreseeable future. Management concluded that a sale of the Company was the most appropriate course of action in order to maximize the return to the Company's shareholders.

    Under these circumstances, Management engaged Robinson-Humphrey to analyze the food retailing industry in general and the Company's strategic alternatives in particular. Based on an analysis of financial and statistical information for 19 publicly-traded food retailers, Robinson-Humphrey offered the following observations on the status of the industry as of November 1994:

   . DIFFICULT AND COMPETITIVE ENVIRONMENT. Food retailers had experienced a difficult operating environment and competitive pressure during the previous three to five years as evidenced by (i) flat to negative same-store sales growth for most companies, (ii) weak and/or declining operating margins, and (iii) a slow down in square footage growth among many of the major food retailing chains.

   . UNDERPERFORMANCE OF SOUTHEASTERN OPERATORS. Significantly,
     Robinson-Humphrey indicated that the negative operating trends appeared to be more pronounced in those companies with significant operations in the Southeast than for companies with greater exposure in other regions of the country.

   . POOR STOCK PERFORMANCE. Companies in the food retailing industry had experienced poor stock price performance during the previous three to five years. Only 5 of 18 companies analyzed by Robinson-Humphrey had achieved compounded annual stock appreciation greater than 10% since November 1989, and 10 of the 19 companies analyzed had experienced stock price declines during the 1991 to 1994 period.

    The information provided by Robinson-Humphrey with respect to conditions in the industry was consistent with Management's observations of the competitive conditions in the food retailing industry existing in the southeastern region. The Company faces increased competitive pressure in all of its markets, including Alabama, where it has historically been the single largest operator, from existing competitors, as well as the threat of one or more major new competitors entering the market. Furthermore, the Company's stock price decreased at a compounded annual rate of 7.7% during the five-year period from November 15, 1989 through November 15, 1994 and at a compounded annual rate of 15.1% during the three-year period from November 15, 1991 through November 15, 1994.

    Robinson-Humphrey evaluated the following strategic alternatives: (i) maintain the status quo and continue to operate in substantially the same way for the next five years, (ii) maintain the status quo for operations and implement an aggressive program of repurchasing Bruno's Common Stock, (iii) sell the Company to a financial buyer, (iv) consolidate with a larger food retailer or with a food retailer of similar size, (v) sell underperforming stores and
(vi) grow by acquisition.

    After thoroughly analyzing the various strategic alternatives presented by Robinson-Humphrey, Management concluded that a sale of the Company was the alternative most likely to maximize the return to the Company's shareholders. Robinson-Humphrey's analysis indicated that the status quo, share repurchase and sale of the underperforming stores alternatives likely would lead to modest increases in stock value without substantially improving the Company's competitive position. Similarly, the lack of suitable acquisition candidates in the Southeast decreased the attractiveness of the growth by acquisition strategy. Although a number of potential acquisition candidates exist, few offer sufficient quality and scale to improve materially the Company's competitive position.

    After considering and rejecting the status quo, share repurchase and sale of the underperforming stores alternatives, the two most viable strategic alternatives considered by Management were a sale of the Company to a financial buyer or a consolidation with a strategic partner in the industry. Management believed that the availability of potential consolidation candidates would be severely limited by three factors: (i) the unionization of the Company's work force in light of the fact that certain prospective consolidation partners are not unionized, (ii) the negative impact of the poor economic conditions in the industry, and (iii) the lack of sufficient financial resources for certain prospective consolidation partners.

    While the Company was considering its alternatives, representatives of KKR contacted the Company in December 1994. KKR, as a result of its interest in the grocery business in general and the knowledge acquired from significant investments by its affiliates in particular food retailers, including Safeway and Stop & Shop, routinely evaluates potential investments in the industry and monitors food retailers it considers to be attractive investment opportunities. On December 19, 1994, representatives of KKR met with the Company to discuss the prospects of a possible business combination with the Company. On December 20, 1994, KKR signed a confidentiality agreement (the "Confidentiality Agreement") and began to receive from the Company certain nonpublic information about the Company. After reviewing such nonpublic information, KKR proposed exploring further a merger transaction. On March 20, 1995, Management and representatives of Robinson-Humphrey met with KKR and representatives of Salomon Brothers Inc, KKR's investment bankers, in New York to discuss the terms of a possible transaction. At that meeting, KKR proposed a transaction with the Company in the form of a merger, pursuant to which each share of Bruno's Common Stock in the Merger would be converted into either cash and subordinated notes in an aggregate amount of $12.00 or the right to retain that share of Bruno's Common Stock.

    Over the next two weeks, Management negotiated with representatives of KKR, particularly with respect to the consideration to be received by the shareholders of the Company in the proposed merger transaction. Robinson-Humphrey advised the Company directly as to these points and also participated in discussions with representatives of KKR's investment bankers. As described below, however, the terms of the Merger were determined through direct negotiations between Management and representatives of KKR.

    On April 5, 1995, in light of Management's insistence in conversations with representatives of KKR that the existing terms of KKR's offer were unlikely to be approved by the Board, KKR revised its offer to provide that each share would be converted into either $12.50 in cash or the right to retain that share, with approximately 3% of the outstanding shares of Bruno's Common Stock being retained in the Merger (which would represent approximately 10% of the outstanding shares after the Merger). After discussing KKR's revised offer with Robinson-Humphrey, Management felt that the merger terms proposed by KKR were sufficient to be submitted to the Board of Directors of Bruno's for its consideration. On April 13, 1995, the Board met to consider the KKR proposal and to discuss the other strategic alternatives previously discussed with management by Robinson-Humphrey in November of 1994, including maintaining the status quo, implementing an aggressive program of repurchasing Bruno's Common Stock, consolidating with a larger food retailer or with a food retailer of similar size, selling underperforming stores and growing by acquisition. A draft of the KKR proposal was presented to the Board and was discussed at length. During the meeting, Management explained its concerns about the future of the Company in view of the competitive environment and the condition of the food retailing industry in general and in the southeast in particular. The Board was advised that KKR did not intend to retain the senior executive officers of the Company for more than an interim period. Representatives of Robinson-Humphrey attended the meeting and discussed their analysis of the food retailing industry and the strategic alternatives available to the Company.

    KKR's proposal contemplated the payment of (i) a fee of $30 million if the Merger Agreement is terminated under certain circumstances generally related to the presence of a third party transaction proposal or the acquisition by a third party of Bruno's Common Stock, or a fee of $15 million payable if the Merger is consummated in accordance with the Merger Agreement and (ii) and the reimbursement of all of KKR's out-of-pocket expenses and fees to be incurred in connection with the Merger and the transactions contemplated thereby, which reimbursement was not subject to any limit or estimate. The proposal also included a stock option agreement (the "Option Agreement"), pursuant to which the Company would grant to KKR an option to purchase up to 19.9% of the outstanding shares of Bruno's Common Stock, and a stockholders agreement (the "Stockholders Agreement") under which certain shareholders of the Company (members of the Bruno family holding approximately 24% of the Bruno's Common Stock) would, among other things, agree to vote in favor of the Merger Agreement at the Special Meeting. The KKR proposal was further contingent on completion of a due diligence investigation by KKR, upon KKR obtaining financing for the transaction, and other customary conditions present in transactions of this type, including obtaining approval of the shareholders of the Company, the continuing accuracy of the representations and warranties of the Company, obtaining any necessary consents, and the absence of litigation seeking to prohibit the consummation of the Merger. While the Board expressed concerns about the proposal because of the contingencies, it recognized KKR's long history of completing transactions successfully and received a letter from Salomon Brothers Inc, KKR's investment bankers, in which Salomon Brothers Inc expressed its belief that the capital structure in KKR's proposal could be financed. The financing was expected to be accomplished through a combination of equity capital to be contributed by affiliates of KKR, borrowings under a senior secured credit facility and the issuance of debt securities in either the public or private markets.

    The Board was advised that under Alabama law the Merger would require the affirmative vote of 66 2/3% of the Company's outstanding shares, and that a special shareholders meeting would be needed to obtain the requisite approval. The Board adjourned the meeting without approving the KKR proposal to allow the Company's representatives to continue negotiating with respect to certain of the non-financial terms of the proposal. In particular, the parties discussed the reimbursement of KKR's out-of-pocket expenses and the imposition of a cap in respect thereof, certain covenants required to be satisfied by the Company between the time of a formal merger agreement with Crimson and the time the merger closed and those terms which limited the right of the Company to engage in discussions or negotiations with third parties making competing proposals for a business combination with the Company. These items were addressed to the satisfaction of the Company on the terms described in this Proxy Statement. As of the date of this Proxy Statement, the Company has not received any competing proposals. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Certain Pre-
Closing Covenants", "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation of Transactions" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Expenses and Certain Required Payments."

    The Board reconvened on April 18, 1995, to consider further the proposal from KKR. After reviewing and discussing the proposal, the Board instructed Management to proceed to complete negotiation of a definitive merger agreement upon the terms and conditions outlined in the meeting by the Company's representatives.

    At the special meeting of the Board held on April 20, 1995, the Board reviewed and discussed in detail the terms of the KKR proposal. In connection with the Board's evaluation of the KKR proposal at such meeting, Robinson-Humphrey made a presentation to the Board and rendered its oral opinion to the Board (which it subsequently confirmed in writing) to the effect that, based upon the facts and circumstances as they existed at April 20, 1995 and subject to the various assumptions and considerations set forth in such opinion, as of April 20, 1995, the consideration to be received in the Merger by the Company's shareholders was fair from a financial point of view. With all members present, the Board of Directors unanimously approved the proposal, the Merger Agreement and the Option Agreement, and authorized Management to sign the agreements. On April 20, 1995, the Company and Crimson entered into the Merger Agreement and the Option Agreement and Crimson and the shareholders party thereto entered into the Stockholders Agreement. The terms of the transaction were announced in a joint press release on April 20, 1995. For a description of the Merger Agreement, the Option Agreement and the Stockholders Agreement, see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT" and "CERTAIN RELATED AGREEMENTS."

    On May 11, 1995, the Company and Crimson issued a joint press release announcing the extension of the period of time during which Crimson would have to complete its due diligence review of the Company. The period, which was to have ended on May 11, 1995, was extended in order to allow Crimson to assess the materiality to the Merger of certain information which had been provided by Bruno's concerning the levels of future cash flow of the Company. In particular, Crimson was concerned about (i) the level of cash payments which would be required in the future to satisfy the Company's obligations under its self-insurance programs, in addition to the impact of such programs on the Company's projected results of operations, and (ii) the impact of cash payments received in fiscal 1995 related to certain multi-year vendor arrangements on reported earnings and on projected cash flows. See "--Accounting Adjustments."

    On May 16, 1995, representatives of the Company and KKR met to discuss revisions to the Merger Agreement which KKR felt were necessary as a result of its assessment of the information provided to it by the Company concerning levels of future cash flow of the Company. After further negotiations, Crimson proposed consideration to Bruno's shareholders of $12.00 per share, payable in cash or in Bruno's Common Stock, at the election of each shareholder, provided that the number of shares of Bruno's Common Stock to be retained by existing shareholders of the Company would be 4,173,682, which would represent approximately 16.67% of the shares of Bruno's Common Stock estimated to be outstanding after the Merger (as compared to 10% in the originally agreed transaction). In addition, the Partnership would receive 20,833,333 shares of Bruno's Common Stock (which would represent approximately 83.33% of the outstanding shares after the Merger) and the Warrants, which would entitle the holder to purchase up to an additional 10,000,000 shares of Bruno's Common Stock at a purchase price of $12.00 per share at any time or from time to time in whole or in part during the ten year period following the Effective Time of the Merger. The terms of the originally agreed transaction did not include Warrants. See "THE MERGER-- Conversion of Crimson Stock." In addition, the exercise price pursuant to the Option Agreement was proposed to be adjusted from $12.50 per share to $12.00 per share. The Board of Directors of the Company met on May 18, 1995 to consider the proposed amendments to the Merger Agreement and Option Agreement. At that meeting, Robinson-Humphrey delivered a second fairness opinion, which is included herein as Annex IV, and which concludes that the consideration to be received by the shareholders of the Company in the Merger, as amended, is fair to such shareholders from a financial point of view. After a lengthy and thorough discussion of the proposed amendments, the Board of Directors of the Company, with all members in attendance, unanimously approved the Merger Agreement, as amended, the Option Agreement, as amended, and the Merger. On May 19, 1995, the Company and Crimson issued a joint press release announcing the terms of the Merger Agreement, as amended.

    Crimson's right to terminate the Merger Agreement in connection with its due diligence investigation expired on May 18, 1995.

ACCOUNTING ADJUSTMENTS

    On May 18, 1995, the Company announced that it had reviewed the methodology it used to estimate required balance sheet reserves for self-insured workers' compensation and general liability claims. The Company has historically followed the guidance in SFAS No. 5 and SFAS No. 112 to account for exposures under its workers' compensation, general liability and medical self-insurance programs. This guidance requires accrual of the best estimate of probable liabilities within a range of loss estimates. In applying this accounting principle, the Company has consistently utilized case estimates of probable liabilities prepared by experienced parties (independent third party administrators for most claims) using all available claims data as to the extent of losses and related costs. The Company believes this practice to be consistent with the method used by many other companies. Because (a) the number of stores and employees had remained flat from fiscal 1992 through fiscal 1995, (b) annual cash payments under these plans had only increased approximately 6% during fiscal 1993 through fiscal 1995 (an average of 3% per year) and (c) the number of outstanding claims had also remained relatively flat, the Company did not believe a complete actuarial study was either necessary or cost beneficial. Consequently, actuarially-based computations were previously not performed.

    During May 1995, as part of its due diligence procedures in connection with the Merger, KKR independently obtained actuarially-based estimates of the Company's liabilities for workers' compensation and general liability self-insurance exposures which were substantially higher than the Company's case estimates. After review of these estimates and consultation with its advisors, the Company determined that these actuarial techniques provided better estimates than those which had previously been used by the Company. The Company then computed new estimated reserve requirements using actuarial techniques, and, in accordance with its policy and SFAS No. 5 and SFAS No. 112, recorded an adjustment to increase these self-insurance reserves by approximately $22.2 million (approximately $13.8 million net of income taxes) as a change in accounting estimate in the third fiscal quarter ended April 8, 1995. The Company will use actuarial techniques consistent with those used in making the third quarter adjustment in the valuation of self-insurance reserves in future periods. In addition, the Company determined that a $5 million vendor rebate received and recorded as a reduction of cost of sales in the third quarter should have been deferred and amortized to income over the multi-year term of the vendor agreement. Thus, the previously announced third quarter cost of sales was adjusted to account more appropriately for this item. The Company's third quarter financial results were previously announced on May 1, 1995. The effect of these adjustments in the third quarter was to reduce, from previously announced results, the Company's net income for the quarter from $12.3 million (or $.16 per share) to a net loss of $4.6 million (or $.06 per share) and for the year to date from $37.9 million (or $.49 per share) to $21.0 million (or $.27 per share).

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

    At its meeting on May 18, 1995, the Board of Directors determined that the Merger Agreement, as amended and the Option Agreement, as amended, taken together, are fair to the shareholders of the Company and recommended that holders of Bruno's Common Stock accept the terms of the Merger and approve the Merger Agreement, as amended. This determination was made by the entire Board at such meeting. As described under "--Background of the Merger," the Board was confronted with difficult decisions about the future of the Company in light of the competitive environment in the food retailing industry generally and in the Southeast in particular. The Board heard reports from Management and Robinson-Humphrey about the condition of the food retailing industry, the Company's position in that industry and the Company's prospects for the future. The Board's decision to enter into the Merger Agreement, as amended, and the Option Agreement, as amended, was based, in large part, upon balancing the risks and benefits of the Merger against the risks and benefits of the other strategic alternatives available to the Company. Of the strategic alternatives available to the Company, the Merger was deemed by the Board to be the alternative which would yield the best results to the shareholders of the Company from a financial point of view. See "--Background of the Merger."

    The recommendation by the Board that the Company's shareholders approve and adopt the Merger Agreement, as amended, is not, and should not be considered to be, a recommendation that the shareholders elect to retain or, alternatively, that the shareholders sell shares of Bruno's Common Stock held by them in the Merger.

    In its deliberations, the Board considered a number of factors including, without limitation, the following:

        1. The Board's knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of the Company (see "--Background of the Merger");

        2. The Board's judgment as to the future prospects of the Company in light of Management's and Robinson-Humphrey's analysis of the food retailing industry and the competitive environment in the Company's markets, which the Board viewed as posing significant risks for the future equity value of the Company;

        3. The potential negative impact on the market price of Bruno's Common Stock that would likely occur from an aggressive store expansion program that Management estimated would be required to maintain market share and compete more effectively in the Company's markets. In Management's opinion, such a program would require the Company to operate a significant number of new stores at an extended loss for a period of time, which would decrease earnings;

        4. The oral and written presentations of Robinson-Humphrey and the opinion of Robinson-Humphrey that, as of May 18, 1995, the consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders from a financial point of view. See "--Opinion of Financial Advisor" for a discussion of the factors considered in rendering the opinion. Such opinion, which is subject to limitations, qualifications and assumptions, is included as ANNEX IV hereto, and should be read in its entirety;

        5. The terms and conditions of the Merger Agreement, as amended, the Option Agreement, as amended, and the Stockholders Agreement. The Board considered in particular the "no-solicitation" provision of the Merger Agreement, as amended, the fees and expense reimbursements payable to KKR (which could require payments of up to $42.5 million in the aggregate and which provisions were negotiated at arm's length between the parties) and the termination provisions of the Merger Agreement, as amended, the Option Agreement, as amended, and the Stockholders Agreement. The Board analyzed each of the foregoing provisions carefully in seeking to fulfill its fiduciary duties to the shareholders of the Company. The Board considered the impact of the "no-solicitation" provision of the Merger Agreement, as amended, on the Company's ability to negotiate with third parties interested in acquiring the Company. The Board sought to balance the interests of KKR, which the Board believed had made an attractive acquisition offer for the Company, in limiting the Company's right to consider other offers, against the interests of Bruno's shareholders in obtaining the best price for their Bruno's Common Stock. The Board was careful to negotiate provisions in the Merger Agreement that would allow it to fulfill its fiduciary duties in the event an unsolicited offer from a third party was received. While the Merger Agreement prohibited the Company from soliciting third-party offers, it did not prohibit the Company from considering unsolicited third-party offers. Also, the Board negotiated provisions in the Merger Agreement that would result in the termination thereof in the event an offer more favorable than the KKR offer is received from a third-party. In such event, the Company would be required to pay KKR a termination fee of $30,000,000 and to reimburse KKR for its expenses up to $12,500,000. The Board concluded that the aggregate amount of such fees and expense reimbursements would not preclude a third-party from making an offer that was materially more favorable to the Company's shareholders. The Board also considered the effect of the issuance of the Warrants to KKR and determined that the consideration payable to the Company's shareholders was fair. The Board determined that the issuance of the Warrants by the Company would not materially affect the value of the consideration to be received by the Company's shareholders because approximately 94.7% of that consideration would be in cash.

        6. The Board considered the conditions included in the Merger Agreement, including the financing contingency, and concluded that KKR has a long history of closing similar transactions, which mitigates the risk that the financing contingency clause will be exercised;

        7. Possible alternatives to the Merger, including continuing to operate the Company as an independent public company, merging with a strategic partner in the food retailing industry, acquiring shares of Bruno's Common Stock in the open market or selling underperforming stores, as well as the impact, short term and long term, of such alternatives on the value of the Company;

        8. The historical market price of Bruno's Common Stock, which had ranged from $6.94 per share to $10.19 per share during the year ended April 20, 1995, the last trading day prior to the announcement of the signing of the Merger Agreement, and from $6.94 per share to $16.00 per share during the three years ended April 20, 1995;

        9. The fact that the consideration to be received by the Company's shareholders in the Merger represents an approximately 30% premium over the closing price of Bruno's Common Stock of $9 1/4 per share on April 20, 1995, the last trading day prior to the announcement of the signing of the Merger Agreement;

        10. The fact that the consideration to be received by the shareholders of the Company in the Merger will consist, in the aggregate, of approximately 94.7% cash;

        11. The fact that the shareholders of the Company will have the right to elect to receive cash or retain Bruno's Common Stock (up to 4,173,682 shares in the aggregate), subject to proration, which right the Board believed would provide the possibility of some flexibility to any of the Company's shareholders who might desire to retain more Bruno's Common Stock after the Merger than would automatically be retained under a non-election based formula (subject to proration if the Company's shareholders elected to retain more than 4,173,682 shares). This election would also provide the possibility that the Company's shareholders who desire to receive more cash for their shares than would be provided under a non-election based formula would receive such additional cash if shareholders ultimately elect to retain more than 4,173,682 shares of Bruno's Common Stock in the aggregate. The Board considered these benefits to outweigh any detriment resulting from the uncertainty of the precise nature of the consideration to be received by each individual shareholder in the Merger; and

        12. The taxable nature of the transaction with respect to the cash received in the Merger (as opposed to a transaction that would be tax-free). The Board evaluated the potential tax consequences of the transaction and concluded that the transaction was attractive to the Company's shareholders even though they would be taxed on the cash received. This was because the total consideration to be received represented a substantial premium over $9 1/4, the closing price of the Bruno's Common Stock on April 20, 1995, and was payable primarily in cash at the time the Merger is consummated.

    The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

    The Company retained Robinson-Humphrey to act, among other things as its financial advisor in the Merger. On May 18, 1995, Robinson-Humphrey delivered its written opinion to the Company's Board of Directors that, as of such date, the consideration to be received by the shareholders of the Company in the Merger was fair to such shareholders from a financial point of view. No limitations were imposed by the Company's Board of Directors upon Robinson-Humphrey with respect to the investigations made or the procedures followed by it in rendering its opinion, except that Robinson-Humphrey was not authorized to, and did not, solicit any indications of interest from any third party to acquire all or any part of the Company.

    In rendering its opinion, Robinson-Humphrey reviewed, among other things,
(i) the Merger Agreement, (ii) publicly available information concerning the Company, which Robinson-Humphrey believed to be relevant to its inquiry; (iii) financial and operating information with respect to the business, operations and prospects of the Company furnished to Robinson-Humphrey by the Company; (iv) a trading history of Bruno's Common Stock from April 13, 1992 through May 17, 1995 and a comparison of that trading history with those of other companies which Robinson-Humphrey deemed relevant, (v) a comparison of the historical financial results and present financial condition of the Company with those of other companies which Robinson-Humphrey deemed relevant, (vi) a comparison of the financial terms of the Merger, as amended, with the financial terms of certain other recent transactions which Robinson-Humphrey deemed relevant, and (vii) certain historical data relating to percentage premiums paid in acquisitions of publicly traded companies. In addition, Robinson-Humphrey held discussions with Management concerning its business and operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as Robinson-Humphrey deemed appropriate. The foregoing factors represent all of the material factors considered by Robinson-Humphrey.

    In rendering its opinion, Robinson-Humphrey assumed and relied upon the accuracy and completeness of the financial and other information used by it without independent verification. Robinson-Humphrey further relied upon the assurances of Management that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts provided to and discussed with Robinson-Humphrey by Management, Robinson-Humphrey assumed, with the Company's approval, that (i) such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the future financial performance of the Company, and (ii) the Company would perform in accordance with such projections. Robinson-Humphrey did not conduct a physical inspection of the properties and facilities of the Company, and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Robinson-Humphrey's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated as of the date of the opinion.

    THE FULL TEXT OF THE WRITTEN OPINION OF ROBINSON-HUMPHREY, DATED MAY 18, 1995, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, APPEARS AS ANNEX IV TO THIS PROXY STATEMENT. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. ROBINSON-HUMPHREY'S OPINION WAS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF THE COMPANY. ROBINSON-HUMPHREY'S OPINION WAS DELIVERED FOR THE INFORMATION OF THE COMPANY'S BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR ANY OTHER MEETING OF THE COMPANY'S SHAREHOLDERS CALLED TO CONSIDER THE MERGER. THIS SUMMARY OF THE OPINION OF ROBINSON-HUMPHREY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with the preparation of its fairness opinions, Robinson-Humphrey performed certain financial and comparative analyses, including those described below. The summary set forth below includes all of the financial analyses used by Robinson-Humphrey and deemed to be material but does not purport to be a complete description of the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Robinson-Humphrey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robinson-Humphrey believes its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Robinson-Humphrey made numerous assumptions with respect to the food retailing industry's performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the price at which businesses may actually be sold. No public company utilized as a comparison is identical to the Company. An analysis of the results of such a comparison is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the companies to which the Company is being compared.

    The generally accepted financial analyses Robinson-Humphrey used in reaching its opinion included (i) comparison with selected companies, which consisted of reviewing market statistics and financial and operating information in respect of selected publicly traded companies considered to have businesses similar to that of the Company's business; (ii) analysis of selected merger transactions, which consisted of reviewing operating statistics and purchase price information with respect to selected acquisitions of assets or businesses similar to those of the Company; (iii) acquisition premiums analysis, which consisted of reviewing purchase price premiums paid for recent acquisitions of similar size;
(iv) strategic merger analysis, which consisted of analyzing the feasibility and financial effects of a merger with another major food retailer; (v) discounted cash flow analysis, which consisted of estimating the present value of Bruno's Common Stock, under various forecast assumptions provided by Management, based upon projected future cash flows; and (vi) leveraged recapitalization analysis, which consisted of analyzing the financial effects and investor returns, under various forecast assumptions provided by Management, based upon a leveraged recapitalization transaction such as the one proposed by KKR. The material portions of these analyses (which are all of the material valuation methodologies performed by Robinson-Humphrey) are summarized below.

    . COMPARISON WITH SELECTED COMPANIES. Robinson-Humphrey compared selected financial data and market information for the Company to the corresponding financial data and market information for two groups of selected public companies in the food retailing industry: (i) those with significant operations in the southeast portion of the United States and (ii) other major U.S. food retailers. Robinson-Humphrey used this analysis to derive implied equity values (i.e. the value per common share of Bruno's implied by multiplying certain ratios derived from selected food retailing companies other than Bruno's by Bruno's own financial data) for the Company. This comparison showed, among other things, that (i) the mean ratio of market price per share to earnings per share for the last 12 months was 15.5x for the southeastern food retailers and 15.5x for the major food retailers; (ii) the mean ratio of enterprise value (market capitalization plus total debt and preferred stock less cash and marketable securities) to revenues was 0.31x for comparable southeastern food retailers and 0.43x for other comparable major food retailers; (iii) the mean ratio of enterprise value to earnings before interest, taxes, depreciation and amortization ("EBITDA") was 7.3x for comparable southeastern food retailers and 6.3x for other comparable major food retailers; and (iv) the mean ratio of market price per share to book value per share was 2.0x for comparable southeastern food retailers and 2.5x for other comparable major food retailers. Based upon these and other multiples, Robinson-Humphrey calculated a range of implied equity values for Bruno's based on comparable southeastern food retailers of

      $8.62 to $10.81 and a range of implied equity values for Bruno's based on other comparable major food retailers of $8.36 to $13.87.

    . ANALYSIS OF SELECTED MERGER TRANSACTIONS. Robinson-Humphrey analyzed 38 mergers and acquisitions occurring since January 1, 1991 involving food retailers. In each such acquisition, Robinson-Humphrey calculated enterprise value as a multiple of revenues and as a multiple of EBITDA, with resulting average multiples of 0.36x and 7.0x, respectively. Robinson-Humphrey then identified six of these 38 transactions that had occurred since August 3, 1994 and which were over $250 million in transaction value. The average multiples of revenues and EBITDA for this group of transactions were 0.40x and 7.0x, respectively. Based upon the multiples for these six transactions, Robinson-Humphrey calculated an average implied equity value of $11.00 per share and a median implied equity value of $11.11 per share for the Company.

    . PREMIUM ANALYSIS. Robinson-Humphrey reviewed certain purchase price premiums paid for the stock of selected publicly-held companies in transactions involving total consideration of between $500 million and $1.5 billion from January 1, 1994 to May 17, 1995. This analysis measured the average purchase price premium paid by acquirors over the prevailing open market stock prices of acquirees one day prior to the announcement of an offer, one week prior to the announcement of an offer, and four weeks prior to the announcement of an offer, resulting in average premiums of 31.3%, 32.2% and 37.7%, respectively. In addition, Robinson-Humphrey reviewed average and median purchase price premiums paid for corporate acquisitions occurring from 1990 through 1994. From the annual averages, Robinson-Humphrey calculated a median premium of 32.8% from a range of 29.4% to 35.0% and an average premium of 39.7% from a range of 35.1% to 42.0%. These calculations resulted in a range of implied equity values of $11.97 per share to $12.92 per share for the Company.

    . STRATEGIC MERGER ANALYSIS. Robinson-Humphrey analyzed the feasibility of a merger with selected publicly-traded food retailers which Management believed were among the more likely potential strategic merger partners for the Company, based on several factors including financial strength, geographic location and potential synergies. Utilizing several alternative transaction structures and assuming a purchase price at or above the offer price from KKR, each scenario produced dilution to the acquiror's earnings per share in the near term. However, it was not unreasonable that under certain assumptions and additional synergies, the purchase price could be justifiable to a strategic merger partner. Robinson-Humphrey did not give an opinion as to the likelihood of this occurrence.

      In analyzing the discounted present value of the Company's Common Stock and the feasibility of a leveraged recapitalization, Robinson-Humphrey utilized three sets of alternative operating forecast scenarios--base case, growth case and aggressive case--to value the Company's equity and evaluate the proposed offer. The base case scenario assumed slow sales growth and modest margin improvement over the five-year forecast period; the growth case assumed modest sales growth and slightly more margin improvement; and the aggressive case assumed aggressive sales growth and margin improvement.

    . DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis,
      Robinson-Humphrey estimated the present value of the Company's Common Stock based upon projected cash flows through the year 2000. Terminal values were calculated by applying a range of multiples to projected EBITDA in the year 2000 (6.5x, 7.0x, 7.5x). The terminal values were discounted to present value using a range of discount rates (from 12% to 16%). These values were combined with the present value of the interim free cash flows (also discounted using a range of discount rates from 12% to 16%) and then adjusted for the estimated net value of existing cash and total debt as of July 1, 1995, resulting in a range of implied equity values based on each operating scenario. The base case resulted in a range of implied equity values of $10.52 per share to $11.95 per share and a median value of $11.24 per share for the Company. The growth case resulted in a range of implied equity values of $11.62 per share to $13.21 per share and a median value of

      $12.41 per share for the Company. The aggressive case resulted in a range of implied equity values of $13.60 per share to $15.55 per share and a median value of $14.58 for the Company. The historical market price of Bruno's Common Stock ranged from $6.94 per share to $10.19 per share during the year ended April 20, 1995, the last trading day prior to the announcement of the signing of the Merger Agreement, and from $6.94 per share to $16.00 per share during the three year period ended April 20, 1995.

    . LEVERAGED RECAPITALIZATION ANALYSIS. Robinson-Humphrey analyzed the financial effects of the proposed recapitalization of the Company and the implied returns on investment which could be achieved by investors in the transaction. Like the discounted cash flow analysis, this analysis entailed an evaluation of the three alternative operating forecast scenarios. Although this analysis did not yield implied equity values, the analysis indicated that, based on financial parameters (such as, among other things, the Company's leveraged capital structure and its ability to service its debt obligations) as well as anticipated equity returns to shareholders, the offer price was reasonable.

INFORMATION CONCERNING THE COMPANY'S FINANCIAL ADVISOR

    Robinson-Humphrey is a recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Management selected Robinson-Humphrey because of its expertise, reputation and familiarity with the Company and the food retailing industry.

    In the ordinary course of Robinson-Humphrey's business, Robinson-Humphrey actively trades in Bruno's Common Stock for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Robinson-Humphrey was a managing underwriter for three public offerings of the Company's securities and has provided other investment banking services for the Company in the past. No fees were paid by the Company to Robinson-Humphrey during the past two years.

    Pursuant to a letter agreement dated March 27, 1995 (the "Robinson-Humphrey Engagement Letter"), the Company engaged Robinson-Humphrey to provide investment banking advice and services to the Company in connection with the Company's review and analysis of potential business combinations. The Company agreed to pay Robinson-Humphrey a fee of $400,000 (the "Advisory Fee") upon rendering an opinion as to whether or not the consideration payable to the Company's public shareholders in the Merger is fair from a financial point of view. In addition, if the Merger is consummated, the Company has agreed to pay Robinson-Humphrey additional compensation, based on a percentage of the total consideration for Bruno's Common Stock, less the amount of the Advisory Fee. If the Merger is consummated, this additional compensation will be approximately $1.9 million. Due to its contingent nature, this compensation arrangement could be viewed as creating a conflict of interest for Robinson-Humphrey. Pursuant to the Robinson-Humphrey Engagement Letter, the Company has agreed to reimburse Robinson-Humphrey for reasonable expenses incurred by Robinson-Humphrey, subject to certain limitations, including fees and disbursements of counsel, and to indemnify Robinson-Humphrey against certain liabilities in connection with its engagement.

MERGER CONSIDERATION

    Subject to certain provisions as described herein with respect to shares of Bruno's Common Stock owned by the Company, any subsidiary of the Company or by the Partnership or Crimson, and with respect to fractional shares and Dissenting Shares, (i) each issued and outstanding share of Bruno's Common Stock (other than Electing Shares as defined below) will be converted into the right to receive in cash from the Company following the Merger an amount equal to $12.00 (the "Cash Election Price") and (ii) each issued and outstanding share of Bruno's Common Stock with respect to which an election to retain Bruno's Common Stock has been made and not withdrawn in accordance with the Merger

Agreement (an "Electing Share") will be converted into the right to retain one fully paid and nonassessable share of Bruno's Common Stock (a "Non-Cash Election Share"); provided, that the aggregate number of shares of Bruno's Common Stock to be converted into the right to retain Bruno's Common Stock at the Effective Time of the Merger (as defined below) shall be equal to 4,173,682 (the "Non-Cash Election Number"). With respect to certain risks related to continuing to hold Bruno's Common Stock, see "RISK FACTORS" above.

    The Merger contemplates that approximately 94.7% of the presently issued and outstanding shares of Bruno's Common Stock will be converted into cash and that approximately 5.3% of such shares will be retained by existing shareholders. Because 5.3% (or 4,173,682) of the shares must be retained by shareholders in the Merger, shareholders who do not elect to retain any shares may, due to proration, be required to retain some shares of Bruno's Common Stock. In addition, shareholders who elect to retain shares may be prorated into shares of Bruno's Common Stock and cash which vary from the amounts such holders elected to retain.

    The following examples illustrate the potential effects of proration. All fractional shares are subject to payment of cash instead of issuing fractional shares.

    A. HOLDER A OWNS 100 SHARES AND DOES NOT ELECT TO RETAIN ANY SHARES.

        1. If other shareholders elect to retain 4,173,682 or more shares in the aggregate, then Holder A will receive $1,200 in cash (100 shares at $12 per share). This is because other shareholders have satisfied the 5.3% requirement.

        2. If other shareholders elect to retain fewer than 4,173,682 shares in the aggregate, then Holder A will not be able to receive all cash for its 100 shares and will be required to retain some shares. This is because the 5.3% requirement has not been met and thus each shareholder must retain a small number of shares in order to increase the number of retained shares to 4,173,682 and thus meet the 5.3% requirement. However, even in the case of maximum proration (i.e. no shareholders elect to retain shares), Holder A will still be assured of receiving at least $1,136.40 in cash (94.7 shares at $12 per share) and will retain 5.3 shares of Bruno's Common Stock.

    B. HOLDER B OWNS 100 SHARES AND ELECTS TO RETAIN ALL ITS SHARES.

        1. If the shareholders (including Holder B) elect to retain 4,173,682 or fewer shares in the aggregate, then Holder B will be able to retain all 100 of its shares. This is because in this situation Bruno's will accept all shares elected to be retained in order to reach the 5.3% threshold. As described in example A.2. above, if fewer than 4,173,682 shares are elected to be retained, non-electing shareholders will then be prorated into shares in order to reach the 5.3% threshold.

        2. If the shareholders (including Holder B) elect to retain more than 4,173,682 shares, then Holder B will not be able to retain all its shares and will be required to receive some cash. This is because the 5.3% threshold has been exceeded and thus the number of shares which have been elected to be retained must be reduced in order to meet exactly the 5.3% requirement. For example, if shareholders elected to retain 10,000,000 shares in the aggregate, then each holder, including Holder B, would be able to retain only 41.73% of his shares in order to reduce the number of retained shares to 4,173,682 and thus meet the 5.3% requirement. Therefore, Holder B would be able to retain only 41.73 shares (or 41.73% of his 100 shares) and would receive $699.24 in cash (58.27 shares at $12 per share). In the case of maximum proration (i.e. all shareholders elect to retain their shares), Holder B would be able to retain only 5.3 shares (or 5.3%) and would receive $1,136.40 in cash (or 94.7%).

    C. HOLDER C OWNS 100 SHARES AND ELECTS TO RETAIN SOME BUT NOT ALL ITS SHARES (THIS EXAMPLE HAS ASSUMED AN ELECTION TO RETAIN 50 SHARES AND CONVERT 50 SHARES TO CASH).

        1. In the unlikely event that shareholders (including Holder C) elect to retain exactly 4,173,682 shares in the aggregate, then Holder C will be able to retain its 50 shares and will receive

    $600 in cash (50 shares at $12 per share). This is because the 5.3% requirement has been met exactly.

        2. If the shareholders (including Holder C) elect to retain more than 4,173,682 shares in the aggregate, then Holder C will not be able to retain all of its 50 shares. Again, this is because the 5.3% threshold has been exceeded and thus the number of shares which have been elected to be retained must be reduced in order to meet exactly the 5.3% requirement. For example, if shareholders elected to retain 10,000,000 shares in the aggregate, then each holder, including Holder C, would be able to retain only 41.73% of its shares in order to reduce the number of retained shares to 4,173,682 and thus meet the 5.3% requirement. Therefore, Holder C would be able to retain only 20.86 shares (or 41.73% of its 50 shares) and would receive $949.68 in cash (79.14 shares at $12 per share). If the shareholders elected to retain more than 10,000,000 shares in the aggregate, Holder C would receive fewer shares than in the example above, but would receive a commensurately greater amount of cash.

        3. If the shareholders (including Holder C) elect to retain fewer than 4,173,682 shares in the aggregate, then Holder C would be required to retain more than 50 shares. Again, this is because the 5.3% threshold has not been reached and thus each shareholder must retain a small number of shares (in the case of Holder C, a small number of additional shares) in order to increase the aggregate number of retained shares to 4,173,682 and thus meet the 5.3% requirement. For example, if shareholders elected to retain 1,000,000 shares in the aggregate, then all shareholders must collectively retain an additional 3,173,682 shares in order to reach the 5.3% threshold. In this example, Holder C would be required to retain an additional 2.06 shares (for a total of 52.06 shares) and would receive $575.28 in cash (47.94 shares at $12 per share). The additional 2.06 shares is calculated by multiplying the 50 shares Holder C wants to convert to cash by a fraction the numerator of which is 3,173,682 and the denominator of which is the total number of outstanding shares less the 1,000,000 electing shares. If the shareholders elected to retain fewer than 1,000,000 shares in the aggregate, Holder C would receive more shares than in the example above, but would receive commensurately less cash.

    Fractional shares of Bruno's Common Stock will not be issued in the Merger. Holders of Bruno's Common Stock otherwise entitled to a fractional share of Bruno's Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described under "--Fractional Shares" below.

    Any shares of Bruno's Common Stock owned by the Company, by any subsidiary of the Company, or by the Partnership or Crimson, will automatically be cancelled at the Effective Time of the Merger and will cease to exist.

NON-CASH ELECTION

    Subject to the Non-Cash Election Number, record holders of shares of Bruno's Common Stock will be entitled to make an unconditional election (a "Non-Cash Election") on or prior to the Election Date (as defined below) to retain Non-Cash Election Shares. If the number of Electing Shares exceeds the Non-Cash Election Number, then (i) the number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor (the "Non-Cash Proration Factor") determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (ii) such number of Electing Shares will be so converted. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among shareholders who made the election to retain Non-Cash Election Shares, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

    If a shareholder elects to make a Non-Cash Election and receives cash as a result of the proration procedures described above, such shareholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "RISK FACTORS--Non-Cash Election and Proration into Cash--Possible Dividend Treatment." See also "THE MERGER--Federal Income Tax Consequences--Shareholders Receiving Cash."

    If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement, (ii) additional shares of Bruno's Common Stock, other than Electing Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares, other than Electing Shares, by a proration factor (the "Cash Proration Factor") determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of Bruno's Common Stock, other than Electing Shares, and (iii) such additional shares of Bruno's Common Stock shall be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement (on a consistent basis among shareholders who held shares of Bruno's Common Stock as to which they did not make the Non-Cash Election, pro rata to the number of shares as to which they did not make such election).

    With respect to certain risks related to continuing to hold Bruno's Common Stock, see "RISK FACTORS" above.

NON-CASH ELECTION PROCEDURE

    The form for making a Non-Cash Election (the "Form of Election") is being mailed to holders of record of Bruno's Common Stock together with this Proxy Statement. FOR A FORM OF ELECTION TO BE EFFECTIVE, HOLDERS OF BRUNO'S COMMON STOCK MUST PROPERLY COMPLETE SUCH FORM OF ELECTION, AND SUCH FORM OF ELECTION, TOGETHER WITH ALL CERTIFICATES FOR SHARES OF BRUNO'S COMMON STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH FORM OF ELECTION), MUST BE RECEIVED BY CHEMICAL MELLON SHAREHOLDER SERVICES (THE "EXCHANGE AGENT") AT ONE OF THE ADDRESSES LISTED ON THE FORM OF ELECTION AND NOT WITHDRAWN, BY 5:00 P.M., EASTERN TIME, ON THE BUSINESS DAY NEXT PRECEDING THE DATE OF THE SPECIAL MEETING (THE "ELECTION DATE").

    The determinations of the Exchange Agent as to whether or not Non-Cash Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Alabama or such later date as is specified in such Articles of the Merger (the "Effective Time of the Merger"). The filing of the Articles of Merger will occur as soon as practicable on or after the closing of the Merger unless another date is agreed to in writing by the Company and Crimson. Subject to certain limitations, the Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before October 31, 1995. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "--Termination."

CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of shares of Bruno's Common Stock (other than shares as to which dissenters' rights are properly exercised) into the right to receive cash or the right to retain shares of Bruno's Common Stock following the Merger will occur at the Effective Time of the Merger.

    As soon as practicable as of or after the Effective Time of the Merger, the Exchange Agent will send a letter of transmittal to each holder of Bruno's Common Stock (other than holders of Bruno's Common Stock making a Non-Cash Election who have properly submitted Forms of Election and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Bruno's Common Stock in exchange for cash and, under certain circumstances, certificates representing shares of Bruno's Common Stock to be retained in the Merger, or the amount of cash in lieu of any fractional interest in a share of Bruno's Common Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

    EXCEPT FOR BRUNO'S COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER "--NON-CASH ELECTION PROCEDURE," SHAREHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

    As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Bruno's Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Bruno's Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement and a certificate or certificates representing the number of full shares of Bruno's Common Stock, if any, to be retained by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Bruno's Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be cancelled against delivery of cash and, if appropriate, certificates for retained Bruno's Common Stock. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of Bruno's Common Stock will be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of retained Bruno's Common Stock.

    No dividends or other distributions with respect to retained Bruno's Common Stock with a record date after the Effective Time of the Merger will be paid to the holder of any unsurrendered certificate for shares of Bruno's Common Stock with respect to the shares of retained Bruno's Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Bruno's Common Stock issued in connection therewith, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined below) as practicable, the amount of any cash payable in lieu of a fractional share of retained Bruno's Common Stock to which such holder is entitled pursuant to the Merger Agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of retained Bruno's Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Bruno's Common Stock.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of retained Bruno's Common Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company after the Merger. Each holder of shares of Bruno's Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of retained Bruno's Common Stock (after taking into account all shares of Bruno's Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the shares (the "Excess Shares") of retained Bruno's Common Stock representing such fractions. Such sale shall be made as soon as practicable after the Effective Time of the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, the Company has agreed to carry on its business and that of its subsidiaries prior to the Effective Time of the Merger in the usual, regular and ordinary course of business consistent with past practice. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Certain Pre-Closing Covenants."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The obligations of the Company and Crimson to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite shareholder approval, the termination or expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS."

FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Simpson Thacher & Bartlett, the following are, under currently applicable law, the material United States federal income tax considerations generally applicable to the Merger. The tax treatment described herein may vary depending upon each shareholder's particular circumstances and tax position. Certain shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States ("U.S."), shareholders who do not hold their shares as capital assets and shareholders who have acquired their existing stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service ("IRS") will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. Each shareholder should consult his or her own tax advisor as to the particular tax consequences to him or her of the Merger, including the applicability and effect of any foreign, state, local or other tax laws, any recent changes in applicable tax laws and any proposed legislation.

    Characterization of the Merger for U.S. Federal Income Tax Purposes. For U.S. federal income tax purposes, Crimson will be disregarded as a transitory entity, and the Merger of Crimson with and into the Company will be treated as a sale of a portion of a tendering shareholder's Bruno's Common Stock ("Stock") to the Partnership and as a redemption of a portion of the shareholder's Stock by the Company. Additionally, the Partnership should be deemed to have paid to the Company some portion of the amount it is contributing to Crimson in exchange for the Warrants that the Partnership will receive in the Merger. It is unclear how the allocation of proceeds between the sale and redemption should be determined, or how the Partnership's contribution of cash to Crimson should be allocated to the Warrants. The Company intends to take the position that the percentage of a Shareholder's Stock disposed of by the shareholder pursuant to the Merger which will be treated as sold to the Partnership will be a percentage of such Stock equal to (a) the difference between (i) the amount contributed to Crimson by the Partnership in exchange for Crimson stock and (ii) the amount of such contribution that is properly allocable to the Warrants divided by (b) the aggregate amount of cash paid to shareholders pursuant to the Merger. The remainder of the shareholder's Stock disposed of in the Merger will be treated as redeemed by the Company. The IRS could, however, adopt a different approach in determining the portion, if any, of a shareholder's Stock which is treated as redeemed by the Company. See "--Shareholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid in redemption of Stock.

    Shareholders Receiving Cash. As described more fully below, the U.S. federal income tax consequences of the Merger with respect to a particular shareholder will depend upon, among other things, (i) whether the shareholder received any cash proceeds pursuant to the Merger, (ii) the extent to which a shareholder is deemed to have sold its Stock to the Partnership or is deemed to have had its Stock redeemed by the Company and (iii) whether the redemption of a holder's Stock by the Company will qualify as a sale or exchange under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"). First, to the extent that a shareholder is considered to have sold Stock to the Partnership, such shareholder will recognize either capital gain or loss (assuming the Stock is held by such shareholder as a capital asset) equal to the difference between the amount realized on its deemed sale of Stock to the Partnership (i.e., the cash proceeds properly allocated to such sale) and the shareholder's adjusted tax basis in such Stock. Second, a shareholder also will recognize either capital gain or loss equal to the difference between the cash proceeds allocable to the redemption of such shareholder's Stock by the Company and the shareholder's adjusted tax basis in such Stock, to the extent such redemption is treated as a sale or exchange under Section 302 of the Code with respect to such shareholder. Such gain or loss generally will be long-term capital gain or loss if the Stock is held as a capital asset by the shareholder for more than one year. Under
Section 302 of the Code, a redemption of Stock pursuant to the Merger will, as a general rule, be treated as a sale or exchange if such redemption (a) is "substantially disproportionate" with respect to the shareholder, (b) results in a "complete redemption" of the shareholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the shareholder.

    In determining whether any of these Section 302 tests is satisfied, shareholders must take into account not only the Stock that they actually own, but also any Stock they are deemed to own under the constructive ownership rules set forth in Section 318 of the Code. Pursuant to these constructive ownership rules, a shareholder is deemed to constructively own any Stock that is owned by certain related individuals or entities and any Stock that the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

    The redemption of a shareholder's Stock will be "substantially disproportionate" with respect to such shareholder if the percentage of Stock actually and constructively owned by such shareholder immediately following the Merger is less than 80% of the percentage of Stock actually and constructively owned by such shareholder immediately prior to the Merger. Shareholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

    The redemption of a shareholder's Stock will result in a "complete redemption" of a shareholder's interest in the Company if either (a) all the Stock actually and constructively owned by the shareholder is redeemed pursuant to the Merger or (b) all the Stock actually owned by the shareholder is redeemed pursuant to the Merger and the shareholder is eligible to waive, and does effectively waive in accordance with Section 302(c) of the Code, attribution of all Stock which otherwise would be considered to be constructively owned by such shareholder.

    Even if the redemption of a shareholder's Stock fails to satisfy the "substantially disproportionate" test or the "complete redemption" test described above, the redemption of a shareholder's Stock may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's redemption of Stock pursuant to the Merger results in a "meaningful reduction" in such shareholder's proportionate Stock interest in the Company. Whether the receipt of cash by a shareholder will be considered "not essentially equivalent to a dividend" will depend upon such shareholder's facts and circumstances. In certain circumstances, even a small reduction in a shareholder's proportionate equity interest may satisfy this test. For example, the IRS has indicated in a published ruling that a 3.3% reduction in the proportionate equity interest of a small (substantially less than 1%) shareholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Shareholders should consult with their own tax advisors as to the application of this test in their particular situation.

    A tendering shareholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Stock by such shareholder or a related party whose Stock would be attributed to such shareholder under Section 318 of the Code. Shareholders should consult their own tax advisors regarding the tax consequences of such acquisitions in their particular circumstances.

    If a shareholder cannot satisfy any of the three tests described above and to the extent the Company has sufficient current and/or accumulated earnings and profits, such shareholder will be treated as having received a dividend which will be includible in gross income (and treated as ordinary income) in an amount equal to the cash received (without regard to gain or loss, if any).

    In the case of a corporate shareholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the Stock or if the Stock is treated as "debt financed portfolio Stock" within the meaning of Code Section 246A(c). Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case a corporate shareholder's adjusted tax basis in the Stock retained by such shareholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Any amount of the nontaxed portion of the dividend in excess of the corporate shareholder's adjusted tax basis generally will be subject to tax upon a sale or other taxable disposition of the Stock. Corporate shareholders are urged to consult their own tax advisors as to the effect of Section 1059 of the Code on the adjusted tax basis of their Stock.

    Proposals have recently been introduced and passed in the House of Representatives and introduced in the Senate to reduce the effective tax rates applicable to net long-term capital gains. Additionally, the proposals would further limit the deduction for long-term capital losses. If enacted, these proposals generally would apply to transactions effected after December 31, 1994. Therefore, if the proposals were enacted into law, gains from the sale or redemption of Stock pursuant to the Merger which constituted long-term capital gains generally would be taxed at lower effective tax rates than would apply under current law. There can be no assurance, however, that these proposals or the particular type of transactions or assets to which the proposals apply could be modified. If the proposals were enacted with an effective date subsequent to the Effective Time of the Merger, sales or redemptions of the Stock pursuant to the Merger which constituted long-term capital gains would be taxed at the higher rates currently in effect. Shareholders should consult their own tax advisors about the impact, if any, of this proposed legislation.

    Shareholders Retaining Stock and Receiving No Cash. The Merger will have no U.S. federal income tax consequences for shareholders who retain their Stock and receive no cash. Accordingly, a shareholder will not recognize any gain or loss on any Stock retained by such shareholder.

    Shareholders Retaining a Portion of Their Stock and Receiving Cash. To the extent that a shareholder elects to retain a portion of its Stock and exchange a portion of its Stock for cash, or to the extent a shareholder is prorated into receiving cash in exchange for some portion of its Stock, the tax treatment of the shareholder's receipt of such cash will be the same as set forth above under "--Shareholders Receiving Cash."

    As described above under "--Shareholders Retaining Stock and Receiving No Cash," the Merger will have no tax consequences to a shareholder (and, thus, a shareholder will not recognize any gain or loss as a result of the Merger), to the extent such shareholder retains, or is prorated into Stock. However, as described more fully above under "--Shareholders Receiving Cash," a shareholder's retention of Stock may, under certain circumstances, cause the cash received by such shareholder pursuant to the Merger to be treated as a dividend for U.S. federal income tax purposes.

    Foreign Shareholders--Withholding. The following is a general discussion of certain United States federal income tax consequences of the Merger to foreign shareholders. For this purpose, a foreign shareholder is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust.

    In the case of any foreign shareholder, the Exchange Agent will withhold 30% of the amount paid to redeem the Stock of such shareholder in order to satisfy certain U.S. withholding requirements, unless such foreign shareholder proves in a manner satisfactory to the Company and the Exchange Agent that either (i) the redemption of its Stock pursuant to the Merger will qualify as a sale or exchange under Section 302 of the Code, rather than as a dividend for U.S. federal income U.S. tax purposes, in which case no withholding will be required,
(ii) the foreign shareholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Exchange Agent will withhold at the reduced treaty rate or (iii) no U.S. withholding is otherwise required.

    In addition, the Company can give no assurances that it is not a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code. Consequently, the Exchange Agent will withhold 10% of the amount paid to purchase or redeem a foreign shareholder's Stock if the foreign shareholder cannot prove, in a manner satisfactory to the Company and the Exchange Agent, that it did not own 5% or more of the Stock of the Company at any time during the previous five years and such purchase or redemption qualifies as a sale or exchange for U.S. federal income tax purposes.

    Foreign shareholders should consult their own tax advisors regarding the application of these withholding rules.

    Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each shareholder the amount of dividends paid to such shareholder and the backup withholding, if any, tax withheld with respect to such dividends. Copies of these information returns also may be made available to the tax authorities in the country in which a foreign shareholder resides under the provisions of an applicable income tax treaty.

    Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a foreign shareholder at an address outside the United States (unless the payor has knowledge that the payee is a U.S. person).

    Payment of the proceeds of a sale of Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a foreign shareholder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a foreign holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

    The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Stock could be changed by future regulations.

    THOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR SHAREHOLDER. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH SHAREHOLDER, IN THE LIGHT OF ITS PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF STOCK PURSUANT TO THE MERGER.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger will be accounted for as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities will not be impacted by the transaction.

EFFECT ON STOCK AND EMPLOYEE BENEFIT MATTERS

    No holder of a Company Stock Option (as defined below) may exercise such Company Stock Option after August 17, 1995 (the "Exercise Period"). With respect to any person, unless exercised within the Exercise Period (or cancelled in exchange for a cash payment pursuant to clause (y) of the next succeeding paragraph) each Company Stock Option will become non-exercisable at the end of the Exercise Period. With respect to any person subject to Section 16(a) of the Exchange Act (generally directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock), no such person will be entitled to a cash payment in the manner described in clause (y) of the next succeeding paragraph.

    At the Effective Time of the Merger (x) each employee or director stock option to purchase shares of Bruno's Common Stock ("Company Stock Options") granted under any stock option or stock purchase plan, program or arrangement of the Company, including the Employee Incentive Stock Option Plan, the Second Amended and Restated Employee Stock Option Plan and the Non-Employee Director Stock Option Plan (collectively, the "Stock Plans") outstanding immediately prior to the Effective Time of the Merger will vest as a consequence of the Merger and (y) with respect to any person not subject to Section 16(a) of the Exchange Act, each Company Stock Option having an exercise price of less than $12.00, will be cancelled in exchange for a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Bruno's Common Stock subject to such Company Stock Option and (2) the excess of $12.00 over the exercise price per share of Bruno's Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time of the Merger, representing approximately $5,332,114 in the aggregate.

    The Stock Plans will terminate as of the Effective Time of the Merger, and following the Effective Time of the Merger no holder of a Company Stock Option nor any participant in any Stock Plan will have any right thereunder to acquire equity securities of the Company following the Merger.

    Ronald G. Bruno, Paul F. Garrison, Glenn J. Griffin, Kenneth James Bruno and
R. Michael Conley will continue in the employ of the Company following the Merger in order to accomplish in an orderly fashion the transition of ownership of the Company contemplated by the Merger Agreement. In general, if any such employee remains in the employ of the Company for at least one year following the Effective Time of the Merger (or such shorter period as may be determined by the Board of Directors of the Company following the Merger), such employee will be entitled to receive, on the earlier of (i) the thirtieth day after such employee's replacement has commenced employment and (ii) one year following the Effective Time of the Merger (the "Date of Payment"), any amounts that would have been payable to him under the terms of his Employment Continuity Agreement as of the end of the fiscal year ending on July 1, 1995 if he had been terminated by the Company without Good Cause (as defined in the Employment Continuity Agreement) together with the retirement benefit that would have been payable to him under the terms of the 1994 Employment and Deferred Compensation Agreement (after giving effect to such amendments to such agreement as are necessary to change the basis for determining compensation under such agreement from the calendar year to the Company's fiscal year) (the "1994 Agreement"); provided that commencing on the later of the date of the closing of the Merger and July 2, 1995 and continuing during the post-Merger employment period with respect to each such five employees, each such five employees shall receive from the Company a monthly salary based on 13 pay periods equal to the total base salary and bonus to which such employee was entitled for the fiscal year ended July 1, 1995, divided by 13 (provided that no further bonus or incentive compensation shall be payable for such periods); and provided, further, that if such employee shall so request, the aforementioned retirement benefit shall be paid in a single lump sum in an amount equal to the present value of the payment stream set forth under the 1994 Agreement. See "--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain Directors and officers of the Company have interests, described below, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger."

    The five executive officers of the Company, Ronald G. Bruno, Paul F. Garrison, Glenn J. Griffin, Kenneth J. Bruno, and R. Michael Conley (the "Executive Officers"), along with 14 other employees of the Company, are parties to Employment Continuity Agreements (the "Employment Continuity Agreements") with the Company which provide for lump sum cash payments equal to three times, in the case of Ronald G. Bruno, two times, in the case of the other Executive Officers, and one time, in the case of the other employees, the sum of his annual base salary at the time of termination, plus his incentive compensation bonus for the year preceding termination. Benefits under the Employment Continuity Agreements are payable if a covered employee's employment is terminated by the employee for "good reason" or by the Company without "cause" within one year following a "change of control." Ronald G. Bruno, Paul F. Garrison, Glenn J. Griffin and Kenneth J. Bruno are also Directors of the Company.

    The Executive Officers are also parties to Employment and Deferred Compensation Agreements (the "Deferred Compensation Agreements") with the Company. The Deferred Compensation Agreements provide for monthly payments of retirement benefits to such persons equal to 5% of the average annual compensation for the three fiscal years ended immediately prior to the initial payment date for a period of 180 months upon the earlier of retirement after age 65, retirement after 25 years of service, disability, death or the occurrence of an event which would entitle the employee to receive benefits under his Employment Continuity Agreement.

    The Company also maintains an Employee Incentive Stock Option Plan for its employees. Certain of the options issued to employees under that Plan, which have not as yet vested, will vest as a result of the Merger transaction, including options issued to the Executive Officers. See "--Effect on Stock and Employee Benefit Matters."

    It is anticipated that the five Executive Officers will not remain employed by the Company for more than one year after the Effective Time of the Merger. As a result of the Merger, the Executive Officers will be entitled to any amounts to which they would have been entitled under the terms of their respective Employment Continuity Agreements, together with the retirements benefits that would have been payable to them under the terms of their respective Deferred Compensation Agreements as of the end of the Company's fiscal year ended July 1, 1995, if such Executive Officers remain in the employ of the Company until one year following the Effective Time of the Merger or for such shorter period as may be determined by the Board of Directors of the Company following the Merger. In connection with its approval of the Merger and as agreed by Crimson, the Board of Directors of the Company has approved the payment to the Executive Officers of a lump sum payment, on termination of employment, of the benefits payable under the Deferred Compensation Agreements based on a discount rate of 8% per annum.

    The following table reflects the estimated value of the payments, based upon certain assumptions with respect to annual compensation, to which the Executive Officers will be entitled under the Employment Continuity Agreements, the Deferred Compensation Agreements and the stock options which will vest, subject to the terms of such agreements and the Merger Agreement, as of the end of the fiscal year ended July 1, 1995.

   NAME                          EMPLOYMENT CONTINUITY    DEFERRED COMPENSATION (1)    VALUE OF OPTIONS TO VEST
- ------------------------------   ---------------------    -------------------------    ------------------------
Ronald G. Bruno...............         $ 895,000                 $ 2,077,000                   $152,000
Paul F. Garrison..............           818,000                   1,813,000                     70,000
Glenn J. Griffin..............           722,000                   1,628,000                     70,000
Kenneth J. Bruno..............           257,000                   1,102,000                     70,000
R. Michael Conley.............           405,000                     759,000                     50,000

- ------------

(1) Present value of 180 month payout based on a discount rate of 8% per annum.

    The estimated total amount of all such payments to Executive Officers is $10,888,000.

    The definitive amounts to be payable to the Executive Officers under their Employment Continuity Agreements and their Deferred Compensation Agreements will depend upon the total compensation paid by the Company to these individuals for the Company's fiscal year ending July 1, 1995, which will include bonuses to be paid based on the Company's 1995 earnings. The Company's 1995 earnings are not yet known. Although the amounts shown above are based on the assumption that the maximum bonuses will be paid for fiscal 1995, only amounts based on actual bonuses earned will be paid.

    Shares of Bruno's Common Stock held by officers and Directors of the Company will be converted into the right to receive the same consideration as shares of Bruno's Common Stock held by other shareholders. Company Stock Options held by officers and Directors of the Company will be treated in the same manner as Company Stock Options held by other shareholders, except that no such officers or Directors will be entitled to a cash payment of the excess of $12.00 over the exercise price per share subject to such Company Stock Option as described under "--Effect on Stock and Employee Benefit Matters."

    Company Stock Options held by the five Directors of the Company who are not employed by the Company (Benny M. LaRussa, Jr., Richard Cohn, Judy M. Merritt,
J. Mason Davis, Jr. and Bart Starr), which have not as yet vested, will vest as a result of the Merger, providing a benefit above the exercise price of those options of approximately $77,500 to each of such non-employee Directors for an aggregate gain of approximately $387,500.

    Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time of the Merger to indemnify all present and former Directors and officers of the Company and its subsidiaries and will, subject to certain limitations, maintain for six years its current directors' and officers' insurance and indemnification policy. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification and Insurance."

    Additional information relating to executive compensation and various benefit arrangements of the Company is set forth and incorporated herein by reference to the Company's proxy statement for its annual meeting of shareholders held on October 21, 1994. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

NASDAQ DE-LISTING

    Following the consummation of the Merger, the Company anticipates that it will seek to have the Bruno's Common Stock, which is currently traded on Nasdaq, delisted. See "RISK FACTORS-- Delisting; Loss of Liquidity."

RESALE OF BRUNO'S COMMON STOCK FOLLOWING THE MERGER

    The Bruno's Common Stock to be retained in connection with the Merger will be freely transferable, except that shares retained by any shareholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This proxy statement does not cover sales of Bruno's Common Stock retained by any person who may be deemed to be an affiliate of the Company.

MERGER FINANCINGS

    Bruno's is expected to issue debt securities for approximately $350 million of gross proceeds in either the public or private markets and enter into a syndicated, senior secured term loan facility for approximately $550 million in order to finance the conversion into cash of approximately 94.7% of the shares of Bruno's Common Stock currently outstanding and to refinance the outstanding indebtedness of Bruno's. Since it is anticipated that a portion of such debt securities will be issued at a substantial discount from their face value, the face amount of such debt securities may be in excess of $350 million. Bruno's also expects to enter into a $100 million senior secured revolving credit facility to provide for working capital requirements. On June 23, 1995, Bruno's received an executed commitment from Chemical Bank to provide the $650 million of senior secured credit facilities, which will be syndicated by Chemical Securities, Inc. The commitment is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to the commitment.

    The Partnership also expects to make an equity contribution of approximately $250 million to the Company. This $250 million will become an asset of the Company as a result of the Merger in which the Partnership will receive 20,833,333 shares of Bruno's Common Stock.

CONVERSION OF CRIMSON STOCK

    In the Merger, each share of stock of Crimson issued and outstanding immediately prior to the Effective Time of the Merger will be converted into (i) a number of shares of Bruno's Common Stock equal to the quotient of (A) 20,833,333 divided by (B) the number of shares of common stock of Crimson outstanding immediately prior to the Effective Time of the Merger and (ii) a number of Warrants equal to the quotient of (A) 10,000,000 divided by (B) the number of shares of common stock of Crimson outstanding immediately prior to the Effective Time of the Merger. Each Warrant will entitle the holder thereof to purchase one share of Bruno's Common Stock at an exercise price of $12.00 per share, subject to certain anti-dilution adjustments. Each Warrant (i) will be exercisable at any time or from time to time in whole or in part in the sole discretion of the holder for a period of ten years after the Effective Time of the Merger, (ii) will be entitled to the anti-dilution adjustments described below, (iii) provides for the issuance by the Company, at the election of the holder in its sole discretion and in lieu of the payment of the aggregate exercise price by such holder upon exercise thereof, of newly issued shares of Bruno's Common Stock having an aggregate value equal to the difference between
(x) the aggregate Fair Market Value (as defined below) at the time of such exercise of such number of shares of Bruno's Common Stock (or fraction thereof) for which such Warrant is then exercisable and (y) the exercise price multiplied by the number of shares (or fraction thereof) for which such Warrant is then exercisable, (iv) will be transferable, subject to certain restrictions, and will be entitled to the demand and incidental registration rights described below in respect of such Bruno's Common Stock, (v) provides for the payment of documentary, stamp and other similar taxes by the Company and (vi) will otherwise be issued pursuant to one or more agreements, certificates or documents containing terms satisfactory to Crimson. As a result of the Merger, the Partnership will hold 20,833,333 shares, or approximately 83.3%, of the shares of Bruno's Common Stock expected to be outstanding after the Merger. If the Warrants were exercised in full, the Partnership would hold approximately 88% of such Bruno's Common Stock.

    "Fair Market Value" shall mean, as of any exercise date, the average for the second Trading Day (as defined below) preceding such exercise date of the high and low reported sales prices regular way of one share of Bruno's Common Stock on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of Bruno's Common Stock on such Trading Day, in either case on the principal national securities exchange on such Trading Day, on the National Association of Securities Dealers Automated Quotations National Market System, or if the shares of Bruno's Common Stock are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked price of a share of Bruno's Common Stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Company. If the Bruno's Common Stock is not quoted or listed by any such organization, exchange or market, the Fair Market Value of the Bruno's Common Stock shall be determined in good faith by the Board of Directors of the Company. "Trading Day" shall mean each weekday other than any day on which any Bruno's Common Stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market.

    The exercise price and the number of shares of Bruno's Common Stock for which the Warrants are exercisable will be subject to adjustment in certain events including (i) the payment by Bruno's of dividends or distributions on Bruno's Common Stock payable in shares of Bruno's Common Stock, (ii) subdivisions, combinations and reclassifications of Bruno's Common Stock, (iii) the payment by Bruno's of dividends or distributions of any evidences of indebtedness, shares of capital stock (other than Bruno's Common Stock), shares of stock of any subsidiary, warrants or other rights to subscribe for convertible securities or purchase any evidences of indebtedness, or any other securities or property (other than regular quarterly cash dividends payable from earnings or earned surplus), (iv) the repurchase by Bruno's or a subsidiary of shares of Bruno's Common Stock for per share consideration greater than the Fair Market Value of one share of Bruno's Common Stock, (v) the issuance of additional shares of Bruno's Common Stock, other than certain permitted issuances, for per share consideration less than the exercise price and (vi) the issuance of warrants or other rights to purchase additional shares of Bruno's Common Stock or any convertible securities where the price per share for which Bruno's Common Stock is issuable upon the exercise or conversion thereof is less than the exercise price. In addition, in case of certain reorganizations or reclassifications of Bruno's capital stock, or consolidations or mergers of Bruno's, or the sale of all or substantially all its assets where securities or other property are to be received by holders of Bruno's Common Stock, then the holder will receive upon exercise of the Warrants the securities or property which such holder would have received had the Warrants been exercised immediately prior to any such event.

    Bruno's will authorize and reserve for issuance such number of shares of Bruno's Common Stock as may be issuable upon the exercise of the Warrants.

    The holder of the Warrants will also be entitled to registration rights with regard to the Warrants and the Bruno's Common Stock issuable upon exercise of the Warrants (the "Registrable Securities"). The holder will have the right, under certain circumstances and subject to certain conditions, to include the Registrable Securities in registration statements filed by Bruno's under the Securities Act. In the case of an underwritten public offering, the holder must sell its Registrable Securities to the underwriters on the same terms and conditions as Bruno's, with such differences as may be customary in combined primary and secondary offerings. The holder also has the right at any time, subject to certain conditions, to require Bruno's to register all or a portion of the Registrable Securities. Bruno's will pay certain expenses (other than underwriting discounts and commissions) in connection with each incidental registration and in connection with the first six demand registrations.

    The Warrants will initially be issued at the Effective Time of the Merger pursuant to a Warrant document to be executed by Bruno's in favor of the Partnership. The above summary of certain provisions of such Warrant document does not purport to be complete and is qualified in its entirety by reference to the Form of Warrant, which has been filed as an exhibit to the Registration Statement of which this Proxy Statement is a part.

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated condensed financial statements (the "Pro Forma Financial Statements") have been derived by the application of pro forma adjustments to the Company's historical financial statements incorporated by reference in this Proxy Statement. The pro forma income statements for the periods presented give effect to the Merger and related transactions as if such transactions were consummated as of July 4, 1993 for the year ended July 2, 1994, and as of July 3, 1994 for the forty week period ended April 8, 1995. The pro forma balance sheet gives effect to the Merger and related transactions as if such transactions had occurred as of April 8, 1995. The adjustments are described in the accompanying notes. The Pro Forma Financial Statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Pro Forma Financial Statements should be read in conjunction with the Company's historical financial statements and the notes thereto incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the transaction.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                     AS OF APRIL 8, 1995
                                                          -----------------------------------------
                                                                           PRO FORMA         PRO
                                                          HISTORICAL      ADJUSTMENTS       FORMA
                                                          ----------      -----------      --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................     $ 20.8          $   0.0(a)     $   20.8
  Receivables..........................................       40.3                             40.3
  Inventories..........................................      250.3                            250.3
  Prepaid expenses.....................................       14.5                             14.5
  Deferred income taxes................................        1.4                              1.4
                                                          ----------                       --------
                                                             327.3                            327.3
Property and equipment, net............................      515.4                            515.4
Intangibles and other, net.............................       55.7                             55.7
                                                          ----------      -----------      --------
TOTAL ASSETS...........................................     $898.4          $   0.0        $  898.4
                                                          ----------      -----------      --------
                                                          ----------      -----------      --------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Current maturities of debt and short-term
    borrowings.........................................     $ 26.9(b)       $   0.0        $   26.9(b)
  Accounts payable.....................................      107.0                            107.0
  Accrued income taxes.................................        0.9                              0.9
  Other accrued expenses...............................       61.2                             61.2
                                                          ----------      -----------      --------
                                                             196.0              0.0           196.0
                                                          ----------                       --------
NONCURRENT LIABILITIES:
  Long-term debt.......................................      200.8            700.0(c)        900.8
  Revolving credit facility............................        0.0              5.1(d)          5.1(d)
  Capitalized lease obligations........................       19.3                             19.3
  Deferred income taxes................................       47.1                             47.1
  Other noncurrent liabilities.........................       12.7                             12.7
                                                          ----------      -----------      --------
                                                             279.9            705.1           985.0
                                                          ----------      -----------      --------
SHAREHOLDERS' INVESTMENT (DEFICIT):
  Common stock (78.1 million shares outstanding, $.01
    par value, historical basis; 25.0 million shares
    outstanding, $.01 par value, pro forma basis)......        0.8             (0.5)(e)         0.3
  Paid-in capital (deficit)............................       42.0           (634.3)(f)      (592.3)
  Retained earnings....................................      384.4            (75.0)(g)       309.4
  Treasury stock.......................................       (4.7)             4.7(h)          0.0
                                                          ----------      -----------      --------
                                                             422.5           (705.1)         (282.6)
                                                          ----------      -----------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' INVESTMENT.........     $898.4          $   0.0        $  898.4
                                                          ----------      -----------      --------
                                                          ----------      -----------      --------

               See notes to pro forma consolidated balance sheet.

                               NOTES TO PRO FORMA
                           CONSOLIDATED BALANCE SHEET

    The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) The net effect of $0.0 reflects the following:

                                                                      (Millions)
                                                                      --------
Total Sources:
  Term loan proceeds...............................................   $  550.0
  Debt securities proceeds.........................................      350.0
  Revolver proceeds................................................        5.1
  Crimson equity contribution......................................      250.0
                                                                      --------
                                                                      $1,155.1
                                                                      --------
Total Uses:
  Cash merger consideration........................................   $  880.1
  Historical debt repayment........................................      200.0
  Fees and expenses................................................       75.0
                                                                      --------
                                                                      $1,155.1
                                                                      --------
  Net..............................................................   $    0.0
                                                                      --------
                                                                      --------

(b) This amount consists primarily of a $25.0 million note payable which was repaid by the Company on April 14, 1995.

(c) The pro forma adjustment to long term debt reflects the following:

                                                                      (Millions)
                                                                      ----------
   Repayment of historical debt outstanding........................    $ (200.0)
   New term loan facility..........................................       550.0
   Debt securities.................................................       350.0
                                                                      ----------
   Total adjustment................................................    $  700.0
                                                                      ----------
                                                                      ----------

   While no decisions have been made regarding the terms of the Debt securities, it is anticipated that a portion of the Debt securities will be issued at a substantial discount from their face value. In such event, the face amount of the Debt securities may be in excess of $350 million. This presentation is indicative of the Company's best current estimate of the types of financing which may be used in connection with the Merger.

(d) The Company expects that a $100 million Revolving Credit Facility will be available for working capital and general corporate purposes. It is anticipated that $5.1 million will be drawn in connection with the Merger.

(e) The adjustment reflects the effect of the Merger on the 78.1 million shares outstanding at $.01 par value per share. There will be 25,007,015 shares outstanding subsequent to the Merger.

(f) The adjustment reflects amounts distributed to convert to cash 73.3 million shares of Bruno's Common Stock for total consideration of $880.1 million, plus the $4.7 million impact of cancelled treasury stock, net of the receipt of 20.8 million shares by the Partnership for total consideration of $250.0 million, and net of the $0.5 million allocated to par value of the Bruno's Common Stock as a result of the Merger. It is anticipated that all
    73.3 million shares will be cancelled.

(g) The adjustment reflects the fees and expenses anticipated to be paid to effect the Merger. Such estimated fees and expenses are anticipated to consist of (i) fees and expenses related to the Merger Financings, including bank commitment fees and underwriting discounts and commissions, (ii) fees and expenses in connection with the prepayment of historical debt and an interest rate swap, (iii) professional, advisory and investment banking fees and expenses and (iv) miscellaneous fees and expenses such as printing and filing fees. Included in the $75.0 million of estimates fees and expenses is the $15 million fee payable by the Company to KKR in the event the Merger closes in accordance with the Merger Agreement. It is expected that the most substantial portion of the remaining estimated fees and expenses will relate to the Merger Financings.

(h) The adjustment reflects the cancellation of the 0.6 million shares of treasury stock.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                                  (UNAUDITED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                             FOR THE FORTY WEEKS ENDED APRIL 8, 1995
                                                            -----------------------------------------
                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                            ----------    -----------       ---------
Net sales................................................    $ 2,201.0                      $2,201.0
Cost of products sold....................................      1,684.8                       1,684.8
                                                            ----------                      ---------
Gross profit.............................................        516.2                         516.2
Store operating, selling and administrative expenses.....        424.8                         424.8
Depreciation and amortization............................         41.5                          41.5
Interest expense.........................................         20.7      $  48.4(a)          69.1
Interest income..........................................         (4.7)         3.7(b)          (1.0 )
                                                            ----------    -----------       ---------
Income (loss) before income taxes........................         33.9        (52.1)           (18.2 )
Income taxes.............................................         12.9        (19.8)(c)         (6.9 )
                                                            ----------    -----------       ---------
Net income (loss)........................................    $    21.0      $ (32.3)        $  (11.3 )
                                                            ----------    -----------       ---------
                                                            ----------    -----------       ---------
Weighted average shares outstanding......................         77.6                          25.0
                                                            ----------                      ---------
                                                            ----------                      ---------
Primary earnings (loss) per share........................    $    0.27                      $  (0.45 )
                                                            ----------                      ---------
                                                            ----------                      ---------

- ------------

    The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) The pro forma adjustment to interest expense reflects the following:

                                                                                    (Millions)
                                                                                    ----------
   Interest expense on historical debt...........................................     $(18.9)
   Interest expense on the term loans and revolving credit facility
   (assumed 9.0% average rate)...................................................       38.4
   Interest expense on the Debt securities (assumed 10.75% average rate).........       28.9
                                                                                    ----------
   Total adjustment..............................................................     $ 48.4
                                                                                    ----------
                                                                                    ----------

   Because interest rates in connection with the Merger Financings have not been determined as of the date of this Proxy Statement, this presentation is indicative of the Company's best current estimate of interest expense.

   A 0.125% increase or decrease in the assumed average interest rate on the term loans and revolving credit facility would change the pro forma interest expense by $0.6 million. The pro forma net income (loss) would change by $0.3 million and the pro forma primary earnings (loss) per share would change by $0.01.

   A 0.125% increase or decrease in the assumed average interest rate on the Debt securities would change the pro forma interest expense by $0.4 million. The pro forma net income (loss) would change by $0.2 million and the pro forma primary earnings (loss) per share would change by $0.01.

(b) The adjustment reverses historical income recognized on the Company's interst rate swap (assumed to be settled upon consummation of the Merger).

(c) The adjustment reflects the tax effect of the pro forma adjustments at a 38% effective rate.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                                  (UNAUDITED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           FOR THE FISCAL YEAR ENDED JULY 2, 1994
                                                          -----------------------------------------
                                                                         PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                          ----------    -----------       ---------
Net sales..............................................   $ 2,834.7                       $2,834.7
Cost of products sold..................................     2,185.6                        2,185.6
                                                          ----------                      ---------
Gross profit...........................................       649.1                          649.1
Store operating, selling and administrative expenses...       512.1                          512.1
Depreciation and amortization..........................        52.3                           52.3
Interest expense.......................................        20.5       $  69.1(a)          89.6
Interest income........................................        (4.6)          4.0(b)          (0.6)
                                                          ----------    -----------       ---------
Income (loss) before income taxes......................        68.8         (73.1)            (4.3)
Income taxes...........................................        28.2         (27.8)(c)          0.4
                                                          ----------    -----------       ---------
Net income (loss)......................................   $    40.6       $ (45.3)        $   (4.7)
                                                          ----------    -----------       ---------
                                                          ----------    -----------       ---------
Weighted average shares outstanding....................        78.1                           25.0
                                                          ----------                      ---------
                                                          ----------                      ---------
Primary earnings (loss) per share......................   $     0.52                      $  (0.19)
                                                          ----------                      ---------
                                                          ----------                      ---------

- ------------

    The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) The pro forma adjustment to interest expense reflects the following:

                                                                                   (Millions)
                                                                                   ----------
   Interest expense on historical debt..........................................     $(18.5)
   Interest expense on the term loans and revolving credit facility
   (assumed 9.0% average rate)..................................................       50.0
   Interest expense on the Debt securities (assumed 10.75% average rate)........       37.6
                                                                                   ----------
   Total adjustment.............................................................     $ 69.1
                                                                                   ----------
                                                                                   ----------

   Because interest rates in connection with the Merger Financings have not been determined as of the date of this Proxy Statement, this presentation is indicative of the Company's best current estimate of interest expense.

   A 0.125% increase or decrease in the assumed average interest rate on the term loans and revolving credit facility would change the pro forma interest expense by $0.7 million. The pro forma net income (loss) would change by $0.4 million and the pro forma primary earnings (loss) per share would change by $0.02.

   A 0.125% increase or decrease in the assumed average interest rate on the Debt securities would change the pro forma interest expense by $0.5 million. The pro forma net income (loss) would change by $0.3 million and the pro forma primary earnings (loss) per share would change by $0.01.

(b) The adjustment reverses historical income recognized on the Company's interst rate swap (assumed to be settled upon consummation of the Merger).

(c) The adjustment reflects the tax effect of the pro forma adjustments at a 38% effective rate. The historical effective tax rate of 41% includes the impact of a $2.2 million retroactive adjustment due to a change in federal tax rates.

                      DESCRIPTION OF BRUNO'S CAPITAL STOCK

GENERAL

    Bruno's is authorized by its Articles of Incorporation, as amended, to issue an aggregate of 200,000,000 shares of Common Stock, par value $.01 per share. Bruno's is not authorized to issue preferred stock. The following is a summary of certain of the rights and privileges pertaining to Bruno's Common Stock. For a full description of Bruno's Common Stock, reference is made to the Company's Articles of Incorporation, as amended, a copy of which is on file with the Commission.

VOTING RIGHTS

    The holders of Bruno's Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. Shareholders holding more than 66 2/3% of the shares of Bruno's Common Stock can, if they elect to do so, approve the Merger. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Bruno's Common Stock can, if they choose to do so, elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

DIVIDEND RIGHTS

    All shares of Bruno's Common Stock are entitled to share in such dividends as the Board of Directors may from time to time declare from sources legally available therefor.

LIQUIDATION RIGHTS

    Upon liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of Bruno's Common Stock are entitled to share equally in the assets available for distribution to shareholders after payment of all prior obligations of the Company.

BRUNO'S COMMON STOCK FOLLOWING THE MERGER

    If the Merger is approved by the requisite vote of the shareholders of Bruno's Common Stock at the Special Meeting, at the Effective Time of the Merger the Articles of Incorporation of the Company, as amended, will be amended and restated so as to read in its entirety in the form set forth as Exhibit A to the Merger Agreement, as amended, which is attached hereto as ANNEX I, and, as so amended, until thereafter further amended as provided therein and under the ABCA, will be the articles of incorporation of the Company following the Merger. The Amended and Restated Articles of Incorporation will amend the total number of shares of capital stock that the Company is authorized to issue from 200,000,000 to 60,000,000 shares of Bruno's Common Stock.

    In addition, the Bylaws of Crimson as in effect at the Effective Time of the Merger will be the Bylaws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    The following is a brief summary of certain provisions of the Merger Agreement, as amended, which appears as ANNEX I to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement, as amended. All references to the Merger Agreement in this section shall be deemed to refer to the Merger Agreement, as amended.

THE MERGER

    The Merger Agreement provides that, following the approval of the Merger and the adoption of the Merger Agreement by the vote of two-thirds of the shares of Bruno's Common Stock entitled to vote

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
thereon and the satisfaction or waiver of the other conditions to the Merger, Crimson will be merged with and into the Company, and the Company will continue as the surviving corporation in the Merger.

    If the conditions to the Merger are satisfied or waived, the parties will file with the Secretary of State of the State of Alabama duly executed Articles of Merger, and the Merger will become effective upon the filing and acceptance thereof or at such date thereafter as is provided in the Articles of Merger.

    Each share of Bruno's Common Stock outstanding at the Effective Time of the Merger (other than Dissenting Shares) will be converted into either (i) the Cash Election Price or (ii) a Non-Cash Election Share, as more fully described under "THE MERGER--Merger Consideration" and "THE MERGER--Non-Cash Election." With regard to the treatment of fractional share interests, see "THE MERGER--Fractional Shares."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of the Company relating, with respect to the Company and its subsidiaries, to, among other things, (a) organization, standing and similar corporate matters;
(b) subsidiaries; (c) the Company's capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, the Option Agreement and related matters; (e) documents filed by the Company with the Commission, the accuracy of information contained therein and the absence of undisclosed liabilities; (f) the accuracy of information supplied by the Company in connection with this Proxy Statement; (g) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to the Company;
(h) the absence of pending or threatened material litigation, certain labor matters and compliance with applicable laws; (i) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and employment matters; (j) filing of tax returns and payment of taxes; (k) good title to owned real property, free of liens, valid leasehold and subleasehold interests in leased real property, enforceable third party leases, possession of required permits, and other real-estate related matters; (l) environmental matters; (m) the absence of defaults under material contracts; (n) brokers' fees and expenses; (o) the receipt of an opinion of the Company's financial advisor; (p) the recommendation of the Board of Directors of the Company with respect to the Merger Agreement, the Merger, the Option Agreement, the Stockholders Agreement and related transactions; (q) the required vote of the Company's shareholders; (r) the lack of any provisions in the Company's organizational documents restricting, and the inapplicability of any state takeover or similar statutes to, the Merger Agreement, the Merger, the Option Agreement, the Stockholders Agreement or related agreements and transactions;
(r) the ownership of Company trade names; and (s) the lack of premiums associated with prepayment of certain indebtedness of the Company.

    The Merger Agreement also contains customary representations and warranties of Crimson relating to, among other things, (a) organization, standing and similar corporate matters; (b) subsidiaries; (c) Crimson's capital structure;
(d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, the Option Agreement and related matters; (e) broker's fees and expenses; and (f) interim operations of Crimson.

CERTAIN PRE-CLOSING COVENANTS

    Pursuant to the Merger Agreement, the Company has agreed, until the Effective Time of the Merger (except as otherwise specifically required by the terms of the Merger Agreement), that it will, and it will cause its subsidiaries to, act and carry on their respective business in the usual, regular and ordinary course of business consistent with past practice and use its and their respective best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and

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
ongoing businesses shall be unimpaired at the Effective Time of the Merger. Without limiting the generality of the foregoing, until the Effective Time of the Merger, the Company will not, and will not permit any of its subsidiaries to, without the prior consent of Crimson, (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, and except that the Company may declare and pay one regular quarterly cash dividend in May 1995 not in excess of $.065 per share of Bruno's Common Stock (with usual record and payment dates and in accordance with its past dividend policy), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause (z), for the acquisition of shares of Bruno's Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of the Merger Agreement; (ii) subject to certain exceptions, including the issuance of shares to Crimson pursuant to the Option Agreement, authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents; (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents; (iv) acquire or agree to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof; (v) subject to certain exceptions, sell, encumber or otherwise dispose of any of its properties or assets other than properties or assets that meet certain specified criteria, except sales of inventory and entering into leases for new store sites, in each case in the ordinary course of business consistent with past practice; (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company; (vii) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or, subject to certain exceptions, make or agree to make any capital expenditures; (viii) subject to certain exceptions, pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise); (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (x) except for certain successor agreements which shall be subject to the mutual agreement of the Company and Crimson, enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement; (xi) change any material accounting principle; (xii) settle or compromise any litigation, other than settlements or compromises that meet certain specified criteria; or (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

    Under the Merger Agreement, the Company has also agreed, subject to certain exceptions, that neither it nor any of its subsidiaries will adopt or amend (except as required by law) any employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by an existing plan, arrangement or agreement.

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
    Pursuant to the Merger Agreement, the Company has also agreed that neither it nor any of its subsidiaries will (i) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement, (ii) effectuate a "plant closing" or "mass layoff," as defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying Crimson or its affiliates in advance and without complying with the notice requirements and other provisions of such Act or (iii) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign tax liability.

NO SOLICITATION OF TRANSACTIONS

    The Merger Agreement provides that neither Bruno's nor any of its subsidiaries will (whether directly or indirectly through advisors, agents or other intermediaries), authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of the Company or any of its Significant Subsidiaries (within the meaning of Rule 1-02 of Regulation S-X of the Commission) or of over 20% of any class of equity securities of the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by the Merger Agreement, the Option Agreement and the Stockholders Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Crimson of the transactions contemplated by the Merger Agreement (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. By the terms of the Merger Agreement, the foregoing provision will not prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter (provided for informational purposes only to Crimson) concerning the Company and its businesses, properties or assets to a third party who has made a Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a Transaction Proposal, (iii) following receipt of a Transaction Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders, (iv) following receipt of a Transaction Proposal, failing to make or withdrawing or modifying its recommendation that the holders of Bruno's Common Stock approve the Merger Agreement, the Merger and the transactions contemplated thereby and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (v) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the shareholders of the Company under Alabama law; provided, that the Board of Directors of the Company is not permitted to take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to Crimson with respect to such action. The Company's Board of Directors is further required, to the extent it may do so without breaching such fiduciary duties, to continue to advise Crimson after taking such action and, in addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company is obligated to inform promptly Crimson of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For a description of the effects that a Transaction Proposal prior to the Effective Time of the Merger could have under the Merger Agreement, the Option Agreement and the Stockholders Agreement, see "--Termination" below and "CERTAIN RELATED AGREEMENTS--Stock Option Agreement" and "CERTAIN RELATED AGREEMENTS--Stockholders Agreement."

    Under the Merger Agreement, neither the Company nor any of its subsidiaries will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Crimson.

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER

    The Merger Agreement provides that the directors of Crimson at the Effective Time of the Merger will be the directors of the Company following the Merger. The present directors of Crimson are Paul E. Raether, James H. Greene, Jr. and Nils P. Brous. See Schedule I for more information on the Crimson directors. It is also contemplated that Ronald G. Bruno will continue to serve as a Director of the Company for three years following the Effective Time of the Merger, subject to the customary right of a Director to resign. The Board of Directors will be subject to change from time to time.

    Although the Merger Agreement also provides that the officers of Crimson (Messrs. Raether, Greene and Brous) at the Effective Time of the Merger will be officers of the Company following the Merger, it is not expected that the officers of Crimson will continue as ongoing officers of the Company following the Merger. The five current Executive Officers of the Company, Messrs. Bruno, Garrison, Griffin, K. Bruno, and Conley, will remain, in general, as officers of the Company until one year following the Effective Time of the Merger or for such shorter time as may be determined by the Board of Directors following the Merger.

STOCK AND EMPLOYEE BENEFIT PLANS

    The treatment in the Merger of outstanding Company Stock Options and of the Company's employee benefit plans will be as described in "THE MERGER--Effect on Stock and Employee Benefit Matters."

ACCESS TO INFORMATION AND CONFIDENTIALITY

    Subject to applicable provisions regarding confidentiality, the Company has agreed in the Merger Agreement to, and to cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Crimson and its representatives and to potential financing sources, reasonable access, in a coordinated manner, during normal business hours during the period prior to the Effective Time of the Merger to all its properties, books, contracts, commitments, personnel and records and, during such period, to, and to cause each of its subsidiaries to, furnish promptly to Crimson such information concerning its business, properties, financial condition, operations and personnel as Crimson may from time to time reasonably request.

COOPERATION AND BEST EFFORTS

    Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective best efforts to take certain specified and other actions, including cooperation in the arrangement of financing, so that the transactions contemplated by the Merger Agreement, the Option Agreement and the Stockholders Agreement may be consummated. Under the Merger Agreement, the Company and Crimson will take all actions necessary to delist the Company's Common Stock from Nasdaq, effective after the Effective Time of the Merger.

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
INDEMNIFICATION AND INSURANCE

    Under the Merger Agreement, for six years after the Effective Time of the Merger, the Company will indemnify all present and former directors and officers of the Company and its subsidiaries for acts or omissions occurring prior to the Effective Time of the Merger to the fullest extent currently provided in their respective articles of incorporation or by-laws consistent with applicable law, to the extent that such acts or omissions are uninsured, and will reimburse such officers and directors for any reasonable costs and expenses reasonably incurred by such officers and directors to the extent permitted by applicable law.

    The Company will, for six years following the Effective Time of the Merger, maintain its current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger for all persons who are directors and officers of the Company on the date of the Merger; provided, that the Company will not be required to spend in excess of (i) a $500,000 annual premium therefor, in the event the Company in its sole discretion elects not to continue any arrangement which, in exchange for an increased premium, reduces the Company's co-payment obligation ("Allocation Form") or (ii) a $600,000 annual premium therefor, in the event the Company in its sole discretion elects to continue the Allocation Form; provided further that if the Company would be required to spend per annum in excess of a $500,000 premium, in the case of clause (i) above, or a $600,000 premium, in the case of clause (ii) above, to obtain insurance having the maximum available coverage under the current policy, the Company will be required to spend either $500,000 or $600,000, as the case may be, to maintain or procure insurance coverage, subject to availability of such (or similar) coverage.

    In furtherance of and not in limitation of the preceding paragraphs, the Company and Crimson have agreed that the officers and directors of the Company that are defendants in all litigation commenced by shareholders of the Company with respect to the Merger and the other transactions contemplated thereby (the "Subject Litigation") will be entitled to be represented, at the reasonable expense of the Company (to the extent that insurance does not fully indemnify such person against such expense), in the Subject Litigation by one counsel, which such counsel shall be selected by a plurality of such director defendants; provided that the Company shall not be liable for any settlement effected without its prior written consent or, prior to Closing, the consent of Crimson, and that a condition to the indemnification payments provided as described above will be that such officer/director defendant not have settled any Subject Litigation without the consent of the Company, and prior to Closing, Crimson; and provided further that the Company and Crimson will have no obligation to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine that indemnification of such officer/director defendant in the manner contemplated by the Merger Agreement is prohibited by applicable law.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The respective obligations of the Company and Crimson to effect the Merger are subject to various conditions which include, in addition to certain other customary closing conditions, the following:

        (a) the Merger Agreement shall have been approved by the requisite vote of holders of outstanding shares of Bruno's Common Stock;

        (b) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") shall have been terminated or shall have expired;

        (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that the Company and Crimson are required to use their best efforts to have any such injunction, order, restraint or prohibition vacated; and

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
        (d) any registration statement used in connection with the Merger on Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of Common Stock of the Company following the Merger shall have been complied with.

    Crimson's obligations to effect the Merger are further subject, in addition to certain other customary conditions, to the following additional conditions:

        (a) Crimson shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses (including, without limitation, the continued availability of all beer, wine and/or liquor licenses), permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the Merger Agreement have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Crimson or the Company or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially dilute the aggregate benefits to Crimson of the transactions reasonably contemplated by the Merger Agreement.

        (b) there shall not be pending or threatened by any governmental entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement or seeking to obtain from the Partnership, Crimson or any of their affiliates any damages that are material to such party, (ii) seeking to prohibit or limit the ownership or operation by the Company, the Partnership or any of their respective subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement, (iii) seeking to impose limitations on the ability of the Partnership or Crimson (or any designee of Crimson pursuant to the Option Agreement) to acquire or hold, or exercise full rights of ownership of, any shares of Bruno's Common Stock, including, without limitation, the right to vote the Bruno's Common Stock on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit the Partnership or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries;

        (c) Crimson shall have received certain agreements from each person identified by the Company to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act; and

        (d) the Company shall have received the proceeds of financing on terms satisfactory to Crimson in an amount sufficient to consummate the transactions contemplated by the Merger Agreement, including, without limitation, (i) to pay the Cash Election Price, (ii) to refinance the outstanding indebtedness of the Company, (iii) to pay transaction fees associated with the Merger Agreement or the financing thereof and (iv) to provide for the working capital needs of the Company following the Merger. It is anticipated that financing proceeds and an equity contribution aggregating approximately $1.15 billion will be required to consummate such transactions. The equity contribution to be made by the Partnership to the Company will constitute $250 million of such $1.15 billion.

        The obligations of the Company to effect the Merger are further subject to customary closing conditions.

        See "REGULATORY APPROVALS."

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TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of the Company:

        (a) by mutual written consent of Crimson and the Company;

        (b) by either Crimson or the Company if:

           (i) any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, shall have issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently enjoining or otherwise prohibiting the Merger; or

           (ii) if the Merger shall not have been consummated on or before October 31, 1995 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time of the Merger);

        (c) by Crimson if:

           (i) the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof, provided, that unless Crimson shall otherwise notify the Company within two weeks after such failure to obtain the required vote, the Merger Agreement will automatically terminate without any further action by any of the parties thereto;

           (ii) the Company shall have (1) withdrawn, modified or amended in any respect adverse to Crimson its approval or recommendation of the Merger Agreement or any of the transactions contemplated therein, (2) failed as soon as practicable to mail the Proxy Statement to its shareholders or failed to include in such statement such recommendation, (3) recommended any Transaction Proposal from a person other than Crimson or any of its affiliates or (4) resolved to do any of the foregoing; or

           (iii) (1) the Company shall have (A) furnished information pursuant to an appropriate confidentiality letter (provided for informational purposes only to Crimson) concerning the Company and its businesses, properties or assets to a third party who has made a Transaction Proposal, (B) engaged in discussions or negotiations with such a third party who has made a Transaction Proposal, (C) following receipt of a Transaction Proposal, taken and disclosed to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise made disclosure to its shareholders, (D) following receipt of a Transaction Proposal, failed to make or withdrawn or modified its recommendation to shareholders and/or (E) taken any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, and, in the case of (A) through (D), shall, directly or through agents or representatives, continue discussions with any third party concerning such Transaction Proposal for more than 10 business days after the date of receipt of such Transaction Proposal;

           (2) the Company shall have taken any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction; or

           (3)(A) a Transaction Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and (B) the Company shall not have rejected such proposal within 10 business days of its receipt or the date its existence first becomes publicly disclosed, if sooner; or.

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
        (d) by the Company, if the Company, following the receipt of a Transaction Proposal, fails to make or withdraws or modifies its recommendation to the shareholders of the Company of the Merger Agreement or any of the transactions contemplated thereby.

    In the event of termination of the Merger Agreement by either the Company or Crimson, the Merger Agreement will become void and will have no effect, without any liability or obligation on the part of the Company or Crimson, other than under certain specified provisions of the Merger Agreement relating to brokers' fees, payment of fees and expenses, confidentiality agreements, actions by the Company necessary so that Crimson may exercise voting rights in connection with shares of Bruno's Common Stock acquired pursuant to the Option Agreement, the effect of termination of the Merger Agreement and third party beneficiaries.

    See "--Expenses and Certain Required Payments."

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval by such shareholders. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the parties, (b) waive any inaccuracies in the representations and warranties in the Merger Agreement or any document delivered pursuant thereto, and (c) subject to the approval of shareholders required by law, waive compliance with any of the agreements or conditions contained in the Merger Agreement. The failure of the Company or Crimson to assert any of its rights under the Merger Agreement will not constitute a waiver of such rights.

EXPENSES AND CERTAIN REQUIRED PAYMENTS

    In addition to any other amounts which may be payable or become payable pursuant to the provisions described in the next succeeding paragraph, the Company has agreed (provided that Crimson is not then in material breach of the Merger Agreement) promptly, but in no event later than one business day after the termination of the Merger Agreement (or from time to time after Closing) to reimburse KKR for all its Expenses (as defined below) in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement, the Option Agreement, the Stockholders Agreement and the financing thereof, provided that, except as set forth in the next succeeding proviso or with respect to any reimbursement following the Closing, in no event will the Company be required to pay in excess of an aggregate of $3 million pursuant to such provision; and provided further, that in the event a fee is payable to KKR pursuant to the provisions described in the next succeeding paragraph, the Company will be required to pay Expenses up to a maximum of $12.5 million. The term "Expenses" means all out-of-pocket expenses and fees, including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Crimson and its affiliates.

    Under the Merger Agreement, (i) if the Merger Agreement shall have been terminated in accordance with its terms and either of the following shall have
                                        ---
occurred prior to such termination: (A) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act) other than Crimson or any of its affiliates (collectively, "Persons") shall have become the beneficial owner of more than 20% of the outstanding shares of Bruno's Common Stock; or (B)(x) any Person (other than Crimson or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by shareholders of the Company owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Bruno's Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal) and (y) on
                                                           ---
or prior to October 31, 1996, the Company either consummates with a Person a transaction the proposal of which would otherwise qualify as a Transaction Proposal under the Merger Agreement or enters into an agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under the Merger Agreement (whether or not such Person is the Person referred to in clause (x) above); or (ii) if the Merger Agreement is terminated pursuant to the provisions described in clauses (c)(ii), (c)(iii) or
(d) under "--Termination" above, then the Company will, (1) in the case of clause (i)(A) and (ii) above, promptly, but in no event later than one business day after the termination of the Merger Agreement and (2) in the case of clause
(i)(B) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay KKR a fee of $30 million in cash, which amount shall be payable in same day funds. No termination of the Merger Agreement at a time when a fee is reasonably expected to be payable pursuant to such provision following termination of the Merger Agreement will be effective until such fee is paid. Only one fee in the aggregate of $30 million will be payable pursuant to such provision. No amount payable pursuant to any of the other provisions of the Merger Agreement will reduce the amount of the fee payable pursuant to such provision.

    If the Merger is consummated in accordance with the Merger Agreement, then Company following the Merger will pay to KKR, on the Closing Date, a fee of $15 million in cash, which amount shall be payable in same day funds. No amount payable pursuant to any of the other provisions of the Merger Agreement will reduce the amount of such fee.

    In addition to the foregoing, in the event a fee is or becomes payable pursuant to the provisions described in the two immediately preceding paragraphs, the Company has agreed promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse KKR and Crimson for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the Expenses described above and the fees described in the two immediately preceding paragraphs as a result of any breach by the Company of its obligations described above.

    Except as otherwise provided above, all costs and expenses incurred in connection with the Merger Agreement, the Option Agreement and the Stockholders Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that the Company will pay all costs and expenses
(x) in connection with printing and mailing the Proxy Statement and any registration statement on Form S-4, as well as all SEC filing fees relating to the transactions contemplated therein and (y) of obtaining any consents of any third party.

                           CERTAIN RELATED AGREEMENTS

    The following is a brief summary of certain provisions of the Stockholders Agreement and the Option Agreement, copies of which appear as ANNEXES II and III, respectively, to this Proxy Statement and are incorporated herein by reference. Such summaries are qualified in their entirety by reference to the Stockholders Agreement and the Option Agreement, as the case may be. All references to the Option Agreement in this section shall be deemed to refer to the Option Agreement, as amended.

STOCKHOLDERS AGREEMENT

    Voting. The shareholders (each a "Shareholder") party to the Stockholders Agreement have severally agreed that, during the time the Stockholders Agreement is in effect, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, such Shareholder shall vote (or cause to be voted) the shares subject to the Stockholders Agreement (the "Shares") held of record or beneficially by such Shareholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, the

Option Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Option Agreement or the Stockholders Agreement; and (iii) except as specifically requested in writing by Crimson in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Option Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the Board of Directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's articles of incorporation; (c) any other material change in the Company's corporate structure or business; or (d) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement, the Option Agreement or the Stockholders Agreement or the contemplated economic benefits of any of the foregoing. Such Shareholders have agreed that they will not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with the foregoing. Under the Stockholders Agreement, each Shareholder has granted Crimson and certain Crimson officers, such Shareholder's irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Shares in a manner consistent with the foregoing.

    No Solicitation. Under the Stockholders Agreement, the Shareholders are prohibited from, directly or indirectly (including through advisors, agents or other intermediaries) soliciting or responding to any inquiries or the making of any proposal by any person or entity (other than the Partnership, Crimson or any affiliate of Crimson) with respect to the Company that constitutes or could reasonably be expected to lead to a Transaction Proposal. (See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation of Transactions"). Any Shareholder who receives any such inquiry or proposal is required to inform promptly Crimson of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Shareholder has agreed to immediately cease and cause to be terminated any then-existing activities, discussions or negotiations with any parties then being conducted with respect to any of the foregoing.

    Transfer Restrictions. Subject to certain exceptions, the Stockholders Agreement provides that the Shareholders are not permitted to (i) dispose of, enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Shares or any interest therein or (ii) except as contemplated in the Stockholders Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares.

    Waiver of Appraisal Rights. Each Shareholder under the Stockholders Agreement has waived any rights of appraisal or rights to dissent from the Merger that such Shareholder may have. Furthermore, each Shareholder who is a trustee, executor and foundation director has warranted in the Stockholder Agreement to Crimson that no beneficial owner of Shares under any trust, estate or foundation for which such person acts as trustee, executor of foundation director, respectively, has any right of appraisal or right to dissent from the Merger which has not been so waived.

    No Termination or Closure of Trusts, Foundations and Estates. Unless, in connection therewith, the Shares held by any trust, estate or foundation which are presently subject to the terms of the Stockholders Agreement are transferred upon termination to one or more Shareholders and remain subject in all respects to the terms of the Stockholders Agreement, or to other persons or entities who upon receipt of such Shares become signatories to this Agreement, the Shareholders who are trustees, executors or foundation directors have agreed that they will not take any action to terminate, close or liquidate any such trust, estate or foundation and have agreed to take all steps necessary to maintain the existence thereof at least until the first to occur of
(i) the Effective Time of the Merger and (ii) the Termination Date.

    Continued Service as Director. Under the Stockholders Agreement, Ronald G. Bruno has agreed to continue to serve as a Director of the Company for three years following the Effective Time of the Merger, subject to the customary right of a Director to resign from the Board of Directors.

    Stock Redemption Agreements. The Shareholders have agreed in the Stockholders Agreement that, following the Effective Time of the Merger, each will terminate any agreements with the Company pursuant to which the Company may be obligated to repurchase their Shares, and that pending such termination no such agreement will be enforced.

    Covenant Not to Compete. The Stockholders Agreement provides that for the period ending five years after the Closing Date of the Merger Agreement, each Shareholder will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business which shall be engaged in the retail selling of food or other products under the names Bruno's, Food World, Food Max, Food Fair or Piggly Wiggly (or any confusingly similar name), in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina or Tennessee. In addition, each of Ronald G. Bruno, Kenneth J. Bruno and Joe Bruno has agreed that he will not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business which shall be engaged in the retail selling of food, beverages or other related products under any name, including, without limitation, such trade names, in any of the aforementioned states for the same period.

    Termination. The covenants and agreements in the Stockholders Agreement terminate on the first to occur of (a) the Effective Time of the Merger and (b) the date the Merger Agreement is terminated in accordance with its terms; provided that covenants and agreements described above under "--Continued Service as Director," "--Stock Redemption Agreements" and "--Covenant Not to Compete" shall survive the Effective Time of the Merger.

STOCK OPTION AGREEMENT

    Option; Exercise. Pursuant to the Option Agreement, the Company has granted to Crimson an irrevocable option (the "Option") to purchase up to 15,541,570 newly issued shares of Bruno's Common Stock (the "Option Shares").

    The Option may be exercised by Crimson, or its designee (which may be an affiliate or a third party), in whole or in part, at any time, or from time to time, during the period beginning on the date of the Merger Agreement and ending on the Expiration Date. "Expiration Date" means the first to occur of (i) the Effective Time of the Merger and (ii) April 30, 1996. In the event Crimson exercises the Option prior to the Effective Time of the Merger, upon payment of $186,498,840 to the Company, it would be entitled to receive 15,541,570 shares of Bruno's Common Stock, which would represent approximately 16.6% of the outstanding Bruno's Common Stock after giving effect to the issuance of such shares. Such shares would be cancelled and would not be entitled to be converted into any merger consideration in the Merger. With respect to the potentially dilutive effects of any exercise of the Option, see "RISK FACTORS--Potential Dilution of Bruno's Shareholders."

    In the event that the Option is exercised prior to the termination of the Merger Agreement, the Company is required to take such actions as may be reasonably necessary so that Crimson (or its designee) shall, subject to applicable law, be entitled at the shareholders meeting convened to vote on the Merger and the Merger Agreement to vote the shares of Bruno's Common Stock issued upon exercise of such Option (including, with respect to such shareholders meeting, adjourning such meeting, resetting the record date of such meeting and/or resetting the date of such meeting).

    In the event Crimson (or its designee) exercises the Option, Crimson (or its designee) shall, at any closing under the Option Agreement, deliver to the Company an amount in cash equal to $12.00 (the "Exercise Price") multiplied by the number of Option Shares purchased, which will be paid by wire transfer of same day funds. Crimson sought to enter into the Option Agreement in order to obtain both the right to acquire a minority investment in the Company as well as the related strategic advantage of such investment in the face of any third party bidder. The Company was unwilling to grant the Option unless Crimson agreed to forego any economic benefit of the Option in the event such a third party bidder succeeded in acquiring the Company. Crimson has no present intention to exercise the Option.

    Adjustments to Exercise Price. In the event that a fee is paid to KKR under the Merger Agreement as a result of a third party transaction as described under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Expenses and Certain Required Payments"), the Exercise Price will be adjusted upward (retroactively if necessary and net of any taxes or brokerage fees paid or payable in connection with the sale, tender or exchange of shares by Crimson or its designee) to reflect (i) with respect to any Option Shares actually sold, tendered, or exchanged in any third party transaction that triggered payment of a fee to KKR as described under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Expenses and Certain Required Payments," the price per share (subject to the calculation principles set forth in the next succeeding sentence) actually paid to holders of Bruno's Common Stock as a result of any such third party transaction and (ii) with respect to any Option Shares sold, tendered or exchanged to another party or parties by Crimson (or its designee) other than pursuant to such third party transaction, the price per share (subject to the calculation principles set forth in the next succeeding sentence) actually paid to Crimson (or its designee) by such other party or parties in consideration for such Option Shares (the "Exercise Price Adjustment"). To the extent the "price per share" referred to in the preceding sentence consists in whole or in part of non-cash consideration, it shall be based on the trading market value thereof or if there is no trading market for such consideration, the fair market value as determined by an independent investment banker jointly selected by Crimson and the Company. The Exercise Price Adjustment shall be payable with respect to shares actually sold, tendered or exchanged promptly following receipt of the consideration therefor (and, if necessary, the valuation thereof and the good faith estimation by Crimson of any taxes which it expects to be payable).

    Under the Option Agreement, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price are required to be appropriately adjusted in the event of certain changes in the number of issued and outstanding shares of Bruno's Common Stock.

    Listing of Shares; Distribution. In the event that Crimson exercises the Option, the Option Agreement provides that the Company will use its best efforts to take, or cause to be taken, all actions necessary to list the Option Shares on Nasdaq.

    Registration Rights. Under the Option Agreement, Crimson will have the right, with respect to Option Shares acquired upon exercise of the Option, to require the Company to use its best efforts to register Option Shares under the Securities Act or any successor statute then in effect, and any applicable state law (a "Demand Registration"), on specified terms and conditions. In lieu of effecting a Demand Registration of Option Shares, the Company may use its best efforts to effect a "shelf" registration with respect to such number of Shares owned by Crimson (or its designee) as Crimson (or its designee) shall request and to keep such registration continuously effective, on specified terms and conditions. Under the Option Agreement, the Company will use its best efforts to cause Option Shares registered pursuant to a registration to be designated for listing on Nasdaq or any national securities exchange on which the Bruno's Common Stock is then listed.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The security ownership of certain beneficial owners of five percent or more of Bruno's Common Stock and officers and directors of the Company as of July 11, 1995, is set forth in the table below.

                                                          AMOUNT & NATURE OF
                  NAME AND ADDRESS OF                         BENEFICIAL           PERCENTAGE OF
                   BENEFICIAL OWNER                            OWNERSHIP               CLASS
- -------------------------------------------------------   -------------------    ------------------

KKR Associates.........................................        34,736,579(1)            37.1%
9 West 57th Street
New York, New York 10019

Estate of Lee J. Bruno.................................         6,085,595(2)             7.8%
P.O. Box 2486
Birmingham, AL 35201

Joseph S. Bruno........................................         4,233,926(3)             5.4%
P.O. Box 2486
Birmingham, AL 35201

Ronald G. Bruno........................................         6,111,125(4)             7.8%
P.O. Box 2486
Birmingham, AL 35201

Paul F. Garrison.......................................           141,750(5)             *
P.O. Box 2486
Birmingham, AL 35201

Glenn J. Griffin.......................................           163,231(6)             *
P.O. Box 2486
Birmingham, AL 35201

Kenneth Bruno..........................................         2,783,409(7)             3.6%
P.O. Box 2486
Birmingham, AL 35201

R. Michael Conley......................................            55,853(8)             *
P.O. Box 2486
Birmingham, AL 35201

Benny M. LaRussa, Jr...................................           358,683(9)             *
924 Surrey Road
Birmingham, AL 35223

Richard Cohn...........................................            29,015(10)            *
P.O. Box 55727
Birmingham, AL 35255

Judy M. Merritt........................................            20,200(11)            *
440 Sun Valley Road
Birmingham, AL 35215

J. Mason Davis, Jr.....................................            20,700(12)            *
P.O. Box 55727
Birmingham, AL 35255

Bart Starr.............................................            20,100(13)            *
One Chase Corporate Drive
Suite 450
Birmingham, AL 35244

All officers and directors as a group (11 persons).....        13,937,992(14)           17.8%

- ------------

  * Owns less than 1% of the total outstanding Common Stock of the Company.

 (1) Pursuant to Rule 13d-3 of the Exchange Act, Crimson may be deemed to own beneficially (i) 15,541,570 shares of Bruno's Common Stock underlying the Option and (ii) 19,195,009 shares of

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

     Bruno's Common Stock subject to the Stockholders Agreement. Crimson is controlled by the Partnership, of which KKR Associates is the sole general partner and as to which KKR Associates possesses sole voting and investment power. KKR Associates is a limited partnership, the general partners of which are listed on Schedule I hereto. Such individuals may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates. Such individuals disclaim beneficial ownership of any such shares.

 (2) Includes 3,594,338 shares owned directly by the Estate; and in addition, 2,491,257 shares owned in the aggregate by the Executors of the Estate, as to which they individually have sole or shared voting or investment power.

 (3) Includes (i) 2,975,276 shares owned directly by Joseph S. Bruno, (ii) 143,850 shares owned by the Joseph Bruno Foundation and 530,000 shares owned by the Joseph S. Bruno Charitable Foundation, private charitable foundations of which he is president and a director, with respect to which he disclaims any beneficial interest but as to which he shares voting and investment power, and (iii) 584,800 shares held in the name of his wife, as to which he may be deemed to share voting and investment power.

 (4) Includes (i) 1,140,950 shares owned directly by Ronald G. Bruno (of which 150,000 are represented by options exercisable within sixty days), (ii) 10,000 shares held jointly with his wife, as to which he shares voting and investment power; (iii) 6,192 shares held in the name of his wife, as to which he may be deemed to share voting and investment power; (iv) 7,242 shares held in his name as trustee for his minor child as to which he has sole voting and investment power; (v) 2,634,018 shares owned by family members as to which he has sole voting power through proxies held by him, but as to which he has no investment power; (vi) 200,000 shares held as co-executor of the Estate of Angelo J. Bruno; 1,775,196 shares held as co-trustee of trusts for family members (1,175,096 of which are held as co-trustee with Kenneth J. Bruno), as to which he shares voting and investment power, (vii) 337,527 shares owned by the Ann and Angelo Bruno Foundation, a private charitable foundation of which he is a Director (with Kenneth J. Bruno), with respect to which he disclaims any beneficial interest but as to which he has sole voting power and shares investment power.

 (5) Includes (i) 108,000 shares owned directly by Paul F. Garrison (of which 75,000 are represented by options exercisable within sixty days); (ii) 4,050 shares held as trustee as to which he has sole voting and investment power; (iii) 2,100 shares held jointly with his wife as to which he shares voting and investment power; and (iv) 27,600 shares held in the name of his wife, as to which he may be deemed to share voting and investment power.

 (6) Includes (i) 160,831 shares owned directly by Glenn J. Griffin (of which 75,000 are represented by options exercisable within sixty days), (ii) 800 shares held in his name as custodian for minor children as to which he has sole voting and investment power; and (iii) 1,600 shares held in the name of his wife, as to which he may be deemed to share voting and investment power.

 (7) Includes (i) 1,207,269 shares owned directly by Kenneth J. Bruno (of which 75,000 are represented by options exercisable within sixty days); (ii) 1,050 shares held in the name of his wife, as to which he may be deemed to share voting and investment power; (iii) 39,467 shares held as co-trustee of a trust for a family member as to which he shares voting and investment power; (iv) 1,175,096 shares held as co-trustee (with Ronald G. Bruno) of trusts for family members, as to which he shares voting and investment power, (v) 337,527 shares owned by the Ann and Angelo Bruno Foundation, a private charitable foundation of which he is a Director (with Ronald G. Bruno), with respect to which he disclaims any beneficial interest but as to which he shares investment power; and (vi) 23,000 shares owned by the Kenneth J. Bruno Foundation, a private charitable foundation of which he is president and a director, with respect to which he disclaims any beneficial interest but as to which he shares voting and investment power.

 (8) Includes 55,853 shares owned directly by R. Michael Conley (of which 52,500 are represented by options exercisable within sixty days).

 (9) Includes (i) 91,869 shares owned directly by Benny M. LaRussa, Jr. (of which 20,000 are represented by options exercisable within sixty days);
     (ii) 10,100 shares held as trustee of trusts for his minor children as to which he has sole voting and investment power; (iii) 256,744 shares

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

     held jointly with his wife as to which he shares voting and investment power; and (iv) 150 shares held in the name of his wife, as to which he may be deemed to share voting and investment power.

(10) Includes (i) 22,515 shares owned directly by Richard Cohn (of which 20,000 are represented by options exercisable within sixty days), and (ii) 6,500 shares held by the Cohn Family Partnership, as to which he has sole voting power. He also serves as co-trustee of certain trusts of which neither he nor any member of his family is a beneficiary, which own in the aggregate 1,235,996 shares, as to which he may be deemed to share voting and investment power and as to which he disclaims any beneficial ownership and which are not included in the number shown as owned in the above chart.

(11) Includes 20,200 shares owned directly by Judy M. Merritt (of which 20,000 are represented by options exercisable within sixty days).

(12) Includes 20,700 shares owned directly by J. Mason Davis, Jr. (of which 20,000 are represented by options exercisable within sixty days).

(13) Includes 20,100 shares owned directly by Bart Starr (of which 20,000 are represented by options exercisable within sixty days).

(14) Shares owned beneficially by the group include 527,500 which are represented by options exercisable within sixty days.

    Ronald G. Bruno and Kenneth J. Bruno are brothers and are nephews of Joseph
S. Bruno. Benny M. LaRussa, Jr. is the grandson of Joseph S. Bruno. As shown above, Joseph S. Bruno owns 5.4% of the total outstanding Common Stock. Ronald
G. Bruno beneficially owns approximately 7.8%. Kenneth J. Bruno owns 3.6%, and Benny M. LaRussa, Jr. owns .5%, for an aggregate of 13,487,143 shares, constituting 17.3% of the total outstanding Common Stock.

                                    BUSINESS

    All references to fiscal years in this section refer to the fiscal year ending on the Saturday nearest June 30 of each year. All references to market share and demographic data are based on industry publications and Company data and, unless otherwise indicated, all references to numbers of stores are as of July 1, 1995. The information contained herein concerning the plans of Crimson for the Company after the Merger are based on information provided to the Company by Crimson.

    The Company is a leading supermarket operator in the Southeastern United States and is the largest supermarket operator in the state of Alabama. The Company operates 252 supermarkets of which 124 are located in Alabama, 86 in Georgia, 19 in Florida, 11 in Tennessee, 7 in Mississippi and 5 in South Carolina. Seventy-nine of the store sites are owned directly by the Company or through joint ventures. The Company also operates two primary distribution facilities, one in Birmingham, Alabama and one in Vidalia, Georgia, which total
2.1 million square feet. The Company operates stores under three principal formats, each addressed to a different market segment: every day low price ("EDLP") stores aimed at the value conscious shopper, upscale stores targeted to customers seeking service and selection, and neighborhood stores stressing convenience in a community setting. Under the EDLP and upscale formats, the Company also operates 16 Supercenter stores that offer an expanded mix of higher margin perishables and general merchandise products as well as various one-stop shopping conveniences, such as in-store pharmacies, banks, photo development services and optical centers. Through its 60 years of operations, the Company has developed a valuable and strategically located store base, strong name recognition, customer loyalty and a reputation as a quality and service leader among supermarket competitors. The Company believes that these factors have enabled it to establish a leading market share in most of its principal markets, including market shares of approximately 50% in Birmingham and 30% throughout Alabama, its leading market.

    As discussed herein, the Company has entered into the Merger Agreement with Crimson, a subsidiary of the Partnership, a partnership organized by KKR. KKR is a private investment firm with extensive experience in the acquisition of supermarket operators. Affiliates of KKR have organized partnerships which currently own significant positions in supermarket chains with approximately 1,650 stores and combined sales of $27.5 billion in their latest fiscal years, including controlling positions in Safeway, Inc. ("Safeway") and The Stop & Shop Companies, Inc. ("Stop & Shop"). Safeway is a West Coast-based supermarket chain of 1,062 stores which was acquired by an affiliate of KKR in 1986. From 1986 to 1994, Safeway increased its EBITDA margin (operating income plus depreciation and amortization as a percentage of sales) from 4.2% to 6.0%. Stop & Shop, a chain of 128 stores operating in the New England market, was acquired by a KKR affiliate in 1988 and its supermarket division realized an improvement in EBITDA margin from 4.9% in 1988 to 8.3% in 1994. No assurance can be given that the Company will experience similar margin improvements after the Merger.

STORE FORMATS

    EVERY DAY LOW PRICE ("EDLP") FORMATS. The Company's two EDLP formats, Food World and FoodMax, on a combined basis account for 125 of the Company's 252 stores and, for the 40 weeks ended April 8, 1995, contributed sales of $1.3 billion, or 57% of total sales. Both Food World (82 stores) and FoodMax (43 stores) are widely regarded as low price leaders, and both formats are recognized for the breadth and high quality of their product offerings. Eight of the EDLP stores are Supercenters. EDLP stores generated average weekly sales of $248,000 for the 40 weeks ended April 8, 1995.

        Food World. Food World stores are typically high volume stores designed to appeal to a broad spectrum of customers. With a primary emphasis on value, these stores offer every day low pricing along with an extensive variety of name-brand merchandise and specialty departments. Food World stores are promoted through television, newspaper, and radio advertising. The Company's Food World stores average approximately 44,000 total square feet. Since June 30, 1990, the number of Food World stores has increased from 74 to 82 stores.

        FoodMax. FoodMax stores are large stores with an open design, warehouse-style ceilings, and expanded perishables departments. These stores emphasize low prices and an extensive product selection while achieving low overhead through reduced staffing. These stores enhance their EDLP image through unadvertised in-store specials. The Company's FoodMax stores average approximately 51,000 total square feet. Since June 30, 1990, the number of FoodMax stores has increased from 28 to 43 stores.

    UPSCALE FORMATS. The Company's upscale formats, which operate primarily under the Bruno's name, account for 39 of the Company's 252 stores and, for the 40 weeks ended April 8, 1995, contributed sales of $456 million, or 21% of total sales. Bruno's stores are widely regarded as quality, service, and perishables leaders in the markets the Company serves, and generally have a substantial breadth and depth of product offerings. These stores typically contain expanded produce, bakery, delicatessen, and gourmet foods not generally found in conventional supermarkets, a variety of health and beauty care products normally found in large drug stores, and a wide range of general merchandise items. Bruno's stores are generally located in suburban markets. Eight of the upscale stores are Supercenters. The upscale stores average approximately 51,000 total square feet. Since June 30, 1990, the number of upscale stores has increased from 18 to 39 stores. Upscale stores generated average weekly sales of $305,000 for the 40 weeks ended April 8, 1995.

    NEIGHBORHOOD FORMATS. The Company has two principal neighborhood formats, Piggly Wiggly and Food Fair. The neighborhood format, on a combined basis, accounts for 88 of the Company's 252 stores, and, for the 40 weeks ended April 8, 1995, contributed sales of $477 million, or 22% of total sales. Piggly Wiggly (54 stores) and Food Fair (31 stores) are generally smaller than the Company's other supermarkets and emphasize friendly service and promotional pricing. For its neighborhood stores, which are generally located in small to medium-sized towns and suburban neighborhoods, the Company advertises primarily through direct mail. Neighborhood stores generated average weekly sales of $131,000 for the 40 weeks ended April 8, 1995.

        Piggly Wiggly. Piggly Wiggly stores are located in medium to small towns in central and southern Georgia. Piggly Wiggly stores are promoted primarily through weekly advertised specials.

    Piggly Wiggly stores average approximately 30,000 total square feet. Since June 30, 1990, the number of Piggly Wiggly stores has decreased from 76 to 54 stores.

        Food Fair. Food Fair stores, like Piggly Wiggly, are designed to operate with lower overhead and competitive pricing in suburban neighborhoods and towns in Alabama that will not support the volume necessary for a larger supermarket. Food Fair stores average approximately 29,000 total square feet. Since June 30, 1990, the number of Food Fair stores has increased from 28 to 31 stores.

STORE DEVELOPMENT

    The Company's 60 year history in Birmingham and the Southeast has allowed the Company to build its store locations selectively, and the Company believes that many of its current store locations are in prime sites that offer significant competitive advantages. In addition, the Company has been a leader in introducing innovative marketing concepts to its store formats. In 1971, the Company introduced its first EDLP format store into a market that had previously competed on the basis of price promotions or loss leaders. As the EDLP format expanded marketwide during the 1980s, the Company introduced the first Bruno's Food and Pharmacy to provide customers with "one-stop shopping," and in 1992, the Company opened the first of its Supercenters, which feature an expanded mix of higher margin perishables and general merchandise products as well as various one-stop shopping conveniences. The Company attempts to optimize operating results by selecting a store format that is best suited to each store site's demographics, local preferences and competition. Over the past five years, the Company has focused on remodeling its existing store base, opening new stores, and optimizing its mix of store formats. The result of these changes is a store mix which emphasizes higher volume stores offering higher margin products to position the Company for continued growth and enhanced profitability.

    The Company has developed a modern, well-maintained store base. During the five years ended July 1, 1995, the Company invested approximately $425 million in capital expenditures, which will have been primarily directed to building new stores and expanding and remodeling existing stores. During such period, a portion of the Company's capital expenditures were also invested in improvements to the Company's distribution centers, corporate headquarters and certain MIS functions. In the five fiscal years ended July 1, 1995, the Company opened 77 new stores, closed or sold 55 stores and, over the last four fiscal years, expanded or remodeled 81 existing stores. In addition, the Company has opened all of its Supercenter stores since 1992. During fiscal 1992 and fiscal 1993, the Company opened 44 new stores and expanded or remodeled 27 stores. Starting in 1994, the Company shifted its strategy to focus on remodels as a lower cost strategy to increase sales and profitability since new stores generally require a start-up period prior to achieving profitability. In fiscal 1994 and 1995, the Company remodeled a total of 54 stores and opened 14 stores. These investments have resulted in an increase in total square footage of 15% since fiscal 1991 and an increase in average store size from 38,300 square feet to 41,200 square feet over the same period. The following table sets forth additional information concerning changes in the Company's store base for fiscal 1991 through fiscal 1995.

                                                                     FISCAL
                                              ----------------------------------------------------
                                              1991        1992        1993        1994        1995
                                              ----        ----        ----        ----        ----
Beginning of period........................   230         240         253         257         257
Opened.....................................    19          21          23           8           6
Closed / Sold..............................     9           8          19           8          11
                                              ----        ----        ----        ----        ----
End of Period..............................   240         253         257         257         252
                                              ----        ----        ----        ----        ----
                                              ----        ----        ----        ----        ----
Remodels...................................    *           14          13          39          15

                                              AS OF JUNE 30, 1990        AS OF JULY 1, 1995
                                            -----------------------    -----------------------
                                            NUMBER OF    PERCENTAGE    NUMBER OF    PERCENTAGE
                                             STORES       OF TOTAL      STORES       OF TOTAL
                                            ---------    ----------    ---------    ----------
EDLP Formats:
  Food World.............................       74           32.2%         82           32.5%
  FoodMax................................       28           12.2          43           17.1
                                            ---------    ----------    ---------    ----------
  Subtotal...............................      102           44.4         125           49.6

Upscale Formats:
  Bruno's................................       17            7.4          38           15.1
  Other..................................        1            0.4           1            0.4
                                            ---------    ----------    ---------    ----------
  Subtotal...............................       18            7.8          39           15.5

Neighborhood Formats
  Piggly Wiggly..........................       76           33.0          54           21.4
  Food Fair..............................       28           12.2          31           12.3
  Other..................................        6            2.6           3            1.2
                                            ---------    ----------    ---------    ----------
    Subtotal.............................      110           47.8          88           34.9
                                            ---------    ----------    ---------    ----------
      Total..............................      230          100.0%        252          100.0%
                                            ---------    ----------    ---------    ----------
                                            ---------    ----------    ---------    ----------

- ------------

* Remodeling data for fiscal 1991 is not presented because the Company changed its method of characterizing stores as "remodels" after such date.

    The Company continuously evaluates its existing markets and potential new markets for their ability to support new or expanded stores. The Company combines market research and its in-depth knowledge of the Southeast region in evaluating market opportunities. In conducting market research for store sites, the Company evaluates population shifts, zoning changes, traffic patterns, new construction and the proximity of competitors' stores in an effort to determine a site's sales potential. The Company has identified numerous sites which are suitable for new stores and has either acquired such sites or is currently negotiating to acquire or obtain rights to develop or lease such sites. The Company also continuously evaluates its store base and has identified certain stores to be remodeled.

MARKET AREA

    The Southeast region is one of the fastest growing areas of the United States in terms of population, income and employment, and the region, due to its favorable business environment, has attracted significant additions to its manufacturing base in recent years. In particular, the automobile industry has increased its presence in the region and complementary businesses have followed. According to the Bureau of the Census, the population of the Southeast region has increased at an annual rate of 1.5% since 1990, compared to the national average of 1.1% over the same period. Growth in retail sales of food in the Southeast is outpacing national levels, with growth in the years 1993 and 1994 of 3.8% and 4.1% compared to national gains of 2.6% and 3.4%, respectively. However, individual markets or regions within the Southeast where the Company operates may experience economic and demographic trends which differ from those of the region as a whole.

BUSINESS STRATEGY

    Crimson has initiated a search for a new chief executive officer who is expected to be appointed shortly after the Merger. Ronald G. Bruno, the chief executive officer of the Company, and the other four senior executive officers will remain with the Company for up to one year following the Merger to accomplish the transition of ownership in an orderly fashion. Mr. Bruno has agreed to remain on the Board of Directors of the Company for three years after the Merger, subject to his customary right to resign. Crimson expects that the new chief executive officer will select key executives to replace the departing executives.

    Crimson has developed a business strategy based on its review of the Company's operations and the experience of its affiliates in the supermarket industry. In concert with the new senior management team, Crimson intends to continue certain strategies that have been successfully employed by the Company and, additionally, to: (i) expand the Company's franchise in the Southeast region, (ii) improve working capital management, (iii) grow the Company's private label business, (iv) continue development of the Company's management information systems and (v) continue improvement of the Company's store and product mix.

    Expand Company Franchise. Through its 60 years of operations in the Southeast region, the Company has developed a valuable franchise which Crimson believes can be expanded and enhanced through opening new stores both in existing and potential new markets while continuing to upgrade the quality of the Company's existing store base. Crimson intends to implement this strategy while maintaining the Company's high level of product quality and customer service.

    Improve Working Capital Management. Crimson believes that the Company can improve its working capital management. For example, the Company's ratio of accounts payable to inventories, typically used as a measure of the level of vendor financing for a supermarket or retail chain, is currently approximately 43% and the Company's ratio of cost of goods sold to inventory is currently 8.4 to 1. Both of these ratios are below the industry average. Under the control of Crimson affiliates, Safeway and Stop & Shop have achieved improvements in working capital management, and Crimson believes that opportunities are available to improve the Company's working capital ratios.

    Grow Private Label Business. Private label products provide a substantially higher gross margin to the Company and provide consumers with quality products at lower prices than national brands. Recently, the Company has been focusing on expanding and enhancing its private label program to provide additional products and is evaluating the addition of a premium line of private label goods. According to an industry analyst's survey, the industry average for private label products as a percentage of total grocery sales is approximately 18.6%, which is greater than the percentage of total grocery sales that is currently contributed by the Company's private label program. Crimson intends to continue the Company's increased emphasis on the higher margin private label business to increase its contribution to overall Company sales and profitability.

    Continue Development of Management Information Systems. In recent years, the Company has increased its investment in MIS and is currently in the process of implementing various new software applications and upgrading certain of its computer hardware. The Company's POS technology includes scanning systems and SwipeOut(R), the Company's electronic payment system. However, opportunities exist for operational improvements through MIS upgrades. Crimson intends to upgrade the Company's POS technology and other systems to, among other things, improve the monitoring of distribution center inventory levels and labor scheduling. Crimson believes that these upgrades should result in performance and operating improvements. Crimson intends to lease these enhanced management information systems, which is expected to result in increased selling, general and administrative expenses.

    Improve Store and Product Mix. Crimson intends to continue the Company's strategy of optimizing the mix of stores across the Company's store formats through an emphasis on opening and remodeling stores that are closely tailored to customer needs in a specific market. Crimson will continue the strategy of emphasizing higher margin specialty products, general merchandise and value-added services.

    After the Merger, Crimson and the new management team may decide to alter or discontinue certain of the strategies outlined above and will continually assess whether other strategies should be adopted to complement or replace such strategies. In addition, there can be no assurance that the strategies outlined in this section, if implemented, will be successful or achieve the expected level of operating improvement, or that sufficient financial resources will be available to implement the strategies described above. Moreover, there can be no assurance that the successful implementation of these strategies will result in improved operating results, and other conditions may exist, such as increased competition or an economic downturn in the Southeast region, to offset any improved earnings that are attributable to such strategies.

COMPETITION

    The Company's competitors include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores and supercenters. In addition to food retailers, nontraditional retailers such as discount stores, drug stores and department stores are increasing their selection of food products. The supermarket industry is highly competitive and characterized by narrow profit margins and, accordingly, the Company's earnings depend primarily on the efficiency of its operations and on its ability to maintain a large sales volume. Supermarket chains compete based upon convenient store locations, price, service, cleanliness, store condition, product variety and product quality. The Company believes that its policies of pricing its merchandise competitively and providing superior quality and customer service are important competitive factors. The Company actively monitors its competitors' prices and adjusts its pricing and marketing strategy as management deems appropriate in light of existing market conditions.

    The Company's principal competitors include Winn-Dixie, Kroger, Publix, WalMart, Delchamps and Bi-Lo. The Company has the leading market share in both Birmingham and Alabama with market shares of 52% and approximately 30%, respectively. The Company's closest competitor in Birmingham has a 13% market share. Throughout the other major markets in Alabama, the Company is generally ranked either first or second in terms of market share. In recent years, supermarket competition in the Southeast region has intensified as new entrants have opened stores in certain principal markets of the Company. The Company's traditional competitors in these markets have enhanced their capabilities in response to the entry of these new chains. Certain of the Company's competitors have significantly greater financial resources than the Company.

ADVERTISING AND PROMOTION

    The Company's advertising and promotions are specifically tailored to each of its store formats. For EDLP stores, the Company's promotions emphasize consistently low prices, and this image is reinforced through television and radio advertising. The upscale format is typically advertised through newspapers and newspaper inserts, with an emphasis placed on quality produce and perishables and superior service at competitive prices. Upscale stores also promote new products through in-store demonstrations and samplings. For its neighborhood stores, which are often located in small to medium-sized towns and suburban neighborhoods, the Company advertises primarily through direct mail. In addition, to enhance its name recognition and image, the Company sponsors a number of regional and local events, including the Bruno's Memorial Classic, a Senior PGA Tour event. The Company spends approximately 68% of its marketing budget on newsprint advertisements, including newspaper inserts, circulars designed to promote the Company's various formats, and various coupon promotions. The remainder of the Company's advertising budget is used for television and radio advertising, as well as direct mail for special promotions.

PRIVATE LABEL PROGRAM

    Through its private label program, the Company offers approximately 1,200 items under the Staff (dry groceries), Four Winds Farm (dairy and perishables), Pharm (health and beauty care products) and Bay Harbor (frozen seafood) brand names. These products provide quality comparable to that of national brands at prices generally 20% to 30% lower. Gross margins on private label goods are higher than on national brands. Private label products are available at each of the Company's different formats, with a higher concentration in the EDLP and neighborhood stores. Recently, the Company has been focusing on expanding and enhancing its private label program to provide additional products and is evaluating the addition of a premium line of private label goods.

PURCHASING, WAREHOUSING AND DISTRIBUTION

    The Company has traditionally purchased merchandise from a large number of third party suppliers. Approximately 37% of the Company's purchases, including beverages, tobacco products, milk, bread and snack foods, are supplied directly to the Company's stores by local distributors. The Company has utilized many category management techniques, including contract buying and most recently, a continuous replenishment system, which provides for automatic daily product replenishment for certain products in its distribution centers based on inventory level changes.

    The Company currently operates two primary distribution facilities totaling
2.1 million square feet, located in Birmingham, Alabama and Vidalia, Georgia, each of which has integrated warehousing and distribution capacity. The Company owns these facilities subject to arrangements with local industrial development agencies.

    Each store submits orders to the distribution facilities through a centralized processing system, and merchandise is normally received by the stores on the next day. Merchandise is delivered from the distribution facilities through a leased fleet of 140 tractors, 158 refrigerated trailers and 184 dry trailers. Stores are located within a 300-mile radius of each of the distribution centers. The Company believes that its existing distribution capacity will be sufficient to support its store growth strategy over the next several years.

EMPLOYEES AND LABOR RELATIONS

    The Company is one of the leading private employers in Alabama and, as of June 14, 1995, the Company employed approximately 25,600 persons, of whom approximately 44% were full-time and 56% were part-time employees. Of this number, approximately 23,900 were employed in supermarkets, 1,350 were employed in the warehousing operations and 350 were employed in the Company's business office. The Company currently employs, on average, approximately 95 employees in each store.

   EMPLOYEE TYPE                                  UNION     NON-UNION    TOTAL
- -----------------------------------------------   ------    ---------    ------
Salaried.......................................     --        1,500       1,500
Hourly:
 Full-time.....................................    8,400      1,500       9,900
                                                  ------    ---------    ------
 Part-time.....................................   11,300      2,900      14,200
                                                  ------    ---------    ------
                                                  ------    ---------    ------
   Total.......................................   19,700      5,900      25,600

    The Company is currently a party to 19 separate collective bargaining agreements with 6 locals that are affiliates of either the United Food and Commercial Workers Union or the Retail, Wholesale and Department Store International Union. The contracts are generally negotiated in three- or four-year cycles. The Company is currently negotiating with the union representing the employees of its 62 Food World stores in Alabama. This contract expires on September 30, 1995. There are three additional collective bargaining agreements due to be renegotiated by the end of fiscal 1996, none of which affect more than two stores. The remaining contracts expire after fiscal 1996. The Company believes that the union-based hourly rates paid to employees are comparable to those paid by the Company's non-union competitors. Pursuant to the collective bargaining agreements, the Company contributes to various union-sponsored multi-employer pension plans. In general, the Company believes its relationship with its employees is good.

    The Company has an incentive compensation plan covering its key management staff. Incentive compensation for store operations managers is based upon the profitability of the operations within the scope of their management responsibility.

PROPERTIES

    The Company operates a total of 252 supermarkets, of which 124 are located in Alabama, 86 in Georgia, 19 in Florida, 11 in Tennessee, 7 in Mississippi and 5 in South Carolina. In addition, the Company operates nine liquor stores located adjacent to Food World stores in Florida.

                                    NUMBER OF                    AVERAGE TOTAL
                                     STORES      OWNED/LEASED    SQUARE FOOTAGE
                                    ---------    ------------    --------------
EDLP FORMATS:
 Food World......................       82           26/56           44,000
 FoodMax.........................       43           15/28           51,000
   Subtotal......................      125           41/84           --

Upscale Formats:
 Bruno's.........................       38           10/28           52,000
 Other...........................        1             0/1           32,000
   Subtotal......................       39           10/29           --

NEIGHBORHOOD FORMATS:
 Food Fair.......................       31            9/22           29,000
 Piggly Wiggly...................       54           18/36           30,000
 Other...........................        3             1/2           37,000
   Subtotal......................       88           28/60           --
     Total.......................      252%         79/173           --

    The Company owns 79 of its 252 food stores. Of these 79 stores, 39 are situated on tracts of land owned by the Company, 10 are located on leased land and 30 are located in Company-owned shopping centers, with the remaining shopping center space leased to commercial tenants. Eleven of the stores are owned by a joint venture between the Company and Metropolitan Life Insurance Company, which leases such stores back to the Company. The Company also owns several sites that can be used for future store and warehouse development, as well as certain non-operating real estate assets. The Company believes that the fair market value of its owned real estate assets exceeds the book value of such assets.

    The Company leases 173 of its 252 stores under standard commercial leases which generally obligate the Company to pay its proportionate share of real estate taxes, common area maintenance charges and insurance costs. In addition, such leases generally provide for percentage of sales rent when sales from the store exceed a certain dollar amount. Generally, these leases are long-term, with one or more renewal options.

    The approximately 1,375,000 square foot Birmingham warehouse, distribution center and office complex is located on a 200-acre site in the Oxmoor West Industrial Park in Birmingham, Alabama. Approximately 100 acres of the site are currently undeveloped land. The Company owns the Birmingham facility subject to certain arrangements with The Industrial Development Board of the City of Birmingham. The approximately 686,000 square foot Vidalia warehouse and distribution center is located on a 90-acre site in Vidalia, Georgia and is owned by the Company subject to a similar industrial development authority arrangement with respect to a portion of the facility.

TRADE NAMES, SERVICE MARKS, TRADEMARKS AND FRANCHISES

    The Company uses a variety of trade names, service marks and trademarks. Except for "Bruno's," "Food World," "FoodMax," "Piggly Wiggly," and "Food Fair," the Company does not believe any of such trade names, service marks or trademarks are material to its business. The Company licenses the "Piggly Wiggly" trade name and trademark.

    The Company's Piggly Wiggly stores are operated pursuant to a franchise agreement that is restricted to certain areas of central and southern Georgia.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposal or other releases of hazardous materials. The Company believes that it currently conducts its operations, and in the past has operated its business, in substantial compliance with applicable environmental laws and regulations. From time to time, operations of the Company have resulted or may result in noncompliance with or liability for cleanup pursuant to environmental laws and regulations. However, the Company believes that any such noncompliance or liability under current environmental laws and regulations would not have a material adverse effect on its results of operations and financial condition.

    The Company has not incurred material capital expenditures for environmental controls during the previous three years, nor does the Company anticipate incurring such expenditures during the current fiscal or the succeeding fiscal year.

GOVERNMENT REGULATION

    The Company is subject to regulation by a variety of governmental agencies, including, but not limited to, the United States Food & Drug Administration, the United States Department of Agriculture, and other federal, state and local agencies.

LEGAL PROCEEDINGS

    In 1991, the Company received a favorable termination letter with respect to the termination of the employee pension plan of a supermarket chain acquired by the Company in 1989. Pursuant to that termination, distributions were made to all participants of that employee pension plan. After all of the benefit liabilities were paid, there remained a balance of $2,716,795, which was transferred to the Company as a reversion of excess pension assets. On June 15, 1992, the Company received a letter from the Pension Benefit Guaranty Corporation ("PBGC") contending that inappropriate actuarial assumptions were used to determine the value of the employee's benefits distributed and that additional distributions must be made to numerous former participants of said plan. In August 1994 the Company filed suit in the U.S. District Court for the Northern District of Alabama challenging the PBGC's determination. In April 1995, the District Court entered summary judgment against the Company and in favor of the PBGC. The Company has appealed the District Court's ruling to the U.S. Court of Appeals for the Eleventh Circuit. The Company believes its liability in connection with this matter, if any, will not exceed $2,716,795, plus accrued interest.

    Except for this matter, the Company is not a party to any material pending legal proceedings, other than ordinary litigation incidental to the conduct of its business and the ownership of its property.

                              REGULATORY APPROVALS

    The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where the Company currently operates.

    Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of

Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On May 24, 1995, the Company and Crimson filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. On June 20, 1995, the FTC and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger effective immediately. At any time before or after consummation of the Merger, notwithstanding that early termination of the waiting period under the HSR Act has been granted, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. At any time before or after the Effective Time of the Merger, and notwithstanding that early termination of the waiting period under the HSR Act has been granted, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on information available to them, the Company and Crimson believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company and Crimson would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

    Other. The obligations of Crimson under the Merger Agreement are also subject to the receipt of all necessary licenses (including the continued availability of all beer, wine and/or liquor licenses), permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the Merger.

                          CRIMSON AND THE PARTNERSHIP

    Crimson, an Alabama corporation and as of the date hereof a wholly owned subsidiary of the Partnership, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. As of the date hereof, the Partnership owns 100% of the outstanding shares of common stock of Crimson. The Partnership is a Delaware limited partnership, the general partner of which is KKR Associates, an affiliate of KKR. The principal assets of the Partnership consist of the shares of common stock it owns of Crimson. The name, business, address, principal occupation or employment, and five year employment history of each of the directors and executive officers of Crimson and of KKR Associates, the general partner of the Partnership, and certain other information, are set forth in SCHEDULE I to this Proxy Statement.

                        DISSENTING SHAREHOLDERS' RIGHTS

    In accordance with Article 13 of the ABCA (the "Alabama Dissent Provisions"), a shareholder of the Company may dissent from the Merger and obtain payment for the fair value of his or her shares of Bruno's Common Stock. Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. The appraised value of shares of Bruno's Common Stock of a dissenting shareholder may differ from the consideration that a shareholder of the Company is entitled to receive in the Merger. The following is a summary of the Alabama Dissent Provisions, the full text of which is set forth as ANNEX V to this Proxy Statement.

    Under the Alabama Dissent Provisions, a shareholder of the Company may dissent from the Merger by following the following procedures: (i) the dissenting shareholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares of Bruno's Common Stock if the Merger is effected

(the "Notice Requirement"); and (ii) the dissenting shareholder must not vote in favor of the Merger (or submit a Proxy which results in a vote in favor of the Merger). A shareholder who does not satisfy these requirements waives his or her right to demand payment. For example, a shareholder who merely votes against the Merger without satisfying the Notice Requirement described in (i) above is not entitled to demand payment for his or her shares of Bruno's Common Stock under the Alabama Dissent Provisions. However, a shareholder's mere failure to vote on the Merger will not constitute a waiver of his or her right to demand payment as long as he or she fulfills the Notice Requirement described in (i) above.

    In addition, if the Merger is approved by a vote of the shareholders of the Company, the Company must deliver written notice of such approval to each such dissenting shareholder (the "Written Dissenters' Notice"), which must be sent not later than 10 days after the Merger is effected, and the dissenting shareholder must make a demand for payment of the fair value of his or her shares of Bruno's Common Stock in accordance with the terms of the Written Dissenters' Notice, which demand must be received by the Company by a date to be specified by the Company in the Written Dissenters' Notice, which date shall be not fewer than 30 nor more than 60 days after the date on which the Written Dissenters' Notice is mailed.

    Within twenty (20) days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares of Bruno's Common Stock to the Company for notation thereon by the Company that such demand has been made. The failure to submit his or her shares of Bruno's Common Stock for such notation shall, at the option of the Company, terminate the shareholder's rights under the Alabama Dissent provisions unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

    A record shareholder may dissent as to fewer than all of the shares of Bruno's Common Stock registered in his or her name only if he or she dissents with respect to all shares of Bruno's Common Stock beneficially owned by any one person and notifies the Company of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares of Bruno's Common Stock to which he or she dissents and his or her other shares of Bruno's Common Stock were registered in the name of a different shareholder. Once a formal demand for payment is made, such demand cannot be withdrawn by the shareholder except with the consent of the Company.

    Upon the Effective Time of the Merger, or upon receipt by the Company of a demand for payment, the Company must offer to pay each dissenting shareholder who has properly complied with the Alabama Dissent Provisions the amount estimated by the Company to be the fair value of the shares of Bruno's Common Stock held by each such dissenting shareholder, plus accrued interest. Such offer must be accompanied by, among other information, the Company's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, the latest available interim financial statements, if any, a statement of the Company's estimate of the fair value of the shares, and an explanation of how the interest was calculated. If, within thirty (30) days after the making of such offer of payment, any dissenting shareholder accepts the same, then such dissenting shareholder must surrender to the Company the certificate or certificates representing his or her shares of Bruno's Common Stock and such dissenting shareholder will cease to have any interest in the shares. If, however, a dissenting shareholder does not accept the Company's offer of payment, then such dissenting shareholder must, within thirty (30) days after the Company offered payment for his or her shares of Bruno's Common Stock, notify the Company in writing of his or her own estimate of the fair value of his or her shares of Bruno's Common Stock and amount of interest due, and demand payment of such estimate, or reject the Company's offer and demand the fair value of his or her shares of Bruno's Common Stock and interest due. If this demand by a dissenting shareholder remains unsettled for sixty (60) days, then the Company must commence a proceeding in the Circuit Court of Jefferson County, Alabama to determine the fair value of the shares of Bruno's Common Stock and accrued interest. If the Company does not commence this proceeding within the 60-day period, then the

Company must pay each dissenting shareholder whose demand remains unsettled the amount demanded. The Company must make all dissenting shareholders whose demands remain unsettled parties to this proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The Company must pay each dissenting shareholder the amount found to be due after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest in the shares of Bruno's Common Stock.

    The costs and expenses of any such dissent proceeding will be determined by the court and will be assessed against the Company, but costs and expenses may be apportioned and assessed against all or some of the dissenting shareholders, in such amounts as the court deems equitable, to the extent the court finds such dissenting shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment after receiving an offer of payment from the Company. The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable (a) against the Company and in favor of any or all dissenting shareholders if the court find that the Company did not substantially comply with the requirements of the Alabama Dissent Provisions, or (b) against either of the Company or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the Alabama Dissent Provisions. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to the other dissenting shareholders similarly situated, and that the fees for the services should not be assessed against the Company, the court may award such counsel reasonable fees to be paid out of the amounts awarded to dissenting shareholders who were benefitted.

    The foregoing is only a summary of the Alabama Dissent Provisions, and is qualified in its entirety by reference to the provisions thereof, the full text of which is set forth as ANNEX V to this Proxy Statement. Each shareholder of the Company is urged to carefully read the full text of the Alabama Dissent Provisions.

                                    EXPERTS

FINANCIAL STATEMENTS

    The consolidated financial statements of the Company as of July 2, 1994 and July 3, 1993 and for each of the three years in the period ended July 2, 1994, incorporated by reference in the Company's Annual Report on Form 10-K for the year ended July 2, 1994 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

    Representatives of Arthur Andersen LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

LEGAL OPINIONS

    The legality of Bruno's Common Stock being retained in the Merger is being passed on by Sirote & Permutt, P.C., Birmingham, Alabama. As of July 11, 1995, lawyers of Sirote & Permutt, P.C. who have participated in the preparation of this Proxy Statement and/or serve as members of the Board of Directors of the Company beneficially owned an aggregate of 49,915 shares individually or in various fiduciary capacities. Although other members of the firm may also own securities of the Company, no inquiry as to this has been made.

    Simpson Thacher & Bartlett (a partnership which includes professional corporations), counsel for Crimson and the Partnership, has delivered an opinion concerning certain Federal income tax consequences of the Merger. See "THE MERGER--Federal Income Tax Consequences."

                                --PROPOSAL TWO--

             APPROVAL OF INCREASE IN BONDED INDEBTEDNESS OF BRUNO'S

    Section 234 of the Alabama Constitution requires that the shareholders of Bruno's owning a majority of shares entitled to vote "consent" to any increase in the bonded indebtedness of Bruno's. Provided that the Merger is first approved by the shareholders, the Board of Directors proposes an increase in the bonded indebtedness of the Company of $1.1 billion. The approval of this proposal by the shareholders will constitute a "consent" to the increase in bonded indebtedness for purposes of Alabama law. The increase in bonded indebtedness is sought in order (i) to finance the cost of converting to cash approximately 94.7% of the shares of Bruno's Common Stock currently outstanding,
(ii) to refinance the Bruno's currently outstanding indebtedness, (iii) to pay fees and expenses in connection with the Merger and (iv) to provide for working capital requirements. Under Alabama law, certain of the anticipated borrowings may not be treated as "bonded indebtedness."

                               --PROPOSAL THREE--

           APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

    Bruno's current Articles of Incorporation, as amended, authorize the issuance of up to 200,000,000 shares of Bruno's Common Stock. Provided that the Merger is first approved by the shareholders, the Board of Directors of Bruno's proposes to adopt the Amended and Restated Articles of Incorporation, which, among other things, reduces the authorized shares of Bruno's Common Stock from 200,000,000 to 60,000,000. The amendment, which requires the approval of a majority of shares entitled to vote, has been proposed because the number of outstanding shares will be reduced from approximately 78,000,000 to 25,007,015 (35,007,015 if the Warrants are exercised in full) upon consummation of the Merger. The proposed Amended and Restated Articles of Incorporation are attached in Annex I to this Proxy Statement as Exhibit A to the Merger Agreement.

                  OTHER INFORMATION AND SHAREHOLDER PROPOSALS

    Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed Proxy or their substitutes will vote the Proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

    If the Merger is not consummated, shareholder proposals intended to be presented at the fiscal 1996 Annual Meeting of Shareholders must have been received by the Company not later than September 1, 1995 for inclusion in the proxy materials for such meeting.

                                   SCHEDULE I

            CERTAIN INFORMATION REGARDING CRIMSON ACQUISITION CORP.,
                       THE PARTNERSHIP AND KKR ASSOCIATES

    The following table sets forth the name, business address, age, principal occupation or employment at the present time and during the last five years, the name, principal business and address of any corporation or other organization in which such occupation or employment is or was conducted and current directorships of the executive officers and directors of Crimson and the general partners of KKR Associates, all of whom are citizens of the United States. KKR Associates is the general partner of the Partnership. Except as otherwise noted, the address of each such corporation or organization listed and the business addresses of such persons is the address of KKR Associates, 9 West 57th Street, New York, New York 10019. Each person has had the principal occupation or employment listed for more than the past five years except as otherwise noted.

EXECUTIVE OFFICERS AND DIRECTORS OF CRIMSON

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
    NAME AND BUSINESS ADDRESS                AGE        AND FIVE YEAR EMPLOYMENT HISTORY
- ------------------------------------------   ---   ------------------------------------------

Paul E. Raether...........................   48    Director and Chief Executive Officer of
                                                   Crimson and General Partner, Kohlberg
                                                   Kravis Roberts & Co., a private investment
                                                   firm ("KKR"). Member of the Board of
                                                   Directors of Duracell International Inc.,
                                                   Flagstar Companies, Inc., Flagstar
                                                   Corporation, Fred Meyer, Inc., IDEX
                                                   Corporation, and The Stop & Shop
                                                   Companies, Inc.

James H. Greene, Jr.......................   44    Director and President of Crimson and
  2800 Sand Hill Road                              General Partner, KKR. Member of the Board
  Suite 200                                        of Directors of Owens-Illinois, Inc.,
  Menlo Park, CA 94025                             Owens-Illinois Group, Inc., Safeway Inc.,
                                                   The Stop & Shop Companies, Inc., Union
                                                   Texas Petroleum Holdings, Inc. and The
                                                   Vons Companies, Inc.

Nils P. Brous.............................   30    Director and Vice-President of Crimson
                                                   and, since 1992, executive of KKR. Prior
                                                   thereto, associate, Goldman, Sachs & Co.
                                                   Member of the Board of Directors of
                                                   Canadian General Insurance Group Limited
                                                   and Granum Communications, Inc.

GENERAL PARTNERS OF KKR ASSOCIATES

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
    NAME AND BUSINESS ADDRESS                AGE        AND FIVE YEAR EMPLOYMENT HISTORY
- ------------------------------------------   ---   ------------------------------------------
Henry R. Kravis...........................   50    General Partner, KKR. Member of the Board
                                                   of Directors of American Re Corporation,
                                                   AutoZone, Inc., Borden, Inc., Duracell
                                                   International Inc., Flagstar Companies,
                                                   Inc., Flagstar Corporation, IDEX
                                                   Corporation, K-III Communications Corp.,
                                                   Owens-Illinois, Inc., Owens-Illinois
                                                   Group, Inc., Safeway Inc., The Stop & Shop
                                                   Companies, Inc., Union Texas Petroleum
                                                   Holdings, Inc., Walter Industries, Inc.
                                                   and World Color Press, Inc.
George R. Roberts.........................   51    General Partner, KKR. Member of the Board
  2800 Sand Hill Road                              of Directors of American Re Corporation,
  Suite 200                                        AutoZone, Inc., Borden, Inc., Duracell
  Menlo Park, CA 94025                             International Inc., Flagstar Companies,
                                                   Inc., Flagstar Corporation, IDEX
                                                   Corporation, K-III Communications Corp.,
                                                   Owens-Illinois, Inc., Owens-Illinois
                                                   Group, Inc., Red Lion Properties, Inc.,
                                                   Safeway Inc., The Stop & Shop Companies,
                                                   Inc., Union Texas Petroleum Holdings,
                                                   Inc., Walter Industries, Inc. and World
                                                   Color Press, Inc.
Robert I. MacDonnell......................   56    General Partner, KKR. Member of the Board
  2800 Sand Hill Road                              of Directors of AutoZone, Inc.,
  Suite 200                                        Owens-Illinois, Inc., Owens-Illinois
  Menlo Park, CA 94025                             Group, Inc., Safeway Inc. and The Vons
                                                   Companies, Inc.
Michael W. Michelson......................   43    General Partner, KKR. Member of the Board
  2800 Sand Hill Road                              of Directors of AutoZone, Inc., Fred
  Suite 200                                        Meyer, Inc., Owens-Illinois, Inc., Owens-
  Menlo Park, CA 94025                             Illinois Group, Inc., Red Lion Properties,
                                                   Inc. and Union Texas Petroleum Holdings,
                                                   Inc.
Saul A. Fox...............................   41    General Partner, KKR. Member of the Board
  2800 Sand Hill Road                              of Directors of American Re Corporation,
  Suite 200                                        Fred Meyer, Inc., Layne, Inc. and Union
  Menlo Park, CA 94025                             Texas Petroleum Holdings, Inc.
Michael T. Tokarz.........................   45    General Partner, KKR. Member of the Board
                                                   of Directors of Flagstar Companies, Inc.,
                                                   Flagstar Corporation, Homes Holdings
                                                   Corporation, IDEX Corporation, K-III
                                                   Communications Corp., Safeway Inc. and
                                                   Walter Industries, Inc.
Perry Golkin..............................   41    General Partner, KKR. Executive of KKR
                                                   1986-1994. Member of the Board of
                                                   Directors of American Re Corporation and
                                                   K-III Communications Corp.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
    NAME AND BUSINESS ADDRESS                AGE        AND FIVE YEAR EMPLOYMENT HISTORY
- ------------------------------------------   ---   ------------------------------------------
Clifton S. Robbins........................   36    General Partner, KKR. Executive of KKR,
                                                   1987-1994. Member of the Board of
                                                   Directors of Borden, Inc., Flagstar
                                                   Companies, Inc., Flagstar Corporation,
                                                   IDEX Corporation and The Stop & Shop
                                                   Companies, Inc.
Scott M. Stuart...........................   35    General Partner, KKR. Executive of KKR,
                                                   1986-1994. Member of the Board of
                                                   Directors of Borden, Inc., Duracell
                                                   International Inc. and World Color Press,
                                                   Inc.
Edward A. Gilhuly.........................   35    General Partner, KKR. Executive of KKR,
  2800 Sand Hill Road                              1986-1994. Member of the Board of
  Suite 200                                        Directors of Layne, Inc. Owens-Illinois,
  Menlo Park, CA 94025                             Inc., Owens-Illinois Group, Inc., Red Lion
                                                   Properties, Inc. and Union Texas Petroleum
                                                   Holdings, Inc.

                                                                         ANNEX I

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------







                          AGREEMENT AND PLAN OF MERGER



                          DATED AS OF APRIL 20, 1995,*



                                    BETWEEN



                           CRIMSON ACQUISITION CORP.



                                      AND



                                 BRUNO'S, INC.









- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

* Restated to reflect the First Amendment dated as of May 18, 1995.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
                                          ARTICLE I
                                         THE MERGER
SECTION 1.01.   The Merger............................................................    I-2
SECTION 1.02.   Closing...............................................................    I-2
SECTION 1.03.   Effective Time of the Merger..........................................    I-2
SECTION 1.04.   Effects of the Merger.................................................    I-2
SECTION 1.05.   Articles of Incorporation; By-Laws; Purposes..........................    I-2
SECTION 1.06.   Directors.............................................................    I-2
SECTION 1.07.   Officers..............................................................    I-2

                                         ARTICLE II
                      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                                  CONSTITUENT CORPORATIONS

SECTION 2.01.   Effect on Capital Stock...............................................    I-3
SECTION 2.02.   Company Common Stock Elections........................................    I-4
SECTION 2.03.   Proration.............................................................    I-5
SECTION 2.04.   Stock Plans...........................................................    I-6
SECTION 2.05.   Exchange of Certificates..............................................    I-7

                                         ARTICLE III
                               REPRESENTATIONS AND WARRANTIES

SECTION 3.01.   Representations and Warranties of the Company.........................    I-9
SECTION 3.02.   Representations and Warranties of Newco...............................   I-21
SECTION 3.03.   Agreement to Deliver Article III Disclosure Schedules.................   I-22

                                         ARTICLE IV
                  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

SECTION 4.01.   Conduct of Business of the Company....................................   I-22

                                          ARTICLE V
                                    ADDITIONAL AGREEMENTS

SECTION 5.01.   Preparation of Form S-4 and Proxy Statement; Stockholder Meeting......   I-25
SECTION 5.02.   Access to Information; Confidentiality................................   I-25
SECTION 5.03.   Best Efforts..........................................................   I-26
SECTION 5.04.   Benefit Matters.......................................................   I-27
SECTION 5.05.   Indemnification.......................................................   I-28
SECTION 5.06.   Public Announcements..................................................   I-29
SECTION 5.07.   Affiliates............................................................   I-29
SECTION 5.08.   No Solicitation.......................................................   I-29
SECTION 5.09.   Resignation of Directors..............................................   I-30
SECTION 5.10.   Certain Agreements....................................................   I-30
SECTION 5.11.   Stop Transfer.........................................................   I-30
SECTION 5.12.   Golf Tournament.......................................................   I-30

                                                                                         PAGE
                                                                                         ----
                                         ARTICLE VI
                                    CONDITIONS PRECEDENT
SECTION 6.01.   Conditions to Each Party's Obligation To Effect the Merger............   I-31
SECTION 6.02.   Conditions to Obligations of Newco....................................   I-31
SECTION 6.03.   Conditions to Obligation of the Company...............................   I-32

                                         ARTICLE VII
                              TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.   Termination...........................................................   I-33
SECTION 7.02.   Effect of Termination.................................................   I-34
SECTION 7.03.   Amendment.............................................................   I-34
SECTION 7.04.   Extension; Waiver.....................................................   I-34
SECTION 7.05.   Procedure for Termination, Amendment, Extension or Waiver.............   I-34

                                        ARTICLE VIII
                                     GENERAL PROVISIONS

SECTION 8.01.   Nonsurvival of Representations and Warranties.........................   I-34
SECTION 8.02.   Fees and Expenses.....................................................   I-34
SECTION 8.03.   Notices...............................................................   I-36
SECTION 8.04.   Definitions...........................................................   I-36
SECTION 8.05.   Interpretation........................................................   I-37
SECTION 8.06.   Counterparts..........................................................   I-37
SECTION 8.07.   Entire Agreement; No Third-Party Beneficiaries........................   I-37
SECTION 8.08.   GOVERNING LAW.........................................................   I-37
SECTION 8.09.   Assignment............................................................   I-37
SECTION 8.10.   Enforcement...........................................................   I-37

SCHEDULES

DISCLOSURE SCHEDULE

EXHIBIT

EXHIBIT A     AMENDMENTS TO ARTICLES OF INCORPORATION OF THE COMPANY

EXHIBIT B     FORM OF AFFILIATE LETTER

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF APRIL 20, 1995*


                                    BETWEEN


                           CRIMSON ACQUISITION CORP.,
                       AN ALABAMA CORPORATION ("NEWCO"),


                                      AND


                                 BRUNO'S, INC.,
                    AN ALABAMA CORPORATION (THE "COMPANY").


    WHEREAS, the respective Boards of Directors of the Company and Newco have determined that the merger of Newco with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03) will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms hereof, common stock, par value $.01 per share, of the Company or (B) the right to receive cash, other than (a) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 8.04) of the Company or by Parent, Newco or any subsidiary of Parent and (b) Dissenting Shares (as defined in Section 2.01(e));

    WHEREAS, the Merger and this Agreement require the vote of two-thirds of the shares of the Company Common Stock for the approval thereof (the "Company Stockholder Approval");

    WHEREAS, Newco is a wholly owned subsidiary of BI Associates L.P.
("Parent");

    WHEREAS, Newco is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, (i) the Company grants to Newco (or its designee) an option (the "Option") to purchase up to 15,541,570 shares of Company Common Stock (subject to adjustment) pursuant to the Stock Option Agreement, dated as of the date hereof (the "Option Agreement"), between Newco and the Company and (ii) certain beneficial and record stockholders of the Company enter into agreements (collectively, the "Stockholders Agreement") providing for certain actions relating to the transactions contemplated by this Agreement; and in order to induce Newco to enter into this Agreement, the Company has (a) agreed to grant Newco (or its designee) the Option and to enter into, execute and deliver the Option Agreement and (b) approved the entering into by Newco and such stockholders of the Stockholders Agreement, and such stockholders have agreed to enter into, execute and deliver the Stockholders Agreement;

    WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

- ------------

* Restated to reflect the First Amendment dated as of May 18, 1995.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I


                                   THE MERGER

    SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Alabama Business Corporation Act (the "ABCA"), Newco shall be merged with and into the Company at the Effective Time of the Merger. Upon the Effective Time of the Merger, the separate existence of Newco shall cease, and the Company shall continue as the surviving corporation and shall continue under the name "Bruno's, Inc."

    SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 6.01 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.02 and 6.03) (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

    SECTION 1.03. Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the ABCA and shall make all other filings or recordings required under the ABCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Alabama, or at such other time as is permissible in accordance with the ABCA and as Newco and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

    SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 10-2B-11.06 of the ABCA (or any successor provision).

    SECTION 1.05. Articles of Incorporation; By-Laws; Purposes. (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, until thereafter further amended as provided therein and under the ABCA, it shall be the articles of incorporation of the Company following the Merger.

    (b) The By-laws of Newco as in effect at the Effective Time of the Merger shall be the By-laws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06. Directors. The directors of Newco at the Effective Time of the Merger shall be the directors of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.07. Officers. The officers of Newco at the Effective Time of the Merger shall be the officers of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

    SECTION 2.01. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Newco:

    (a) Common Stock of Newco. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into (i) a number of shares of the common stock, par value $.01 per share, of the Company following the Merger equal to the quotient of (A) 20,833,333 divided by (B) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time of the Merger, and (ii) a number of warrants (as further described below, each a "Warrant") equal to the quotient of (A) 10,000,000 divided by (B) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time of the Merger. Each Warrant shall entitle the holder to purchase one share of Company Common Stock at a price of $12.00 per share, subject to the anti-dilution adjustments referred to in the next sentence. Each Warrant (i) shall be exercisable at any time or from time to time in whole or in part in the sole discretion of the holder from the Effective Time of the Merger through the tenth anniversary of the Effective Time of the Merger, (ii) shall be entitled to full anti-dilution protection, (iii) shall provide (without limiting the ability of the holder to elect a cash exercise) for the issuance by the Company, at the election of the holder in its sole discretion and in lieu of any payment of the exercise price by such holder upon the exercise thereof, of newly issued shares of Company Common Stock having a value equal to the difference between (x) the Fair Market Value (as defined below) at the time of such exercise of such number of shares of Company Common Stock (or such fraction of a share) for which such Warrant is then exercisable and (y) $12.00 per share multiplied by the number of shares (or fraction of a share) for which such Warrant is then exercisable, (iv) shall be freely transferable and upon exercise shall entitle the holder of Company Common Stock acquired upon exercise thereof to customary demand and incidental registration rights in respect of such Company Common Stock, (v) shall provide for the payment of documentary, stamp and other similar taxes by the Company and
(vi) shall otherwise be issued pursuant to one or more agreements, certificates or documents containing terms satisfactory to Newco. "Fair Market Value" shall mean, as of any day on which the election by the holder is made under clause
(iii) of the preceding sentence (the "Exercise Date"), the average for the second Trading Day (as defined below) preceding such Exercise Date of the high and low reported sales prices regular way of one share of Company Common Stock on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of Company Common Stock on such Trading Day, in either case on the principal national securities exchange in the United States on which the shares of Company Common Stock are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange on such Trading Day, on the National Association of Securities Dealers Automated Quotations National Market System, or if the shares of Company Common Stock are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of Company Common Stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Company. If the Company Common Stock is not quoted or listed by any such organization, exchange or market, the Fair Market Value of the Company Common Stock as of such Exercise Date shall be determined in good faith by the Board of Directors of the Company. "Trading Day" shall mean each weekday other than any day on which any Company Common Stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market.

    (b) Cancellation of Treasury Stock and Parent-Owned Company Common
Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock that is owned by Parent, Newco or any subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

    (c) Conversion (or Retention) of Company Common Stock. Except as otherwise provided herein and subject to Section 2.03, each issued and outstanding share of Company Common Stock shall be converted into the following (the "Merger Consideration"):

        (i) for each such share of Company Common Stock with respect to which an election to retain Company Common Stock has been effectively made and not revoked or lost, pursuant to Sections 2.02(c), (d) and (e) ("Electing Shares"), the right to retain one fully paid and nonassessable share of Company Common Stock (a "Non-Cash Election Share"); and

        (ii) for each such share of Company Common Stock (other than Electing Shares), the right to receive in cash from the Company following the Merger an amount equal to $12.00 (the "Cash Election Price").

    (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with
Article 13 of the ABCA (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration or any cash in lieu of fractional shares of Common Stock unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share (other than an Electing Share) that had been converted as of the Effective Time of the Merger into the right to receive Merger Consideration in accordance with this Section 2.01. The Company shall give prompt notice to Newco of any demands received by the Company for appraisal of shares of Company Common Stock, and Newco shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands.

    (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time of the Merger, all shares of Company Common Stock (other than shares referred to in Section 2.01(b) and 2.01(c)(i)) issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive cash, including cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.05.

    SECTION 2.02. Company Common Stock Elections. (a) Each person who, on or prior to the Election Date referred to in (c) below, is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

    (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.01(d)), Newco shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

    (c) Newco shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting (as defined in Section 5.01(c)), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to retain Non-Cash Election Shares for any or all shares of Company Common Stock held, subject to the provisions of Section 2.03 hereof, by such holder. The Company will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the "Election Date") next preceding the date of the Stockholders Meeting, a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five NASDAQ trading days after the date of execution of such guarantee of delivery).

    (d) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m, New York City time on the Election Date or (ii) after the date of the Proxy Statement, if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time of the Merger shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Newco and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

    (e) The determination of the Exchange Agent shall be binding whether or not elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 2.02 with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Non-Cash Election Shares was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time of the Merger, and such shares shall be exchanged in the Merger for cash pursuant to Section 2.01(c)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.03, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Newco and the Company, make such rules as are consistent with this
Section 2.02 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

    SECTION 2.03. Proration.

    (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be converted into the right to retain Company Common Stock at the Effective Time of the Merger (the "Non-Cash Election Number") shall be equal to (i) 4,166,667 (excluding for this purpose any shares of Company Common Stock to be cancelled pursuant to Section 2.01(b)) plus (ii) a number of shares equal to the number of record holders of Company Common Stock immediately prior to the Effective Time of the Merger.

    (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of Section 2.01(c) in the following manner:

        (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

        (ii) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election.

        (iii) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with Section 2.03(b)(ii), shall be converted into cash (on a consistent basis among shareholders who made the election referred to in Section 2.01(c)(i), pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of Section 2.01(c)(ii).

    (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

        (i) all Electing Shares shall be converted into the right to retain Company Common Stock in accordance with the terms of Section 2.01(c)(i);

        (ii) additional shares of Company Common Stock other than Electing Shares shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of 2.01(c) in the following manner:

           (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of shares of Company Common Stock other than Electing Shares; and

           (2) the number of shares of Company Common Stock in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares other than Electing Shares; and

        (iii) subject to Section 2.01(d), shares of Company Common Stock subject to clause (ii) of this paragraph (c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 2.01(c)(i) (on a consistent basis among shareholders who held shares of Company Common Stock as to which they did not make the election referred to in Section 2.01(c)(i), pro rata to the number of shares as to which they did not make such election).

    SECTION 2.04. Stock Plans. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) cause written notification of the Merger to be given to each holder of a Company Stock Option (as defined below) by the Board of Directors as provided in the Stock Plans (as defined below) to the effect that each such holder of a Company Stock Option (as defined below) may exercise such Company Stock Option no later than thirty days from the date of such notification (the "Exercise Period"), it being understood that (x) with respect to any person, unless exercised within the Exercise Period (or cancelled in exchange for a cash payment pursuant to clause (y) of paragraph
    (ii) below) each Company Stock Option shall expire at the end of the Exercise Period and (y) with respect to any person subject to Section 16(a) of the Securities Exchange Act of 1934

    ("Exchange Act"), no such person shall be entitled to a cash payment in the manner described in clause (y) of paragraph (ii) below; and

        (ii) adjust the terms of all outstanding employee or director stock options to purchase shares of Company Common Stock ("Company Stock Options") granted under any stock option or stock purchase plan, program or arrangement of the Company, including without limitation, the Employee Incentive Stock Option Plan, the Second Amended and Restated Employee Stock Option Plan and the Non-Employee Director Stock Option Plan (collectively, the "Stock Plans"), to provide that, at the Effective Time of the Merger (x) each Company Stock Option outstanding immediately prior to the Effective Time of the Merger shall vest as a consequence of the Merger and (y) with respect to any person not subject to Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act"), each Company Stock Option having an exercise price of less than $12.00, shall be cancelled in exchange for a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess of $12.00 over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time of the Merger;

        (iii) except as provided herein or as otherwise agreed to by the parties, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time of the Merger, and the Company shall ensure that following the Effective Time of the Merger no holder of a Company Stock Option nor any participant in any Stock Plan shall have any right thereunder to acquire equity securities of the Company following the Merger.

    (b) The Company hereby represents and warrants that upon taking of the actions specified above, immediately following the Effective Time of the Merger no holder of a Company Stock Option nor any participant in any Stock Plan shall have the right thereunder to acquire equity securities of the Company after the Merger.

    SECTION 2.05. Exchange of Certificates. (a) Exchange Agent. As soon as reasonably practicable as of or after the Effective Time of the Merger, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, the cash portion of Merger Consideration.

    (b) Exchange Procedures. As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Company Common Stock, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of cash and, if appropriate, certificates for retained Company Common Stock. If any certificate for such retained Company Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such retained Company Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.05(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.01. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of retained Company Common Stock.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to retained Company Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of retained Company Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.05(e) until the surrender of such certificate in accordance with this
Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Company Common Stock issued in connection therewith, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 2.05(e)) as practicable, the amount of any cash payable in lieu of a fractional share of retained Company Common Stock to which such holder is entitled pursuant to
Section 2.05(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of retained Company Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Company Common Stock.

    (d) No Further Ownership Rights in Company Common Stock Exchanged For
Cash. All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.05(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such certificates.

    (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of retained Company Common Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger; and

    (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of retained Company Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the shares (the "Excess Shares") of retained Company Common Stock representing such fractions. Such sale shall be made as soon as practicable after the Effective Time of the Merger.

    (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.05 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time of the Merger shall be delivered to the Company, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this

Article II shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for cash, if any, retained Company Common Stock, if any, any cash in lieu of fractional shares of retained Company Common Stock and any dividends or distributions with respect to retained Company Common Stock to which such holders may be entitled.

    (g) No Liability. None of Newco or the Company or the Exchange Agent shall be liable to any person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of retained Company Common Stock or any dividends or distributions with respect to retained Company Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d))), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

    (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to Newco as follows:

    (a) Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries (as defined in Section 3.01(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 8.04) with respect to the Company. Attached as
Section 3.01(a) of the disclosure schedule ("Disclosure Schedule") delivered to Newco by the Company at the time of execution of this Agreement are complete and correct copies of the Articles of Incorporation, as amended, and By-laws, as amended, of the Company. The Company has delivered to Newco complete and correct copies of the articles of incorporation (or other organizational documents) and by-laws of each of its Subsidiaries, in each case as amended to the date of this Agreement.

    (b) Subsidiaries. The only direct or indirect subsidiaries of the Company (other than subsidiaries of the Company that would not constitute in the aggregate a "Significant Subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")) are those listed in Section 3.01(b) of the Disclosure Schedule (the "Subsidiaries"). All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company, by another Subsidiary (wholly owned) of the Company or by the Company and another such Subsidiary (wholly owned), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the ownership interests set forth in Section 3.01(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

    (c) Capital Structure. The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, par value $.01 per share, and
(ii) no shares of preferred stock. Subject to any Permitted Changes (as defined in Section 4.01(a)(ii)) there are: (i) 78,098,341 shares of Company Common Stock issued and outstanding (including shares held in the treasury of the Company);
(ii) 595,000 shares of Company Common Stock held in the treasury of the Company;
(iii) 3,689,817 shares of Company Common Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Stock Plans; (iv) 1,242,917 shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options (with an average exercise price of $8.36); and
(v) 15,541,570 shares of Company Common Stock reserved for issuance upon exercise of the Option. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and except for the Option, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The only outstanding indebtedness for borrowed money of the Company and its subsidiaries is (i) $100 million in principal amount of 6.62% Series A Senior Notes Due September 15, 2003 (the "Series A Senior Notes") issued pursuant to the Note Purchase Agreement, dated as of September 1, 1993 (the "Note Purchase Agreement"), (ii) $100 million in aggregate principal amount of 7.09% of Series B Senior Notes Due September 15, 2008 (the "Series B Senior Notes," and together with the Series A Senior Notes, the "Senior Notes") issued pursuant to the Note Purchase Agreement, (iii) $19.7 million of capitalized leases as of December 31, 1994 disclosed in Section 3.01(c) of the Disclosure Schedule and (iv) other indebtedness not exceeding $2 million. Other than the Senior Notes and any loans and other extensions of credit under the Credit Agreement dated as of August 28, 1992 among the Company, Wachovia Bank of Georgia, N.A. and the banks parties thereto (the "Credit Agreement"), each of which is prepayable in full in accordance with its terms, no indebtedness for borrowed money of the Company or its subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its subsidiaries or restricts the ability of the Company or any of its subsidiaries to grant any Liens on its properties or assets. Other than the Company Stock Options, the Option and the Stockholders Agreement and other than as disclosed in Section 3.01(c) of the Disclosure Schedule, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its subsidiaries and (ii) to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company except for proxies granted in favor of Ronald G. Bruno by Ann Bruno, Alan Bruno, David Bruno and Suzanne Bowness. Sections 1 and 2 of the Stockholders Agreement Disclosure Schedule (as defined in the Stockholders Agreement), which set forth the record and, to the knowledge of the Company, beneficial ownership of, and voting power in respect of, the capital stock of the Company with respect to the signatories to the Stockholders Agreement, are accurate in all material respects. Except as set forth above, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any securityholders of the Company with respect to securities of the Company.

    (d) Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Agreement and the Option Agreement and, subject to the Company Stockholder Approval with respect to the consummation of the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. Each of this Agreement and the Option Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except for the Senior Notes, the Credit Agreement and except as disclosed in Section 3.01(d) of the Disclosure Schedule, the execution and delivery of each of this Agreement and the Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions hereof and thereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Articles of Incorporation, as amended, or By-laws, as amended, of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or the Option Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except, with respect to this Agreement, for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), (y) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of the Common Stock of the Company following the Merger (the "Form S-4") and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Alabama and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and
(iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.01(d) of the Disclosure Schedule.

    (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since June 30, 1991 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Newco prior to the date of this Agreement), none of the SEC Documents filed by the Company since June 30, 1994 and prior to the date of this Agreement (the "Recent SEC Documents") contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all SEC Documents filed since June 30, 1994 (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth in the Recent SEC Documents and except as disclosed in Section 3.01(e) of the Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the Recent SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

    (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Newco specifically for inclusion in the Proxy Statement. For purposes of this Agreement, the parties agree that statements made and information in the Form S-4 and the Proxy Statement relating to the Federal income tax consequences of the transactions herein contemplated to holders of Company Common Stock shall be deemed to be supplied by the Company and not by Newco.

    (g) Absence of Certain Changes or Events. Except as disclosed in the Recent SEC Documents, since the date of the most recent audited financial statements included in such Recent SEC Documents, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without the prior consent of Newco; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or the Option Agreement.

    (h) Litigation; Labor Matters; Compliance with Laws.

        (x) Except as disclosed in the Recent SEC Documents, there is (1) no suit, action or proceeding or investigation pending, (2) to the knowledge of the Company, no suit, action or proceeding or investigation threatened against or affecting the Company or any of its subsidiaries and (3) to the knowledge of the Company, no basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or the Option Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which in the future could have, any such effect.

        (y) Except as disclosed in Section 3.01(h)(ii) of the Disclosure Schedule, (1) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) to the best knowledge of the Company, neither the Company nor any of its subsidiaries is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment;
    (3) there is no strike, work stoppage or other labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened; (4) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's employees is pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries which could have a Material Adverse Effect with respect to the Company; (5) no grievance is pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries which could have a Material Adverse Effect with respect to the Company; (6) neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices; (7) to the best knowledge of the Company, the Company and each subsidiary is in compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company; (8) the Company has paid in full to all employees of the Company and its subsidiaries all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law; and (9) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor to the best of its knowledge will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the

    Company of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time of the Merger.

        (z) The conduct of the business of each of the Company and each of its subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

    (i) Employee Benefit Plans. (1) Section 3.01(i) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

    (2) With respect to each Company Plan, the Company will deliver to Newco on the terms set forth in Section 3.03 hereof a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.

    (3) (i) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, in each case in all material respects; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (iii) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best knowledge of the Company, threatened, no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Buyer in writing of any pending claims or, to the knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time of the Merger; (iv) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject the Company or the Buyer to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (v) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations including, but not limited to the taxes imposed by Code sections 4971, 4972, 4977, 4979, 4980B, 4976(a) or the fine imposed by ERISA section 502(c); (vi) all insurance premiums required to be paid with respect to Company Plans as of the Effective Time of the Merger have been or will be paid prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Effective Time of the Merger; (vii) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (viii) except as disclosed in
Section 3.01(i) of the Disclosure Schedule, all contributions required to be made prior to the Effective Time of the Merger under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made and adequate reserves have been provided for on the Company's balance sheet for all benefits attributable to service on or prior to the Effective Time of the Merger; (ix) no Company Plan provides for an increase in benefits on or after the Effective Time of the Merger; and (x) each Company Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on the Company's balance sheet or obligations under plans required by contracts with labor unions).

    (4) Except as disclosed in Section 3.01(i)(4) of the Disclosure Schedule and except to the extent each of the following, individually or in the aggregate, would not result in a material liability to the Company, (i) no Company Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived); (ii) no event or condition exists which could be deemed a reportable event within the meaning of ERISA section 4043 which could result in a liability to the Company or any member of its Controlled Group and no condition exists which could subject the Company or any member of its Controlled Group to a fine under ERISA section 4071; (iii) as of the Effective Time of the Merger, the Company and each member of its Controlled Group have made all required premium payments when due to the PBGC; (iv) neither the Company nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination occurring on or prior to the Effective Time of the Merger; (v) no amendment has occurred which has required or could require the Company or any member of its Controlled Group to provide security pursuant to Code section 401(a)(29); and (vi) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA section 4069.

    (5) With respect to each of the Company Plans which is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Effective Time of the Merger, except as disclosed in
Section 3.01(i) of the Disclosure Schedule, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

    (6) Except as disclosed in Section 3.01(i)(6) of the Disclosure Schedule, with respect to any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) to which the Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) the Company and each member of its Controlled Group has or will have, as of the Effective Time of the Merger, made all contributions to each such multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement; (ii) neither the Company nor any member of its Controlled Group has incurred any withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Effective Time of the Merger, the Company or any member of its Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; (iii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively); and (iv) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA section 4212(c).

    (7) (i) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (ii) the

Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be qualified within the meaning of Code section 501(c)(9).

    (8) Section 3.01(i)(8) of the Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company under each unfunded Company Plan.

    (9) Except as set forth in Section 3.01(i)(9) of the Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

    (j) Tax Returns and Tax Payments. Except as disclosed in Section 3.01(j) of the Disclosure Schedule, the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member (a "Consolidated Group") has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Except as disclosed in Section 3.01(j) of the Disclosure Schedule, (i) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; (ii) to the best knowledge of the Company, no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect; (iv) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries; (v) neither the Company nor any of its subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or a subsidiary of any "excess parachute payments" within the meaning of Section 280G of the Code; (vi) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under
Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (vii) none of the Company or its subsidiaries has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (viii) none of the Company or its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ix) none of the Company or its subsidiaries is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise tax returns; (x) the Company and each of its subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable state, local or foreign Tax provision; (xi) to the best knowledge of the Company, all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (xii) neither the Company nor any of its subsidiaries has issued or assumed (A) any obligations described in Section 279(a) of the Code, (B) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that is not in registered form; (xiii) there are no requests for information currently outstanding that could affect the Taxes of the Company or any of its subsidiaries; (xiv) to the best knowledge of the Company, there are no proposed reassessments of any property owned by the Company or any of its subsidiaries or other proposals that could increase the amount of any Tax to which the Company or any such subsidiary would be subject; and (xv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Tax liability of the Company or one of its subsidiaries. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

    (k) Properties. (i) Owned Real Property. Section 3.01(k)(i) of the Disclosure Schedule sets forth, by address, owner and usage, all of the real property owned by the Company, any of its subsidiaries or any partnerships, joint ventures or other business organizations (collectively the "Ventures") of which the Company or its subsidiaries are party (collectively, the "Owned Real Property"). Except as disclosed in Section 3.01(k)(ii) of the Disclosure Schedule, each of the Company, its subsidiaries and the Ventures have good and sufficient, valid and marketable title to the Owned Real Property free and clear of all Liens and other encumbrances that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in Section 3.01(k)(ii) of the Disclosure Schedule, there are (a) no outstanding contracts for any improvements to the Owned Real Property which have not been fully paid that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect with respect to the Company, (b) no expenses of any kind (including brokerage and leasing commissions) pertaining to the Owned Real Property which have not been fully paid and (c) no outstanding contracts for the sale of any of the Owned Real Property, except those contracts the property in respect of which is not in excess of $100,000 individually.

    (ii) Leased Real Property. Section 3.01(k)(iii) of the Disclosure Schedule sets forth, by address, owner and usage, a true and complete list of all real property agreements (including any amendments thereto) pursuant to which the Company, its subsidiaries or any Venture lease, sublease or otherwise occupy any real property (the "Real Property Leases"). Pursuant to the Real Property Leases, the Company, its subsidiaries or a Venture, as the case may be, have validly existing and enforceable leasehold, subleasehold or occupancy interests in the property leased thereunder in each case free from defaults and events which with the passage of time would constitute a default except in either instance for defaults which individually or in the aggregate, would not be material and adverse to the financial condition, business or operations of the Company, its subsidiaries or the Venture, as the case may be.

    (iii) Third Party Leases. Section 3.01(k)(iv) of the Disclosure Schedule sets forth, by address, owner and usage, a true and complete list of all real property agreements (including any amendments thereto) pursuant to which the Company, any of its subsidiaries or any Venture leases, subleases or otherwise permits any third party to occupy any Owned Real Property or Leased Real Property (collectively, the "Third Party Leases"). Each of the Third Party Leases is in full force and effect and in each case free from defaults and events which with the passage of time would constitute a default (by landlord or tenant thereunder) except in either instance for defaults which individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as set forth in Section 3.01(k)(iv) of the Disclosure Schedule, none of the Third Party Leases grant any options or other rights to the tenant thereunder to purchase any of the Owned Real Property or Leased Real Property.

    (iv) Development Agreements. Section 3.01(k)(v) of the Disclosure Schedule sets forth a true and complete list of all agreements (including any amendments thereto; as amended, the "Development Agreements") pursuant to which (i) any third party has been given the right (exclusive or otherwise) to develop any real property for the Company, any of its subsidiaries or any Venture or (ii) the Company, any of its subsidiaries or any Venture has agreed to develop, construct or occupy in the future (whether by lease or other occupancy agreement) any real property. Except as set forth in Section 3.01(k)(v) of the Disclosure Schedule, each of the Development Agreements is in full force and effect and in each case free from defaults and events which with the passage of time would constitute a default thereunder.

    (v) Permits. Each of the Company, its subsidiaries and the Ventures has all permits (including, without limitation, any and all beer, wine and/or liquor licenses) necessary to own or operate its Owned Real Property and Leased Real Property, and no such permits will be required, as a result of the Merger or the other transactions contemplated hereby, to be issued after the Closing in order to permit the Company following the Merger to continue to own or operate such Properties, other than any such permits which are ministerial in nature or the absence of which would not have a Material Adverse Effect with respect to the Company.

    (vi) Violations/Condemnation. Except as set forth in Section 3.01(k)(vi) of the Disclosure Schedule, neither the Company, its subsidiaries nor any Venture has received, with respect to any Owned Real Property or Leased Real Property, any written notice of default or any written notice of noncompliance with respect to applicable state, federal and local laws and regulations relating to zoning, building, fire, use restriction or safety or health codes which have not been remedied in all respects which could have a Material Adverse Effect. There is no pending or to the knowledge of the Company, its subsidiaries or any Venture, threatened condemnation or other governmental taking of any of the Owned Real Property or Leased Real Property.

    (l) Environmental Matters. Except as disclosed in Section 3.01(l) of the Disclosure Schedule, which disclosed items of non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, (i) the Company and its subsidiaries hold and formerly held, and, to the best knowledge of the Company, are, and have been, in compliance with, all Environmental Permits, and the Company and its subsidiaries are, and have been, otherwise in compliance with all applicable Environmental Laws and there are no circumstances that might prevent or interfere with such compliance in the future;

    (ii) None of the Company or its subsidiaries has received any Environmental Claim, and none of the Company or its subsidiaries is aware after reasonable inquiry, of any threatened material Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to a material Environmental Claim, against the Company or any of its subsidiaries;

    (iii) None of the Company or its subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of the Company or its subsidiaries is subject to any material judgment, decree, order or other material requirement relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law;

    (iv) To the best knowledge of the Company, there are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials, (D) urea-formaldehyde insulation, (E) sumps, (F) surface impoundments, (G) landfills, (H) sewers or septic systems or (I) Hazardous Materials present at any facility currently or formerly owned, leased, operated or otherwise used by the Company or any of its subsidiaries that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

    (v) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws or any contract or agreement;

    (vi) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its subsidiaries following such consummation;

    (vii) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or any of its subsidiaries, in violation of or in a manner or to a location that could give rise to liability under any Environmental Laws;

    (viii) to the best knowledge of the Company, the Company and its subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws;

    (ix) the Company and its subsidiaries have accrued or otherwise provided, in accordance with generally accepted accounting principles, for all damages, liabilities, penalties or costs that they may incur in connection with any claim pending or threatened against them, or any requirement that is or may be applicable to them, under any Environmental Laws, and such accrual or other provision is reflected in the Company's most recent consolidated financial statements.

    (x) For purposes of this Agreement, the following terms shall have the following meanings:

        "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or
    (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

        "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of the Company's and its subsidiaries' facilities and otherwise to conduct its business under Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

        "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

        "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

    (m) Material Contract Defaults. Neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any material contract, agreement, commitment, arrangement, lease, policy or other instrument to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound ("Material Contracts"), except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

    (n) Brokers. No broker, investment banker, financial advisor or other person, other than The Robinson-Humphrey Company, Inc., the fees and expenses of which will be paid by the Company (pursuant to a fee agreement, a copy of which has been provided to Newco), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    (o) Opinion of Financial Advisor. The Company has received the opinion of The Robinson-Humphrey Company, Inc. dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the Company's stockholders is fair to the holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Newco.

    (p) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Option Agreement and the Stockholders Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of the Company, (ii) determined, in accordance with Section 10-2B-6.40 of the ABCA, that the transactions contemplated by this Agreement are in compliance with Section 10-2B-6.40 of the ABCA and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

    (q) Required Company Vote. The Company Stockholder Approval, being the affirmative vote of two-thirds of the shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Option Agreement or the Stockholders Agreement.

    (r) State Takeover Statutes. No state takeover statute or similar statute or regulation of the State of Alabama (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies or purports to apply to this Agreement, the Merger, the Option Agreement, the Stockholders Agreement or any of the other transactions contemplated hereby or thereby. No provision of the articles of organization, by-laws or other governing instruments of the Company or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Newco or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Newco or its affiliates or permit any stockholder to acquire securities of the Company on a basis not available to Newco in the event that Newco were to acquire securities of the Company, and neither the Company nor any of its subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences.

    (s) Trade names. (i) The Company or its subsidiaries (A) except as set forth in Section 3.01(s) of the Disclosure Schedule, owns (in each case, free and clear of any Liens) all rights to all trade names

(other than "Piggly Wiggly" used by the Company and each of its subsidiaries, including, without limitation, the exclusive right to use the names "Bruno's", "Food World", "Food Max", and "Food Fair" and any variations thereof used by the Company or its subsidiaries, in each case in the states in which the stores to which such names relate are located, (B) the Company possesses a valid, subsisting and enforceable exclusive license to use the name "Piggly Wiggly" in the states in which the stores to which such name relates are located and (C) the Company owns (free and clear of any Liens) all rights to the name "Food Max" in the United States irrespective of store location. Except as disclosed in
Section 3.01(s) of the Disclosure Schedule, no other person has a United States trademark registration in effect, or to the best knowledge of the Company, a United States trademark application pending, in respect of any of such trade names. To the best knowledge of the Company, except as disclosed in Section 3.01(s) of the Disclosure Schedule, no other person has the right to use any such trade names in any of the following states: Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. To the best knowledge of the Company, except as disclosed in Section 3.01(s) of the Disclosure Schedule, (i) the use of trade names by the Company and its subsidiaries does not infringe on the rights of any person, (ii) no person is infringing on any right of the Company or any of its subsidiaries with respect to any of the Company's trade names, (iii) there is no decree, undertaking or agreement limiting the scope of the Company's right to use any of its trade names and (iv) the Company has not granted any license to any person for the use of the Company's trade names.

    (t) Senior Notes Make-Whole Amount. The Make-Whole Amount (as defined in the Note Purchase Agreement) in respect of the Senior Notes to be paid in connection with any offer to prepay the Senior Notes upon a Change in Control (as defined in the Note Purchase Agreement) equals zero.

    SECTION 3.02. Representations and Warranties of Newco. Newco represents and warrants to the Company as follows:

    (a) Organization, Standing and Corporate Power. Newco is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Newco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Newco. Newco has delivered to the Company complete and correct copies of its certificate of incorporation (or other organizational documents) and by-laws.

    (b) Subsidiaries. Newco has no direct or indirect subsidiaries.

    (c) Capital Structure. The authorized capital stock of Newco consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien.

    (d) Authority; Noncontravention. Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco under, (i) the certificate of incorporation or by-laws of Newco, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Newco or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Newco or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a material adverse effect with respect to Newco or could not prevent, hinder or materially delay the ability of Newco to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Newco in connection with the execution and delivery of this Agreement by Newco or the consummation by Newco of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (y) the Proxy Statement and the Form S-4 and (z) such reports under the Exchange Act as may be required in connection with this Agreement, the Option Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Alabama and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

    (e) Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Brothers Inc, the fees and expenses of which will be paid by Newco or its affiliates, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco to its affiliates.

    (f) Interim Operations of Newco. Newco was formed on April 14, 1995 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    SECTION 3.03. Agreement to Deliver Article III Disclosure Schedules. The Company hereby agrees to deliver to Newco those sections of the Disclosure Schedule specifically referenced in this Article III, and the information described in Section 3.01(i)(2), no later than May 1, 1995, provided that information to be included in Sections 3.01(a), 3.01(b), 3.01(c) (other than the list of capitalized leases referenced in clause (iii) of the seventh sentence of
Section 3.01(c)), 3.01(d) and 3.01(e) of the Disclosure Schedule shall be delivered at or prior to the time of the signing of this Agreement. Any section of the Disclosure Schedule other than in respect of matters referenced in this
Article III shall be delivered to Newco at or prior to the time of the signing of this Agreement.

                                   ARTICLE IV

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

    SECTION 4.01. Conduct of Business of the Company. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically required by the terms of this Agreement), the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use its and their respective best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Newco:

    (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, and except that the Company may declare and pay one regular quarterly cash dividend in May, 1995 not in excess of $.065 per share of Company Common Stock (with usual record and payment dates and in accordance with its past dividend policy), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause (z), for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of this Agreement;

    (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than (x) the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms and (y) pursuant to the Option (such issuances pursuant to clauses (x) and (y), together with the acquisitions of shares of Company Common Stock permitted under clause (i)(z) above, being referred to herein as "Permitted Changes");

    (iii) amend its articles of organization, by-laws or other comparable charter or organizational documents;

    (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

    (v) other than as specifically permitted by Section 4.01(a)(v) of the Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $200,000 individually and $2,000,000 in the aggregate, except sales of inventory and entering into leases for new store sites, in each case in the ordinary course of business consistent with past practice;

    (vi) (x) enter into any arrangements providing for vendor allowances which involve or contemplate payments in excess of $100,000 in the aggregate, (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice, or
(z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

    (vii) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or make or agree to make any capital expenditures except capital expenditures which, individually or in the aggregate, do not exceed the amount budgeted therefor in the Company's annual capital expenditures budget for 1995 previously provided to Newco;

    (viii) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, (x) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (y) claims settled or compromised to the extent permitted by Section 4.01(a)(xii), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

    (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

    (x) enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement disclosed in Section 3.01(h)(ii) of the Disclosure Schedule; provided that with respect to the successor agreement to the collective bargaining agreement set forth in
Section 4.01(a)(x) of the Disclosure Schedule, the parties shall consult with each other on an ongoing basis with respect to the negotiation thereof and shall mutually agree upon the terms thereof (unless such successor agreement shall not have been entered into on or before September 30, 1995, in which event the Company shall be entitled to enter into a successor agreement thereto without the consent of Newco);

    (xi) change any material accounting principle used by it;

    (xii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $300,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $1,000,000; or

    (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 2.04) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement; provided that the Executive Compensation Plan for the fiscal year ending July 1, 1995 may be adjusted to the extent described in Section 4.01(b) of the Disclosure Schedule or as provided in Section 5.04.

    (c) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

    (d) WARN. Neither the Company nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying Newco or its affiliates in advance and without complying with the notice requirements and other provisions of WARN.

    (e) Tax Elections. Except in the ordinary course of business and consistent with past practice, neither the Company nor any of its subsidiaries shall make any tax election or settle or compromise any federal, state, local or foreign Tax liability.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    SECTION 5.01. Preparation of Form S-4 and Proxy Statement; Stockholder Meeting.

    (a) Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. The Company shall use its best efforts as promptly as practicable to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification in connection with the Merger of Common Stock of the Company following the Merger. The information provided and to be provided by Newco and the Company, respectively, for use in the Form S-4 shall, at the time the Form S-4 becomes effective and on the date of the Stockholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Newco each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

    (b) The Company will immediately notify Newco and its affiliates of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC and
(iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings with the SEC, including the Form S-4 and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Newco. No such filing or mailing shall be made without the prior consent of Newco.

    (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Newco, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement, including, without limitation, the incurrence of any indebtedness to be funded contemporaneous with or after the Closing, to the extent required by Alabama law. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 3.01(p). Such recommendation, together with a copy of the opinion referred to in Section 3.01(o) shall be included in the Proxy Statement. The Company will use its best efforts to hold such meetings as soon as practicable after the date hereof.

    (d) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

    SECTION 5.02. Access to Information; Confidentiality. (a) The Company shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Newco and its representatives and to potential financing sources reasonable access during normal business hours, in a manner initially coordinated with the chief executive officer of the Company, and thereafter coordinated with those persons designated by the chief executive officer, during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to Newco (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Newco may from time to time reasonably request. Newco shall use reasonable efforts to conduct its initial interviews with personnel of the Company and its subsidiaries prior to the Section 7.01(h) Date (as defined herein). Except as required by law, each of the Company and Newco will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 20, 1994, between Kohlberg Kravis Roberts & Co. ("KKR & Co.") and the Company (the "Confidentiality Agreement").

    (b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

    SECTION 5.03. Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Newco and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses (including, without limitation, all beer, wine and/or liquor licenses), permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, the Option Agreement, and the Stockholders Agreement and
(ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

    Newco and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

    (b) The Company shall make, subject to the condition that the transactions contemplated herein and therein actually occur, any undertakings (including undertakings to make divestitures, provided that such divestitures need not themselves be made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement, the Stockholders Agreement and the Option Agreement; provided that no such divestiture or undertaking shall be made unless acceptable to Newco.

    (c) The Company shall cooperate with any reasonable requests of Newco or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Newco and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Newco for the prior review of Newco's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

    (d) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ, provided that such delisting shall not be effective until after the Effective Time of the Merger. The parties also acknowledge that it is Newco's intent that the Common Stock following the Merger will not be quoted on NASDAQ or listed on any national securities exchange.

    (e) The Company agrees to provide, and will cause its subsidiaries and its and their respective officers and employees to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, as may be requested by Newco. The parties acknowledge that the payment of any fees by the Company in connection with any committment letters shall either be subject to the occurrence of the Closing or shall be applied against (and therefore shall not exceed) the applicable expense reimbursement limitations set forth in
Section 8.02(a) hereof. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Newco, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Effective Time of the Merger.

    (f) (i) Newco has received the letter set forth in Section 5.03(f) of the Disclosure Schedule. Newco hereby agrees to use its reasonable best efforts, subject to normal conditions, to arrange the financing in respect of the transactions contemplated by this Agreement described in Section 6.02(f) hereof, including, subject to normal conditions, using its reasonable best efforts (A) to assist the Company in the negotiation of definitive agreements with respect thereto and (B) to satisfy all conditions applicable to Newco in such definitive agreements. Newco will keep the Company informed of the status of its efforts to arrange such financing, including making reports with respect to significant developments. In the event Newco is unable to arrange any portion of such financing in the manner or from the sources originally contemplated, Newco will use its reasonable best efforts, subject to normal conditions, to arrange any such portion from alternative sources. Newco will inform the Company within 24 hours of any determination made by Newco that it is unable to arrange such financing on terms satisfactory to it.

    (ii) Subject to the Company having received the proceeds of the financing described in Section 6.02(f) on terms satisfactory to Newco, Newco at Closing will be capitalized with an equity contribution of $250 million. Newco will be under no obligation pursuant to the preceding sentence unless and until the Company receives the proceeds of the financing described in Section 6.02(f) on terms satisfactory to Newco. In addition, Newco will be under no obligation under any circumstances to be capitalized with equity of more than $250 million.

    (g) In the event Newco shall so request, the Company hereby agrees to take, prior to Closing, the actions set forth in Section 5.03(g) of the Disclosure Schedule.

    SECTION 5.04. Benefit Matters. Newco and the Company agree, with the concurrence of the five executive Employees listed in Section 5.04 of the Disclosure Schedule, that while it is not anticipated that such listed employees will be long term employees of the Company following the Merger, such listed employees shall continue in the employ of the Company following the Merger during the periods described in this Section 5.04 in order to accomplish in an orderly fashion the transition of ownership of the Company contemplated by this Agreement. In connection therewith, if an employee so listed remains in the employ of the Company until one year following the Effective Time of the Merger (or such shorter period as may be determined by the board of directors of the Company following the Merger), such employee shall be entitled to receive, on the earlier of (i) the thirtieth day after such employee's replacement has commenced employment and (ii) one year following the Effective Time of the Merger (the "Date of Payment"), any amounts that would have been payable to him under the terms of his Employment Continuity Agreement as of the end of the fiscal year ending on July 1, 1995 if he had been terminated by the Company without Good Cause (as defined in Section 4 of the Employment Continuity Agreement) together with the retirement benefit that would have been payable to him under the terms of Section 8 of the 1994 Employment and Deferred Compensation Agreement (after giving effect to such amendments to such agreement as are necessary to change the basis for determining compensation under such agreement from the calendar year to the Company's fiscal year) (the "1994 Agreement"); provided that in the case of Paul F. Garrison, the Date of Payment shall be the earlier of (i) the thirtieth day after negotiations in respect of the collective bargaining agreement described in Section 4.01(a)(x) of the Disclosure Schedule are completed and (ii) one year following the Effective Time of the Merger; provided further that commencing on the later of the date of the Closing and July 2, 1995 and continuing during the post-Merger employment period with respect to each such five employees, each such five employees shall receive from the Company a monthly salary based on 13 pay periods equal to the total base salary and bonus to which such employee was entitled for the fiscal year ended July 1, 1995, divided by 13 (provided that no further bonus or incentive compensation shall be payable for such periods); and provided, further, that if such employee shall so request, the aforementioned retirement benefit shall be paid in a single lump sum in an amount equal to the present value of the payment stream set forth under Section 2 of the 1994 Agreement. The present value referred to in the preceding sentence shall be determined by taking the aggregate amount of the payments that would be due under Section 2 of the 1994 Agreement and reducing such amount by applying a discount rate of 8% per annum against such amount. The parties hereto anticipate that the one year post-Merger employment period referenced in this Section would be the maximum duration of any post-Merger employment period in respect of the five listed employees and agree that the board of directors of the Company following the Merger and each such employee may mutually agree on a shorter period.

    SECTION 5.05. Indemnification. (a) For six years after the Effective Time of the Merger, the Company shall indemnify all present and former directors or officers of the Company and its subsidiaries for acts or omissions occurring prior to the Effective Time of the Merger to the fullest extent now provided in their respective articles of organization or by-laws consistent with applicable law, to the extent such acts or omissions are uninsured (provided, that to the extent that during any period insurance does not fully indemnify any person contemplated to be indemnified in accordance with the terms of this Section 5.05, the Company shall indemnify such person in accordance with such terms) and shall, in connection with defending against any action for which indemnification is available hereunder and subject to Section 5.05(b) hereof, reimburse such officers and directors, from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such officers and directors; provided that such reimbursement shall be conditioned upon such officer's or director's agreement promptly to return such amounts to the Company if a court of competent jurisdiction shall ultimately determine that indemnification of such officer or director is prohibited by applicable law. The Company will maintain for a period of not less than six years from the Effective Time of the Merger, the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement; provided that the Company shall not be required to spend in excess of
(i) a $500,000 annual premium therefor, in the event the Company in its sole discretion elects not to continue any arrangement which, in exchange for an increased premium, reduces the Company's co-payment obligation ("Allocation Form") or (ii) a $600,000 annual premium therefor, in the event the Company in its sole discretion elects to continue the Allocation Form; provided further that if the Company would be required to spend per annum in excess of a $500,000 premium, in the case of clause (i) above, or a $600,000 premium, in the case of clause (ii) above, to obtain insurance having the maximum available coverage under the current policy, the Company will be required to spend either $500,000 or $600,000, as the case may be, to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage.

    (b) In furtherance of and not in limitation of the preceding paragraph, the officers and directors of the Company that are defendants in all litigation commenced by shareholders of the Company with respect to the Merger and the other transactions contemplated hereby (the "Subject Litigation"), shall be entitled to be represented, at the reasonable expense of the Company (to the extent that insurance does not fully indemnify such person against such expense), in the Subject Litigation by one counsel which such counsel shall be selected by a plurality of such director defendants; provided that the

Company shall not be liable for any settlement effected without its prior written consent or, prior to the Closing, the consent of Newco, and that a condition to the indemnification payments provided in paragraph 5.05(a) shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Company and, prior to the Closing, Newco; and provided further that the Company and Newco shall have no obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

    SECTION 5.06. Public Announcements. Neither Newco, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement, including the Merger, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with NASDAQ. In addition to the foregoing, Newco and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

    SECTION 5.07. Affiliates. Prior to the Closing Date, the Company shall deliver to Newco a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Newco on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

    SECTION 5.08. No Solicitation. Neither the Company nor any of its subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of the Company or any of its Significant Subsidiaries or of over 20% of any class of equity securities of the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Newco of the transactions contemplated hereby (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter (provided for informational purposes only to Newco) concerning the Company and its businesses, properties or assets to a third party who has made a Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a Transaction Proposal, (iii) following receipt of a Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in

Section 3.01(p), and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (i) through (v) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under Alabama law; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to Newco with respect to such action and that such Board of Directors shall, to the extent it may do so without breaching such fiduciary duties, continue to advise Newco after taking such action and, in addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Newco of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    SECTION 5.09. Resignation of Directors. Prior to the Effective Time of the Merger, the Company shall deliver to Newco evidence satisfactory to Newco of the resignation of all directors of the Company (other than Ronald G. Bruno), effective at the Effective Time of the Merger.

    SECTION 5.10. Certain Agreements. Neither the Company nor any subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Newco.

    SECTION 5.11. Stop Transfer. The Company acknowledges and agrees to be bound by and comply with the provisions of the Stockholders Agreement as if a party thereto with respect to transfers of record ownership of shares of Company Common Stock, and agrees to notify the transfer agent for any shares of Company Common Stock or voting rights certificates and provide such documentation and do such other things as may be necessary to effectuate the provisions of such agreement. In the event that the Option is exercised prior to any termination of the Merger Agreement, the Company shall take such actions as may be reasonably necessary so that Newco (or its designee) shall, subject to applicable law, be entitled at the stockholders meeting called to vote on the Merger and the Merger Agreement to vote the shares of Company Common Stock acquired pursuant to the Option Agreement (including, with respect to such stockholders meeting, adjourning such meeting, resetting the record date of such meeting and/or resetting the date of such meeting).

    SECTION 5.12. Golf Tournament. With respect to the "Bruno's Memorial Classic" Senior PGA Golf Tournament conducted in Birmingham, Alabama by the Bruno's Memorial Classic Foundation (the "Golf Tournament"), it is agreed and understood that the Company shall, for the 1995 and 1996 Golf Tournaments, continue to provide economic and organizational support, at the same aggregate level and in the same manner, taken as a whole, to the Golf Tournament as has been provided to the Golf Tournament by the Company over the prior three years, including, without limitation, aid in the solicitation and recruiting of participation of vendors and suppliers as sponsors and Pro-Am participants by providing display space in food stores to vendors and suppliers without cost to the Golf Tournament and by assisting the Golf Tournament in communicating with those vendors and suppliers. The Company represents that it has fully and accurately described to Newco the aggregate level and manner of economic and organizational support provided to the Golf Tournaments by the Company over the prior three years.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

    SECTION 6.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

    (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

    (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Common Stock of the Company following the Merger shall have been complied with.

    SECTION 6.02. Conditions to Obligations of Newco. The obligations of Newco to effect the Merger are further subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Newco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

    (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder).

    (c) Consents, etc. Newco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses (including, without limitation, the continued availability of all beer, wine and/or liquor licenses), permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Newco or the Company or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially dilute the aggregate benefits to Newco of the transactions reasonably contemplated hereby.

    (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement or seeking to obtain from Parent, Newco or any of their affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement, (iii) seeking to impose limitations on the ability of Parent or Newco (or any designee of Newco pursuant to the Option Agreement) to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

    (e) Affiliate Letters. Newco shall have received the agreements referred to in Section 5.07.

    (f) Financing. The Company shall have received the proceeds of financing on terms satisfactory to Newco in an amount sufficient to consummate the transactions contemplated by this Agreement, including, without limitation (i) to pay, with respect to all shares of Company Common Stock in the Merger, the Cash Election Price pursuant to Section 2.01(c)(ii) (subject to Section 2.03),
(ii) to refinance the outstanding indebtedness of the Company, including, without limitation, the Senior Notes, the Credit Agreement and any other debt to be refinanced, (iii) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof and (iv) to provide for the working capital needs of the Company following the Merger, including, without limitation, letters of credit.

    SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of Newco set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Newco by an authorized officer of Newco to the effect set forth in this paragraph.

    (b) Performance of Obligations of Newco. Newco shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to Newco or adversely affect the ability of Newco to consummate the transactions herein contemplated or perform its obligations hereunder).

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.01. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

    (a) by mutual written consent of Newco and the Company; or

    (b) by either Newco or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

    (c) by either Newco or the Company if the Merger shall not have been consummated on or before October 31, 1995 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

    (d) by Newco, if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that unless Newco shall otherwise notify the Company within two weeks after such failure to obtain the required vote, this Agreement shall automtically terminate without any further action by any of the parties hereto; or

    (e) by Newco, if the Company shall have (1) withdrawn, modified or amended in any respect adverse to Newco its approval or recommendation of this Agreement or any of the transactions contemplated herein, (2) failed as soon as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (3) recommended any Transaction Proposal from a person other than Newco or any of its affiliates or (4) resolved to do any of the foregoing; or

    (f) by Newco, if (i) the Company shall have exercised a right specified in the first proviso to Section 5.08 with respect to any Transaction Proposal and shall, directly or through agents or representatives, continue discussions with any third party concerning such Transaction Proposal for more than 10 business days after the date of receipt of such Transaction Proposal; (ii) taken any action described in clause (v) of the first proviso to Section 5.08; or (iii)
(1) a Transaction Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and (2) the Company shall not have rejected such proposal within 10 business days of its receipt or the date its existence first becomes publicly disclosed, if sooner; or

    (g) by the Company, if the Company exercises, pursuant to Section 5.08, the right specified in clause (iv) of the first proviso to Section 5.08; or

    (h) by Newco, on or before the close of the business on the later of (x) May 8, 1995 and (y) the tenth calendar day after all information to be included in the Disclosure Schedule has been delivered to Newco (the later of such dates, the "Section 7.01(h) Date"), if Newco and its affiliates shall not be satisfied in its sole discretion with the results of its due diligence investigation of the Company and its subsidiaries. The parties hereby agree and acknowledge that neither any such investigation nor any failure by Newco to exercise its right of termination pursuant to this paragraph (h) shall (i) diminish in any way or otherwise affect the rights afforded to it pursuant to Section 5.02 or (ii) affect in any way any representations or warranties of the Company herein contained or the conditions to the obligations of the parties hereto.

    SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Newco as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Newco or the Company, other than the provisions of
Section 3.01(n), the last sentence of Section 5.02(a), the second sentence of
Section 5.11, this Section 7.02, Section 8.02 and Section 8.07. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require in the case of Newco or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company nor any officer, director or employee or shareholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

    SECTION 8.02. Fees and Expenses. (a) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 8.02, the Company shall (provided that (i) Newco is not then in material breach of its obligations under this Agreement and (ii) Newco has not exercised its right of termination pursuant to Section 7.01(h) hereof), promptly, but in no event later than one business day after the termination of this Agreement (or from time to time after Closing), reimburse KKR & Co. for all out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Newco and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement, the Option

Agreement and the Stockholders Agreement and the financing thereof; provided that, except as set forth in the next succeeding proviso or with respect to any reimbursement following the Closing, in no event shall the Company be required to pay in excess of an aggregate of $3 million pursuant to this paragraph (a); and provided further that in the event a fee is payable to KKR & Co. pursuant to
Section 8.02(b) hereof, the Company shall be required to pay expenses pursuant to this paragraph (a) up to a maximum of $12.5 million.

    (b) (i) If this Agreement shall have been terminated in accordance with its terms and either of the following shall have occurred prior to such termination:
(A) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or "group" (as referred to in
Section 13(d)(3) of the Exchange Act) other than Newco or any of its affiliates (collectively, "Persons") shall have become the beneficial owner of more than 20% of the outstanding shares of Company Common Stock; or (B)(x) any Person (other than Newco or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by stockholders of the Company owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Company Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal) and (y) on or prior to October 31, 1996, the Company either consummates with a Person a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.08 or enters into an agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.08 (whether or not such Person is the Person referred to in clause (x) above); or

    (ii) if this Agreement is terminated pursuant to Section 7.01(e), Section 7.01(f) or Section 7.01(g); then the Company shall, (1) in the case of clause
(b)(i)(A) and (b)(ii) above, promptly, but in no event later than one business day after the termination of this Agreement and (2) in the case of clause
(b)(i)(B) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay KKR & Co. a fee of $30 million in cash, which amount shall be payable in same day funds. No termination of this Agreement at a time when a fee is reasonably expected to be payable pursuant to this Section 8.02(b) following termination of this Agreement shall be effective until such fee is paid. Only one fee in the aggregate of $30 million shall be payable pursuant to this Section 8.02(b). No amount payable pursuant to any of the other provisions of this Section 8.02 shall reduce the amount of the fee payable pursuant to this paragraph (b).

    (c) If the Merger shall be consummated in accordance with this Agreement, then the Company following the Merger shall pay to KKR & Co., on the Closing Date, a fee of $15 million in cash, which amount shall be payable in same day funds. No amount payable pursuant to any of the other provisions of this Section
8.02 shall reduce the amount of the fee payable pursuant to this paragraph (c).

    (d) In addition to the other provisions of this Section 8.02, in the event a fee is or becomes payable pursuant to Section 8.02(b) hereof, the Company agrees promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse KKR & Co. and Newco for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the expenses pursuant to paragraph (a) of this Section and the fee pursuant to paragraph (b) of this Section, as a result of any breach by the Company of its obligations under this Section 8.02.

    (e) Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement, the Option Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the Company shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement and the Form S-4, as well as all SEC filing fees relating to the transactions contemplated herein and (ii) of obtaining any consents of any third party.

    SECTION 8.03. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Newco, to

      c/o Kohlberg Kravis Roberts & Co.
      9 West 57th Street
      New York, New York 10019

      Attention: Paul E. Raether

    with a copy to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, NY 10017

      Attention: David J. Sorkin, Esq.

    (b) if to the Company, to

       Bruno's, Inc.
       800 Lakeshore Parkway
       Birmingham, Alabama 35211

       Attention: Ronald G. Bruno

    with copies to:

       Sirote & Permutt
       2222 Arlington Avenue South
       Birmingham, Alabama 35205

       Attention: Richard Cohn, Esq.


    SECTION 8.04. Definitions. For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "knowledge" with respect to the Company means the actual knowledge of the following officers and employees (as well as any of their successors) of the Company and its subsidiaries: Ronald G. Bruno, Glenn J. Griffin, Kenneth J. Bruno, Paul F. Garrison and R. Michael Conley, and, without duplication, the employees in charge of environmental, tax, labor, employee benefits and real estate matters or any of the foregoing, in each case after reasonable investigation and inquiry.

    (c) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, operations, properties, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries (including the Ventures) taken as a whole;

    (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

    (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 8.05. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Sections 5.05 and 8.02, is not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ALABAMA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

    SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

    IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          CRIMSON ACQUISITION CORP.


                                          By       /s/ JAMES H. GREENE, JR.
                                             ...................................
                                             Name: James H. Greene, Jr.
                                             Title: President

Bruno's, Inc.


By         /s/ RONALD G. BRUNO
   ...................................
   Name: Ronald G. Bruno
   Title: Chairman CEO

                                                                       EXHIBIT A

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 BRUNO'S, INC.

STATE OF ALABAMA      |
                      |
                      |
COUNTY OF JEFFERSON   |


TO THE HONORABLE JUDGE OF PROBATE OF JEFFERSON COUNTY, ALABAMA:

    Pursuant to the provisions of Article 10 of Chapter 2B of Title 10 of the Code of Alabama of 1975 (Sec.10-2B-10.01, et seq.), the undersigned corporation executes the following Amended and Restated Articles of Incorporation:

    FIRST: The name of the corporation is Bruno's, Inc.

    SECOND: The Articles of Incorporation of the corporation shall be amended and restated as set forth below:

    1. The name of the Corporation is Bruno's, Inc.

    2. The duration of the Corporation is perpetual.

    3. The purpose or purposes for which the Corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act, including, but not limited to, acquiring, purchasing, investing in or engaging in a business combination or joint venture with, however any of the foregoing may be structured, any corporation, partnership, limited liability company or other entity engaged, in whole or in part, in the manufacturing, marketing, distribution, provision or sale of clothing, food, pharmaceuticals, consumer goods and services, or other goods or services; following any such transaction, to engage in any business theretofore conducted by any business entity which was party to any such transaction; and to engage in any financing or other transactions necessary, appropriate or convenient to effect any of the purposes for which the Corporation is organized.

    4. The total number of shares of capital stock that the Corporation is authorized to issue is 60,000,000 shares of Common Stock, par value $0.01 each.

    5. The registered office and registered agent of the Corporation is The Corporation Company, 60 Commerce Street, Montgomery, AL 36104.

    6. (a) The names and addresses of the current individuals who are to serve as the directors of the Corporation are as follows:

                                          Paul E. Raether
                                          9 West 57th Street
                                          New York, New York 10019

                                          James H. Greene, Jr.
                                          9 West 57th Street
                                          New York, New York 10019

                                          Nils P. Brous
                                          9 West 57th Street
                                          New York, New York 10019

    Such persons shall serve as directors of the Corporation until the first annual meeting of shareholders of the Corporation and until their successors are elected and shall qualify.

    (b) The number of directors of the Corporation shall consist of not less than three nor more than fifteen persons, the exact number of persons within such minimum and maximum limitations being fixed from time to time by the board of directors of the Corporation pursuant to resolutions adopted by a majority of the persons constituting the board of directors at the time such resolutions are adopted. The board of directors shall have the power to fill all vacancies occurring on the board of directors, including, without limitation, any vacancies resulting from an increase in the number of directors within the minimum and maximum limitations on the number of directors of the Corporation set forth in this Article 6.

    7. The name and address of the incorporators are as follows:

                                          Joseph Bruno
                                          729-10th Avenue, West
                                          Birmingham, Alabama

                                          Angelo J. Bruno
                                          1229 Bush Circle
                                          Birmingham, Alabama

                                          Lee J. Bruno
                                          928-5th Place, West
                                          Birmingham, Alabama

                                          Anthony J. Bruno
                                          1606-27th Street, North
                                          Birmingham, Alabama

                                          Sam Bruno
                                          1000-53rd Street, South
                                          Birmingham, Alabma

    8. The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

    9. Every person who is or was a director or an officer of the Corporation shall be indemnified by the Corporation to the fullest extent allowed by law, including the indemnification permitted by Section 10-2B-8.58 of the Alabama Business Corporation Act, against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of or of serving or having served in any capacity with any other enterprise at the request of the Corporation, whether or not that person is a director or an officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

During the pendency of any such proceeding, the Corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or an officer in connection with the proceeding, subject to the receipt by the Corporation of a written affirmation and a written undertaking as required by law.

    10. A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or failure to take action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm by such director on the Corporation or its shareholders;
(iii) a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director's duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto. Any repeal or modification of this provision by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.

    11. No shareholder shall have a preemptive right to purchase shares of any class of capital stock of the Corporation, including treasury shares.

    THIRD: The foregoing Amended and Restated Articles of Incorporation were
adopted by the shareholders of the corporation on             , 1995, in the
manner prescribed by the Alabama Business Corporation Act.

    FOURTH: The Common Stock of the corporation, par value $.01 per share, was the only voting group entitled to vote on such Amended and Restated Articles of Incorporation. As of the record date for the meeting of shareholders at which
said amendment was adopted, there were       shares of such Common Stock
outstanding, and the holders of such shares were entitled to cast one vote per
share, or an aggregate of    votes. There were    votes entitled to be cast by
the holders of the Common Stock of the corporation indisputably represented at the meeting.

    FIFTH: The total number of votes cast for the adoption of such Amended and Restated Articles of Incorporation by the holders of the Common Stock of the
corporation was    , and the total number of votes cast against the adoption of such Amended and Restated Articles of Incorporation by the holders of the Common
Stock of the corporation was    , and the number of votes cast for the adoption
of said Amended and Restated Articles of Incorporation was sufficient for approval of the Amended and Restated Articles of Incorporation by the holders of the Common Stock of the corporation.

                           Dated this   day of          , 1995.

                                         BRUNO'S, INC.

                                         By
                                             __________________________________
                                            (Name of Officer Executing Document)

                                         Its __________________________________

This instrument prepared by:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017-3954

                                                                       EXHIBIT B

                        FORM OF COMPANY AFFILIATE LETTER

GENTLEMEN:

    The undersigned, a holder of shares of Common Stock, par value $.01 per share ("Company Stock"), of Bruno's, Inc., an Alabama corporation (the "Company"), is entitled to retain in connection with the merger (the "Merger") of the Company with Crimson Acquisition Inc., an Alabama corporation, securities (the "Securities") of the Company. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

    If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Securities retained by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

    The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities retained by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

    In the event of a sale or other disposition by the undersigned of Securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

    The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities retained by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel reasonably satisfactory to the Company to the effect that such legends are no longer required for purposes of the Act.

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and
(ii) the receipt by Newco of this letter is an inducement and a condition to Newco's obligations to consummate the Merger.

                                          Very truly yours,




Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT B

[NAME]                                                                    [DATE]

    On       the undersigned sold the securities ("Securities") of the Company
(the "Company") described below in the space provided for that purpose (the "Securities"). The Securities were retained by the undersigned in connection with the merger of Crimson Acquisition Corp. with and into Bruno's, Inc.

    Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

    The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,



              [Space to be provided for description of securities]

                                                                        ANNEX II



                             STOCKHOLDERS AGREEMENT

    AGREEMENT dated as of April 20, 1995 by and among CRIMSON ACQUISITION CORP., an Alabama corporation ("Newco"), and the other parties signatory hereto (each a "Stockholder").

                                    RECITALS

    Concurrently herewith, Newco, a wholly-owned subsidiary of BI Associates L.P., a Delaware limited partnership ("Parent"), and Bruno's, Inc., an Alabama corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which Newco will be merged with and into the Company (the "Merger"), whereby each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms of the Merger Agreement, common stock, par value $.01 per share, of the Company or (B) the right to receive cash, other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Newco or any other subsidiary of Parent and (ii) Dissenting Shares.

    Pursuant to a purchase by Newco, contemporaneous with the execution of this Agreement, of ten shares of Company Common Stock from Ronald G. Bruno at a price equal to the Cash Election Price (as defined in the Merger Agreement), Newco is a stockholder of the Company.

    As a condition to Newco's willingness to enter into the Merger Agreement, Newco requires that each Stockholder enter into, and each such Stockholder has agreed to enter into, this Agreement.

                                   AGREEMENT

    To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

    1. Representations and Warranties. Each Stockholder hereby severally represents and warrants to Newco as follows:

        (a) Ownership of Shares. (1) Such Stockholder is either (i) the record holder and beneficial owner of, (ii) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee") of, (iii) executor of an estate that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such executor, an "Executor") of, (iv) director of a foundation that is the record holder (such director, a "Foundation Director") of, or (v) the beneficial owner but not the record holder of, the number of shares of Company Common Stock as set forth opposite such Stockholder's name on Section 1 of the disclosure schedule (the "Stockholders Agreement Disclosure Schedule") (the "Existing Shares", and together with any shares of Company Common Stock acquired by such Stockholder in any such capacities after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, the "Shares").

        (2) On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Section 1 of the Stockholders Agreement Disclosure Schedule constitute all of the shares of Company Common Stock owned of record or beneficially by such Stockholder.

        (3) Such Stockholder has sole power of disposition with respect to all of the Existing Shares set forth opposite such Stockholder's name on Section 1 of the Stockholders Agreement Disclosure Schedule and sole voting power with respect to the matters set forth in Section 2 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on Section 2 of the Stockholders Agreement Disclosure Schedule, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

        (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party or by which such Stockholder is bound including, without limitation, any trust agreement, will, testamentary document, voting agreement, stockholders agreement, voting trust or other agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary of or holder of a voting trust certificate or other interest of any trust of which a Stockholder is Trustee, any estate in respect of which a Stockholder is an Executor or any Foundation of which a Stockholder is a Foundation Director whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

        (c) No Conflicts. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, estate, foundation or other organizational documents applicable to such Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

        (d) Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, (i) except for any such encumbrances or proxies arising hereunder and (ii) in the case of Ann Bruno, Alan Bruno, David Bruno and Suzanne Bowness, except for the proxy granted by each such Stockholder to Ronald G. Bruno (it being acknowledged by Ronald G. Bruno and each such

    Stockholder that so long as this Agreement is in effect, the agreements of each such Stockholder hereunder shall, with respect to the subject matter of this Agreement, override the rights granted to Ronald G. Bruno pursuant to the proxy in respect of each such Stockholder's Shares).

        (e) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

        (f) Such Stockholder understands and acknowledges that Newco is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

    2. Agreement to Vote; Proxy.

    2.1 Voting. Each Stockholder set forth on Section 2 of the Stockholders Agreement Disclosure Schedule (each, a "Schedule 2 Stockholder") hereby severally agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, this Agreement and the Option Agreement and any actions required in furtherance hereof and thereof;
(ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, this Agreement or the Option Agreement; and
(iii) except as specifically requested in writing by Newco in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Option Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation; (c) any other material change in the Company's corporate structure or business; or (d) any other action which, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement, this Agreement or the Option Agreement or the contemplated economic benefits of any of the foregoing. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined in Section
7) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

    2.2 PROXY. EACH SCHEDULE 2 STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, NEWCO AND JAMES H. GREENE, JR. OF NEWCO, NILS P. BROUS OF NEWCO, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF NEWCO, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF NEWCO, AND ANY OTHER DESIGNEE OF NEWCO, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS INDICATED IN SECTION 2.1 ABOVE. EACH SCHEDULE 2 STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO SUCH STOCKHOLDER'S SHARES (EXCEPT FOR

THE PROXY DESCRIBED IN CLAUSE (ii) OF SECTION 1(d) HEREOF, SUBJECT TO THE PROVISIONS OF SUCH CLAUSE (ii) OF SECTION 1(d) HEREOF).

    2.3 Stockholder Capacity. No person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of such Stockholder's Shares or as the trustee of a trust, executor of an estate or director of a foundation, whose beneficiaries are the beneficial owners of, such Stockholder's Shares.

    3. Certain Covenants of Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby severally covenants and agrees as follows:

    3.1 No Solicitation. No Stockholder shall, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent, Newco or any affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to a Transaction Proposal. If any Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform Newco of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    3.2 Restriction on Transfer, Proxies and Non-Interference; Restriction on Withdrawal. No Stockholder shall, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement and this Agreement, and except for gifts to family members who either are signatories to this Agreement or who, upon such gift, become signatories to this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or
(iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

    3.3 Waiver of Appraisal and Dissenter's Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have. Each Trustee, Executor and Foundation Director represents that no beneficiary who is a beneficial owner of Shares under any trust, estate or foundation for which such Stockholder acts as Trustee, Executor or Foundation Director, respectively, has any right of appraisal or right to dissent from the Merger which has not been so waived.

    3.4 No Termination or Closure of Trusts, Foundations and Estates. Unless, in connection therewith, the Shares held by any trust, foundation or estate which are presently subject to the terms of this Agreement are transferred upon termination to one or more Stockholders and remain subject in all respects to the terms of this Agreement, or other persons or entities who upon receipt of such Shares become signatories to this Agreement, the Stockholders who are Trustees, Executors or Foundation Directors shall not take any action to terminate, close or liquidate any such trust, estate or foundation and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time of the Merger and (ii) the Termination Date.

    3.5 Continued Service as Director. Ronald G. Bruno agrees to serve as a director of the Company for three years following the Effective Time of the Merger, subject to the customary right of a director to resign from a board of directors.

    3.6 Stock Redemption Agreements. (a) Following the Effective Time of the Merger, the signatories hereto agree promptly to terminate any agreements with the Company pursuant to which the Company may be obligated to repurchase their Shares of Company Common Stock, including without limitation, the stock redemption agreement between the Company and Joseph S. Bruno. Pending such termination, no such agreement shall be enforced.

        (b) The signatories hereto agree to cooperate in order to transfer any life insurance policy of the Company designed to provide funds for the purchase of Company Common Stock pursuant to any such stock redemption agreement to the relevant Stockholder on a basis which is mutually satisfactory to the signatories hereto, the Company and Newco, including, without limitation, the life insurance policy carried by the Company in connection with the stock redemption agreement with Joseph S. Bruno.

    3.7 Covenant Not to Compete. Each Stockholder agrees that for the period ending five years after the Closing Date, such Stockholder will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business which shall be engaged in the retail selling of food or other products under the names Bruno's, Food World, Food Max, Food Fair or Piggly Wiggly, or under any other name which uses any of the foregoing names as a component or which is (or includes a component which is) confusingly similar to any such names (the "trade names"), in any of the following states: Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina or Tennessee (the "relevant states"). In addition to the foregoing, each of Ronald G. Bruno, Kenneth J. Bruno and Joe Bruno agrees that for the period ending five years after the Closing Date, such Stockholder will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business which shall be engaged in the retail selling of food, beverages or other related products under any name, including, without limitation, the trade names, in any of the relevant states. In the event that this covenant not to compete is held by any court of competent jurisdiction to be unenforceable because it is too extensive in scope or time or territory, it shall be deemed to be and shall be amended without any further act by the parties hereto to conform to the scope and period of time and geographical area which would permit it to be enforced. If this covenant is breached or threatened to be breached, each Stockholder expressly consents that, in addition to any other remedy Newco may have, Newco shall be entitled to apply for and receive injunctive relief in order to prevent the continuation of any existing breach or the occurrence of any threatened breach.

    4. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

    6. Stop Transfer. (a) Each Stockholder agrees with, and covenants to, Newco that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. Each Stockholder agrees, with respect to any Shares in certificated form, that such Stockholder will tender to the Company, within ten business days after the date hereof, the certificates representing such Shares and the Company will inscribe upon such certificates the following legend: "The shares of Common Stock, par value $.01 per share, of Bruno's, Inc. (the "Company") represented by this certificate are subject to a Stockholders Agreement dated as of April 20, 1995, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Each Stockholder agrees that within ten business days after the date hereof, such Stockholder will no longer hold any Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee. Pursuant to the Merger Agreement, the Company has agreed to notify the transfer agent for any Shares in uncertificated form of the provisions set forth in this Section 6 and has agreed to, and each Stockholder agrees to, provide such documentation and to do such other things as may be required to give effect to such provisions with respect to such uncertificated Shares.

        (b) Each Stockholder who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended, hereby agrees to deliver to Newco, on or prior to the Closing Date (as defined in the Merger Agreement) a written agreement substantially in the form attached as Exhibit B to the Merger Agreement.

    7. Termination. Other than Sections 3.5, 3.6 and 3.7 hereof, which shall survive the Effective Time of the Merger, the covenants and agreements contained herein with respect to the Company Common Stock shall terminate on the first to occur of (a) the Effective Time of the Merger and (b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date").

    8. Miscellaneous.

    8.1 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Newco may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Newco of its obligations hereunder if such assignee does not perform such obligations.

    8.2 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Section 1 of the Stockholders Agreement Disclosure Schedule may be supplemented by Newco by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

    8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

 If to Stockholder:  c/o Bruno's, Inc.
                     800 Lakeshore Parkway
                     Birmingham, Alabama 35211

                     Attn: Ronald G. Bruno

           copy to:  Sirote & Permutt
                     2222 Arlington Avenue South
                     Birmingham, Alabama 35205

                     Attn: Richard Cohn, Esq.

       If to Newco:  c/o Kohlberg Kravis Roberts & Co.
                     9 West 57th Street
                     New York, New York 10019

                     Attn: Paul E. Raether

           copy to:  Simpson Thacher & Bartlett
                     425 Lexington Avenue
                     New York, New York 10017

                     Attn: David J. Sorkin, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

    8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    8.5 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

    8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

    8.7 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    8.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

    8.9 Definitions; Construction. For purposes of this Agreement:

        (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

        (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

        (c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    IN WITNESS WHEREOF, Newco and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          CRIMSON ACQUISITION CORP.



                                          BY:       /S/ JAMES H. GREENE, JR.
                                              ..................................
                                              Name: James H. Greene, Jr.
                                              Title:  President

                                                                       ANNEX III

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT dated as of April 20, 1995* by and between Crimson Acquisition Corp., an Alabama corporation ("Newco"), and Bruno's, Inc., an Alabama corporation (the "Company").

                                    RECITALS

    Concurrently herewith, Newco, a wholly owned subsidiary of BI Associates L.P., a Delaware limited partnership ("Parent"), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which Newco will be merged with and into the Company (the "Merger"), whereby each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger will be converted into either (A) the right to retain, at the election of the holder thereof and subject to the terms of the Merger Agreement, common stock, par value $.01 per share, of the Company or (B) the right to receive cash, other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Newco or any other subsidiary of Parent and (ii) Dissenting Shares.

    As a condition to Newco's willingness to enter into the Merger Agreement, Newco requires that the Company agree, and believing it to be in the best interests of the Company, the Company has agreed, among other things, to grant to Newco the Option (as hereinafter defined).

                                   AGREEMENT

    To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

    1. Option to Purchase Shares.

    1.1 Grant of Option. In consideration for the payment of $100 and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Newco (or its designee) an irrevocable option to purchase up to 15,541,570 newly issued shares of Company Common Stock (the "Shares"), on the terms and subject to the conditions set forth herein (the "Option"). At the time that the Option is exercised, Newco shall be entitled to designate whether any or all of the Shares shall be newly issued Shares or, if the Company then holds shares of Company Common Stock in treasury, Shares of treasury stock of the Company.

    1.2 Exercise of Option.

        (a) The Option may be exercised by Newco (or its designee), in whole or in part, at any time, or from time to time, during the period beginning on the date hereof and ending on the Expiration Date. As used herein, the term "Expiration Date" means the first to occur of (i) the Effective Time of the Merger and (ii) April 30, 1996. In the event that the Option is exercised prior to the termination of the Merger Agreement, the Company shall take such actions as may be reasonably necessary so that Newco (or its designee) shall, subject to applicable law, be entitled at the stockholders meeting to vote on the Merger and the Merger Agreement to vote the shares of

- ------------

* Revised to reflect the First Amendment dated as of May 18, 1995.

                                     III-1

    Company Common Stock issued upon exercise of such Option (including, with respect to such stockholders meeting, adjourning such meeting, resetting the record date of such meeting and/or resetting the date of such meeting).

        (b) In the event Newco (or its designee) wishes to exercise the Option, Newco shall send a written notice to the Company of its intention to so exercise the Option (a "Notice"), specifying the number of Shares to be purchased, and the place, time and date of the closing of such purchase (the "Closing Date" or the "Closing"), which date shall not be less than two business days nor more than ten business days from the date on which a Notice is delivered; provided, that the respective obligations of each party hereto to consummate the purchase of the Shares at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) such purchase would not otherwise violate or cause the violation of, any applicable law or regulations (including, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any governmental agency or authority or court which prohibits delivery of the Shares, whether temporary, preliminary or permanent (provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed); and provided further, that the obligation of Newco to purchase the Shares at the Closing is further subject to the condition that such purchase would not otherwise violate or cause the violation of the rules of the NASDAQ National Market System ("NASDAQ"). In the event the Closing is delayed as a result of the immediately preceding sentence, the Closing Date shall be within five business days following the cessation of such violation, potential violation, statute, rule, regulation, decree, order or injunction, as the case may be; provided that, notwithstanding any prior notice of intention to exercise the Option, Newco shall not be obligated to purchase any Shares pursuant hereto after the date six months following the date of such Notice.

        (c) At any Closing, the Company shall deliver to Newco (or its designee) all of the Shares to be purchased by delivery of a certificate or certificates evidencing such Shares in the denominations designated by Newco in the Notice.

    1.3 Payments. (a) In the event Newco exercises the Option, Newco (or, at Newco's option, its designee) shall, at any Closing, deliver to the Company an amount in cash equal to $12.00 (the "Exercise Price") multiplied by the number of Shares purchased pursuant to this Section 1, which will be paid by wire transfer of same day funds to an account designated by the Company.

        (b) In the event that a payment is actually made to KKR & Co. pursuant to Section 8.02(b) of the Merger Agreement, the Exercise Price shall be adjusted upward (retroactively if necessary and net of any taxes or brokerage fees paid or payable in connection with the sale, tender or exchange of shares by Newco or its designee) to reflect (i) with respect to any Shares actually sold, tendered, or exchanged in any third party transaction that triggered a payment pursuant to Section 8.02(b) of the Merger Agreement, the price per share (subject to the calculation principles set forth in the next succeeding sentence) actually paid to holders of Company Common Stock as a result of any such third party transaction and
    (ii) with respect to any Shares sold, tendered or exchanged to another party or parties by Newco (or its designee) other than pursuant to such third party transaction, the price per share (subject to the calculation principles set forth in clause (i) of the next succeeding sentence) actually paid to Newco (or its designee) by such other party or parties in consideration for such Shares (the "Exercise Price Adjustment"). To the extent the "price per share" referred to in the preceding sentence consists in whole or in part of non-cash consideration, it shall be based on the trading market value thereof or if there is no trading market for such consideration, the fair market value as determined by an independent investment banker jointly selected by Newco and the Company. The Exercise Price Adjustment shall be payable with respect to shares actually sold, tendered or exchanged promptly following receipt of the consideration therefor (and, if necessary, the valuation thereof and the good faith estimation by Newco of

                                     III-2
    any taxes which it expects to be payable), and Newco agrees promptly, but in no event later than two business days following such event, to notify the Company of the receipt of such consideration.

    1.4 Listing of Shares. In the event Newco exercises the Option herein granted and receives newly issued Shares in connection therewith, the Company shall use its best efforts to take, or cause to be taken, all actions necessary to list the Shares on NASDAQ.

    2. Representations and Warranties.

    2.1 Representations and Warranties of Newco. Newco hereby represents and warrants to the Company as follows:

        (a) Organization, Standing and Corporate Power. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has the requisite corporate power and authority to carry on its business as now being conducted. Newco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Newco.

        (b) Authority; Noncontravention. Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco under, (i) the certificate of incorporation, or by-laws of Newco, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Newco or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Newco or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Newco, (y) materially impair the ability of Newco to perform their respective obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Newco in connection with the execution and delivery of this Agreement by Newco or the consummation by Newco, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) filings under the HSR Act, if applicable, (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

        (c) Distribution. Any Shares acquired by Newco (or any designee of Newco) upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be

                                     III-3
    transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    2.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Newco as follows:

        (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company.

        (b) Option Shares. Subject to Section 2.2(c), the Company has taken all necessary corporate and other action to authorize, and to permit it to deliver, and at all times from the date hereof until such time as the obligation to deliver Shares hereunder terminates, will have reserved for delivery (in the case of Shares of treasury stock) or issuance (in the case of newly issued Shares), upon exercise of the Option, 15,541,570 shares of Company Common Stock. All of such Shares are (in the case of Shares of treasury stock), or shall be (in the case of newly issued Shares), duly authorized, validly issued, fully paid and nonassessable with no personal liability attached to the ownership thereof and are approved for listing on NASDAQ (in the case of Shares of treasury stock). Upon delivery of such Shares, such Shares shall be free and clear of all claims, Liens, encumbrances, security interests and charges of any nature whatsoever and shall not be subject to any preemptive right of any stockholder of the Company.

        (c) Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Articles of Incorporation, as amended, or By-laws, as amended, of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
    (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company or any of its subsidiaries in connection with

                                     III-4
    the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) filings under the HSR Act, if applicable, (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement.

    3. Adjustment Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, exchange of shares, spin-off or other change in the corporate or capital structure of the Company which could have the effect of diluting or otherwise diminishing Newco's rights hereunder (including any issuance of Company Common Stock or other equity security of the Company at a price below the fair value thereof), the number and kind of Shares or other securities subject to the Option and the Exercise Price shall be appropriately adjusted so that Newco shall receive upon exercise (or, if such a change occurs between exercise and Closing, upon Closing) of the Option the number and kind of shares or other securities or property that Newco would have received in respect of the Shares that Newco is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event. The rights of Newco under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of the Merger Agreement.

    4. Registration of Shares Under the Securities Act. (a) If the Option is exercised and if Newco (or its designees) shall so request in writing, the Company shall use its best efforts to effect, from time to time, the registration under the Securities Act or any successor statute then in effect, and any applicable state law (a "Demand Registration"), of such number of Shares owned by Newco (or its designee) as Newco (or its designee) shall request and to keep such Demand Registration effective for a period of not less than 90 days, unless, in the written opinion of counsel to the Company, which opinion shall be delivered to Newco and which shall be satisfactory in form and substance to Newco and its counsel, such Demand Registration is not required in order to lawfully sell and distribute such Shares in the manner contemplated by Newco (or its designee). The Company may delay the filing of a Demand Registration required hereunder for a single period of up to 90 days if it believes in good faith that it would be disadvantageous to the Company for such Demand Registration to be effected at the time requested by Newco (or its designee).

        (b) In lieu of effecting any Demand Registration for Newco (or its designee), the Company may use its best efforts to effect a "shelf" registration statement on appropriate forms pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted) with respect to such number of Shares owned by Newco (or its designee) as Newco (or its designee) shall request and to keep such registration continuously effective (a "Shelf Registration" and, together with any Demand Registration, a "Registration"). If Newco (or its designee) desires to sell or otherwise transfer any Shares pursuant to the Shelf Registration, Newco (or its designee) shall notify the Company of its intention to do so by written notice received by the Company at least two business days prior to such sale or transfer. Newco (or its designee) may thereafter effect such sale or transfer within 15 days of the delivery of such notice unless at least one business day prior thereto the Company elects to delay such sale or transfer (for a single period of up to 90 days) as a result of a good faith determination that it would be disadvantageous to the Company to prepare a Prospectus or any amendment to the Registration Statement with respect to the Shelf Registration to permit such sale or transfer.

        (c) The Company shall use its best efforts to cause Shares registered pursuant to a Registration to be designated for listing on the NASDAQ National Market System or any national securities exchange on which the Company Common Stock is then listed, subject to official notice of issuance, which notice shall be given by the Company upon issuance. The out-of-pocket expenses incurred by the Company and Newco (or its designee) in connection with any requested Registration pursuant to this Section 4 (including the registration fee payable to the SEC in connection

                                     III-5
    with such Registration) shall be borne by the Company. The Company shall have no obligation hereunder after four Registrations pursuant to this
    Section 4 have been effected.

    5. Public Announcements. The initial press release with respect to the transactions contemplated hereby shall be mutually satisfactory to the parties and thereafter, except as may be required by applicable securities laws, court process or by obligations pursuant to any listing agreement with a securities exchange, no party shall issue any press release or make any public statements relating to the transactions contemplated hereby, including the exercise of the Option, without the consent of the Company on the one hand and Newco on the other, which consent will not be unreasonably withheld.

    6. Best Efforts; Further Assurances. (a) From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Newco (or its designee) good title to any Shares purchased hereunder.

        (b) The Company and Newco shall, as promptly as practicable, file notification and report forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and make any other necessary filings with the applicable Governmental Entities related to the transactions contemplated by this Agreement and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division or such other Governmental Entities for additional information or documentation. The Company shall, subject to the condition that the transactions contemplated herein actually occur, make any and all divestitures and undertakings required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such divestiture or undertaking shall be made unless acceptable to Newco. The costs and expenses of obtaining and complying with the antitrust requirements of the FTC, the Antitrust Division or any other Governmental Entity shall be paid by the Company.

    7. Survival of Certain Provisions. The respective representations and warranties of the Company and Newco contained herein or in any certificates or other documents delivered at or prior to any Closing shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, shall survive the closing of the transactions contemplated hereby for one year, and the agreements contained herein shall survive the closing of the transactions contemplated hereby. The Option shall survive any termination of the Merger Agreement.

    8. Miscellaneous.

    8.1 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Newco may assign its rights and obligations hereunder to Parent or any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Newco of its obligations hereunder if such assignee does not perform such obligations. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors (including any successor in interest by merger, sale of all or substantially all of the assets or otherwise) and assigns.

    8.2 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                                     III-6

    8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a) if to Newco, to
                               c/o Kohlberg Kravis Roberts & Co.
                               9 West 57th Street
                               New York, New York 10019


                               Attention: Paul E. Raether
                               with a copy to:

                               Simpson Thacher & Bartlett
                               425 Lexington Avenue
                               New York, NY 10017


                               Attention: David J. Sorkin, Esq.


                           (b) if to the Company, to
                               Bruno's, Inc.
                               800 Lakeshore Parkway
                               Birmingham, Alabama 35211


                               Attention: Ronald G. Bruno
                               with copies to:

                               Sirote & Permutt
                               2222 Arlington Avenue South
                               Birmingham, Alabama 35205


                               Attention: Richard Cohn, Esq.

    8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    8.5 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

    8.6 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

    8.7 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                                     III-7

    8.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Without limiting the generality of the foregoing, in the event that the number of Shares issuable upon exercise of the Option is held to be invalid, illegal or unenforceable for any reason (including as a result of the failure to obtain any required vote of stockholders to authorize such issuance), the number of Shares so issuable shall be reduced to that number which could validly and legally be issued.

    8.9 Definitions. For purposes of this Agreement:

        (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

        (b) "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all other persons with whom such person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

        (c) "material adverse effect" means, when used in connection with the Company, any effect that either individually or in the aggregate with all other such effects is materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole;

        (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

        (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    IN WITNESS WHEREOF, the Company and Newco have caused this Agreement to be duly executed as of the day and year first above written.

                                          BRUNO'S, INC.



                                          By         /s/ RONALD G. BRUNO
                                             ...................................
                                             Name: Ronald G. Bruno
                                             Title:  Chairman CEO



                                          CRIMSON ACQUISITION CORP.



                                          By       /s/ JAMES H. GREENE, JR.
                                             ...................................
                                             Name: James H. Greene, Jr.
                                             Title:  President




                                     III-8

                                                                        ANNEX IV

                         [ROBINSON-HUMPHREY LETTERHEAD]




                                  May 18, 1995




Board of Directors
Bruno's, Inc.
800 Lakeshore Parkway
Birmingham, Alabama 35211

To the Members of the Board:

    We understand that Bruno's, Inc. (the "Company") is considering a proposed plan of merger between the Company and an affiliate of Kohlberg Kravis Roberts & Co. ("Newco"). We understand that under this plan of merger, as amended (the "Proposed Transaction"), all of the issued and outstanding shares of Common Stock of the Company (the "Common Stock") shall be converted into total merger consideration of approximately $886 million in cash (representing approximately 94.7% of the total consideration) and approximately 4.17 million shares of retained Common Stock (representing approximately 5.3% of the total consideration) (the "Merger Consideration"). We further understand that the Merger Consideration to be received per share will be approximately $12.00, and that the actual combination of cash and retained Common Stock to be received for each share of Common Stock will depend on the election made with respect to each share and the aggregate elections made with respect to all shares of Common Stock, as described in detail in the Agreement and Plan of Merger dated April 20, 1995 and the First Amendment to the Agreement and Plan of Merger dated May 18, 1995 between Newco and the Company (collectively, the "Agreements"). We further understand that the minimum cash to be received for a given share of Common Stock that elects to receive cash will be approximately $11.36 per share, with the remaining value in retained Common Stock.

    In addition, we understand that under the Agreements, Kohlberg Kravis Roberts & Co. and affiliates will receive ten-year warrants ("Warrants") to purchase up to 10,000,000 shares of Common Stock at $12.00 per share. We further understand that the holders of these Warrants will not be required to pay cash in order to exercise the Warrants. Accordingly, it is possible that the Company will receive no cash proceeds from the exercise of the Warrants. In this case, the Company would issue upon exercise a number of shares of Common Stock equal to (i) the per share difference in the then current per share price of Common Stock and $12.00, multiplied by (ii) the number of Warrants exercised, divided by (iii) the then current per share price of Common Stock. Alternatively, the holders of the Warrants have the right to exercise the Warrants using cash. In any event, if exercised, the Warrants will be dilutive to the holders of Common Stock that do not also hold Warrants.

    We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be received by the Company's stockholders in the Proposed Transaction.

    In arriving at our opinion, we reviewed and analyzed: (1) the Agreements,
(2) publicly available information concerning the Company which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's Common Stock from April 13, 1992 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant, and (7) certain historical data relating to percentage premiums paid in acquisitions of publicly traded companies. In addition, we held discussions with the management of the Company concerning its business and operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

    We have relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company. We have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is in part contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have served as managing underwriter for three public offerings of the Company's securities and have provided other investment banking services for the Company in the past. We have received customary fees for these services. In the ordinary course of our business, we actively trade in the Common Stock of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the Company's stockholders in the Proposed Transaction is fair to the stockholders of the Company.

                                          Very truly yours,



                                          THE ROBINSON-HUMPHREY COMPANY, INC.

                                                                         ANNEX V

                       EXCERPTS FROM THE ALABAMA BUSINESS
                 CORPORATION ACT RELATING TO DISSENTERS' RIGHTS

SEC. 10-2B- 13.01. DEFINITIONS.

    (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

    (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

    (4) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Acts 1994,

No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.02. RIGHT TO DISSENT.

    (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party
    (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

           (i) Alters or abolishes a preferential right of the shares;

           (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

           (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

           (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

           (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

    (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

        (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.20. NOTICE OF DISSENTERS' RIGHTS.

    (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
Section 10-2B-13.22. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.21. NOTICE OF INTENT TO DEMAND PAYMENT.

    (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

    (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.22. DISSENTERS' NOTICE.

    (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

    (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

        (1) State where the payment demand must be sent;

        (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Supply a form for demanding payment;

        (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

        (5) Be accompanied by a copy of this article. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10.2B.13.23. DUTY TO DEMAND PAYMENT.

    (a) A shareholder sent a dissenters' notice described in Section 10.2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

    (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

    (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.24. SHARE RESTRICTIONS.

    (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

    (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

    (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

    (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof. (Acts 1994, No. 94-245, p.343 Sec. 1.)

SEC. 10-2B-13.25. OFFER OF PAYMENT.

    (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (b) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Section 10-2B-13.28; and

        (5) A copy of this article.

    (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares. (Acts 1994, No. 94-245, p.343 Sec. 1.)

SEC. 10-2B-13.26. FAILURE TO TAKE CORPORATE ACTION.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

    (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.27. RESERVED.

SEC. 10-2B-13.28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH OFFER OF PAYMENT.

    (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

        (1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

        (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

        (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.30. COURT ACTION.

    (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

    (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

    (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

    (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.31. COURT COSTS AND COUNSEL FEES.

    (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

    (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted (Acts 1994, No. 94-245, p. 343 Sec. 1.)

SEC. 10-2B-13.32. STATUS OF SHARES AFTER PAYMENT.

    Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide. (Acts 1994, No. 94-245, p. 343 Sec. 1.)

                     THE PROXY SOLICITOR FOR THE MERGER IS:

                         [MACKENZIE PARTNERS, INC. Logo]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL-FREE (800) 322-2885

    Any requests for assistance in filling out or delivering Proxy Cards or requests for additional copies of this Proxy Statement or the Proxy Card may be directed to the Proxy Solicitor.




                     THE EXCHANGE AGENT FOR THE MERGER IS:

                                Chemical Mellon
                              Shareholder Services
                      Attention: Reorganization Department
                                 (800) 684-8842


              BY MAIL:                                    BY HAND:
Chemical Mellon Shareholder Services        Chemical Mellon Shareholder Services
      Reorganization Department                   Reorganization Department
             PO Box 817                                 120 Broadway
           Midtown Station                               13th Floor
         New York, NY 10018                          New York, NY 10271

                              OVERNIGHT DELIVERY:

                      Chemical Mellon Shareholder Services
                           Reorganization Department
                               85 Challenger Road
                           Ridgefield Park, NJ 07660

 BY FACSIMILE (For Eligible Institutions Only):         CONFIRM BY TELEPHONE TO:
              (201)-296-4293                                  (201)-296-4209


    Any questions or requests for assistance in filling out or delivery of Non-Cash Election Forms or share certificates or requests for additional copies of the Non-Cash Election Form may be directed to the Exchange Agent by calling TOLL-FREE (800) 684-8842.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 10-2B-8.51 and 10-2B-8.56, of the ABCA allow indemnification by a corporation, under certain circumstances, of any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; provided, that such person acted in good faith and in a manner he reasonably believed to be, in the case of conduct in his or her official capacity with the corporation, in its best interests, and, in all other cases, in or not opposed to its best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation also has the power under Section 10-2B-8.57 of the ABCA to purchase and maintain indemnity insurance against such threatened, pending or completed claim, action, suit or proceeding on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

    Article IX of the Bylaws of Bruno's, Inc. provides that the Company may, at the discretion of the Board of Directors, indemnify any director, officer or employee of the Company against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he is a party by reason of his being or having been a director, officer or employee of the Company or, at the Company's request, his being or having been a director, officer or employee of another corporation provided such director, officer or employee acted in good faith in what he reasonably believed to be the best interests of the Company, and in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. No indemnification shall be made to such person who is adjudged to be liable for negligence or misconduct except to the extent the court determines such person is fairly and reasonably entitled to indemnity.

    The Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Birmingham, State of Alabama, on July 17, 1995.

                                          BRUNO'S, INC.

                                          By:         /s/ RONALD G. BRUNO
                                              ..................................

                                                       Ronald G. Bruno
                                                 Chief Executive Officer and
                                                    Chairman of the Board
                                                (Principal Executive Officer)

                                          By:         /s/ GLENN J. GRIFFIN
                                              ..................................

                                                      Glenn J. Griffin
                                               Executive Vice President, Chief
                                                Financial Officer, Assistant
                                                    Secretary and Director
                                               (Principal Accounting Officer)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald G. Bruno and Glenn J. Griffin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                 TITLE                        DATE
- --------------------------------------  -------------------------------------   --------------

 ......................................  Chairman Emeritus of the Board of       July   , 1995
           Joseph S. Bruno                Directors

         /s/ RONALD G. BRUNO            Chairman of the Board and Chief         July 17, 1995
 ......................................    Executive Officer (Principal
           Ronald G. Bruno                Executive Officer)

         /s/ PAUL F. GARRISON           President, Chief Operating Officer      July 17, 1995
 ......................................    and Director
           Paul F. Garrison

         /s/ KENNETH J. BRUNO           Executive Vice President--Corporate     July 17, 1995
 ......................................    Planning and Development; Director
           Kenneth J. Bruno

         /s/ GLENN J. GRIFFIN           Executive Vice President, Chief         July 17, 1995
 ......................................    Financial Officer, Assistant
           Glenn J. Griffin               Secretary and Director (Principal
                                          Accounting Officer)

      /s/ BENNY M. LARUSSA, JR.         Director                                July 17, 1995
 ......................................
        Benny M. LaRussa, Jr.

 ......................................  Director                                July   , 1995
              Bart Starr

 ......................................  Director                                July   , 1995
           Judy M. Merritt

           /s/ RICHARD COHN             Director                                July 17, 1995
 ......................................
             Richard Cohn

 ......................................  Director                                July   , 1995
         J. Mason Davis, Jr.

                                 EXHIBIT INDEX

EXHIBIT                                                                                SEQUENTIAL
  NO.                               DESCRIPTION OF EXHIBIT                              PAGE NO.
- -------   --------------------------------------------------------------------------   ----------

    2.1   Agreement and Plan of Merger dated as of April 20, 1995, as amended by the
          First Amendment, dated as of May 18, 1995, between Bruno's, Inc. and
          Crimson Acquisition Corp., including the principal exhibits thereto
          (included as Annex I to the Proxy Statement). Schedules to Agreement and
          Plan of Merger are not filed, but will be provided supplementally to the
          Commission upon request.

    2.2   Stockholders Agreement, dated as of April 20, 1995, among Crimson
          Acquisition Corp. and the shareholders parties thereto (included as Annex
          II to the Proxy Statement).

    2.3   Stock Option Agreement, dated as of April 20, 1995, as amended by the
          First Amendment, dated as of May 18, 1995, between Bruno's, Inc. and
          Crimson Acquisition Corp. (included as Annex III to the Proxy Statement).

    3.1   Form of Amended and Restated Articles of Incorporation of Bruno's, Inc. to
          be filed in connection with the Merger (included as Exhibit A to Annex I to the Proxy Statement).

    5.1   Opinion of Sirote & Permutt, P.C.                                                176

    8.1   Opinion of Simpson Thacher & Bartlett as to certain tax matters.                 178

   10.1   Form of Warrant to be entered into in connection with the Merger.                180

   23.1   Consent of Arthur Andersen LLP.                                                  225

   23.2   Consent of Sirote & Permutt, P.C. (contained in Exhibit 5.1).

   23.3   Consent of Simpson Thacher & Bartlett (contained in Exhibit 8.1).

   24.1   Powers of Attorney (see Page II-4 of this Registration Statement).

   99.1   Form of Proxy Card for Special Meeting of Shareholders.                          226

   99.2   Form of Non-Cash Election Form to be used in connection with the Merger.         228

   99.3   Form of Letter of Transmittal to be used in connection with the Merger.          236

   99.4   (a) Commitment Letter, dated June 22, 1995, among Bruno's, Inc., Chemical
              Bank and Chemical Securities Inc. in connection with the proposed
              credit facility.                                                             243

          (b) Summary of Terms and Conditions in connection with the proposed credit
              facility.                                                                    249

   99.5   Consent of Paul E. Raether.                                                      259

   99.6   Consent of James H. Greene, Jr.                                                  260

   99.7   Consent of Nils P. Brous.                                                        261

   99.8   Preferability Letter of Arthur Andersen LLP.                                     262